   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 27, 1996


                                                       REGISTRATION NO. 333-7929
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             450 FIFTH STREET, N.W.
                             WASHINGTON, D.C. 20549
                           --------------------------

                            PRE-EFFECTIVE AMENDMENT
                                    NO. 2 TO
                                    FORM S-3

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                           --------------------------
                               VIDEO UPDATE, INC.
             (Exact name of registrant as specified in its charter)

               DELAWARE                                    7841                                   41-1461110
   (State or other jurisdiction of             (Primary Standard Industrial                    (I.R.S. Employer
    incorporation or organization)             Classification Code Number)                   Identification No.)

                           --------------------------

             DANIEL A. POTTER, CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                            3100 WORLD TRADE CENTER
                             30 EAST SEVENTH STREET
                           ST. PAUL, MINNESOTA 55101
                                 (612) 222-0006
                            FACSIMILE (612) 297-6629
       (Address and telephone number of registrant's principal executive offices and name, address and telephone number of agent for service)
                           --------------------------

                                   COPIES TO:

        BRUCE J. PARKER, Esquire                 PAUL D. BROUDE, Esquire
       JAMES C. MELVILLE, Esquire              LAWRENCE H. GENNARI, Esquire
   KAPLAN, STRANGIS AND KAPLAN, P.A.            O'CONNOR, BROUDE & ARONSON
          5500 Norwest Center                 950 Winter Street, Suite 2300
        90 South Seventh Street                Waltham, Massachusetts 02154
      Minneapolis, Minnesota 55402                    (617) 890-6600
             (612) 375-1138                      Facsimile (617) 890-9261
        Facsimile (612) 375-1143

                           --------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.
                           --------------------------

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box. /X/

                        CALCULATION OF REGISTRATION FEE


                                                                  PROPOSED MAXIMUM      PROPOSED MAXIMUM
         TITLE OF EACH CLASS OF                AMOUNT TO           OFFERING PRICE          AGGREGATE             AMOUNT OF
      SECURITIES TO BE REGISTERED         BE REGISTERED (1)(2)     PER SHARE (3)       OFFERING PRICE (3)     REGISTRATION FEE
Shares of Class A Common Stock,
 $.01 par value.........................       7,040,000              $6.8125             $47,960,000          $16,537.93(4)

(1) Pursuant to Rule 416 there are also registered hereby such additional indeterminate number of shares of such Class A Common Stock as may become issuable by reason of stock splits, stock dividends, and similar adjustments.
(2) Includes 915,000 shares of Class A Common Stock subject to an option granted to the Underwriters to cover over-allotments.
(3)  Estimated solely for the purpose of calculating the registration fee.
(4) A registration fee of $19,628.31 was paid to the Commission on July 11, 1996.


                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                             CROSS REFERENCE SHEET
                            PURSUANT TO RULE 501(B)


ITEM NUMBER OF FORM S-3                         CAPTION AND SUBCAPTION IN PROSPECTUS
- ----------------------------------------------  ------------------------------------
 1.  Forepart of the Registration Statement
      and Outside Front Cover Page of           Outside Front Cover Page
      Prospectus..............................

 2.  Inside Front and Outside Back Cover Pages
      of Prospectus...........................  Inside Front Cover Page; Back Cover
                                                Page

 3.  Summary Information; Risk Factors and
      Ratio of Earnings to Fixed Charges......  Prospectus Summary; Risk Factors

 4.  Use of Proceeds..........................  Use of Proceeds

 5.  Determination of Offering Price..........  Outside Front Cover Page;
                                                Underwriting

 6.  Dilution.................................  Not Applicable

 7.  Selling Security Holders.................  Principal and Selling Stockholders;
                                                Concurrent Registration by Selling
                                                 Stockholders

 8.  Plan of Distribution.....................  Outside Front Cover Page;
                                                Underwriting

 9.  Description of Securities to be            Outside Front Cover Page;
      Registered..............................  Description of Securities

10.  Interest of Named Experts and Counsel....  Legal Matters; Experts

11.  Material Changes.........................  Recent Developments

12.  Incorporation of Certain Information by    Incorporation of Certain Information
      Reference...............................  by Reference

13.  Disclosure of Commission Position on
      Indemnification for Securities Act        Management -- Limitation of
      Liabilities.............................  Officers' and Directors' Liabilities

14.  Information with Respect to the
      Registrant:

     (a)  Description of Business.............  Business

     (b)  Description of Property.............  Business -- Facilities

     (c)  Legal Proceedings...................  Business -- Litigation

     (d)  Certain Market Information..........  Dividends; Price Range of Common
                                                Stock

     (e)  Financial Statements................  Financial Statements

     (f)  Selected Financial Data.............  Selected Financial Data

     (g)  Supplementary Financial
           Information........................  Management's Discussion and Analysis
                                                of Financial Condition and Results
                                                 of Operations

     (h)  Management's Discussion and
           Analysis...........................  Management's Discussion and Analysis
                                                of Financial Condition and Results
                                                 of Operations

     (i)  Disagreement with Accountants.......  Not Applicable

     (j)  Directors and Executive Officers....  Management -- Directors and
                                                Executive Officers

     (k)  Executive Compensation..............  Management -- Executive Compensation

     (l)  Security Ownership of Certain
           Beneficial Owners and Management...  Principal and Selling Stockholders

     (m)  Interest of Management and Others in
           Certain Transactions...............  Certain Transactions

                                EXPLANATORY NOTE

    The following page is the cover page and the Plan of Distribution section of the prospectus to be used in connection with the resale to the public of shares of the Company's Class A Common Stock by certain stockholders.

                                 25,000 SHARES
                               VIDEO UPDATE, INC.
                              CLASS A COMMON STOCK


    This Prospectus covers the offer and sale by certain persons (the "Selling Stockholders") of an aggregate of 25,000 shares of Class A Common Stock (the "Shares") of Video Update, Inc. (the "Company") issued to such stockholders in connection with an acquisition of certain assets from them by the Company. The Selling Stockholders will pay all commissions, transfer taxes and other expenses associated with the sale of Shares by them. The Company will pay the expenses of the preparation of this Prospectus. The Company has agreed to indemnify the Selling Stockholders against certain liabilities, including liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"). The Company will not receive any of the proceeds from the sale of Shares by the Selling Stockholders.



    The Company's Class A Common Stock is traded on the Nasdaq National Market under the symbol "VUPDA." The last sale price of the Class A Common Stock on September 25, 1996, as reported on the Nasdaq National Market, was $6 13/16 per share. See "Price Range of Common Stock."


    SEE "RISK FACTORS" FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE CLASS A COMMON STOCK OFFERED HEREBY.

                             ---------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
                    ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------


                               SEPTEMBER 27, 1996

                              PLAN OF DISTRIBUTION


    The Shares may be sold from time to time by the Selling Stockholders or by pledgees, donees, transferees or other successors in interest. Such sales may be made in the over-the-counter market or otherwise, at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The Shares may be sold by one or more of the following methods: (a) block trades in which the broker or dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal, in a market maker capacity or otherwise, and resale by such broker or dealer for its account pursuant to this Prospectus; and (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers. In effecting sales, brokers or dealers engaged by a Selling Stockholder may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from a Selling Stockholder in amounts to be negotiated immediately prior to the sale. The Selling Stockholder, such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales.



    Upon notification to the Company by a Selling Stockholder that any material arrangement has been entered into with a broker or dealer for the sale of Shares through a block trade or any other purchase by a broker or dealer as principal, other than a purchase as a market maker in an ordinary trading transaction, a supplemented prospectus will be filed, if required, pursuant to Rule 424 under the Securities Act, disclosing (i) the name of such Selling Stockholder and of the participating brokers or dealers, (ii) the number of Shares involved, (iii) the price at which such Shares will be sold, (iv) the commission paid or discounts or concessions allowed to such brokers or dealers, where applicable,
(v) that such brokers or dealers did not conduct any investigation to verify the information set out or incorporated by reference in this Prospectus and (vi) other facts material to the transaction.

PROSPECTUS


DATED SEPTEMBER 27, 1996



                                6,100,000 SHARES


                                     [LOGO]

                              CLASS A COMMON STOCK


All of the shares of Class A Common Stock, $.01 par value per share (the "Class A Common Stock"), offered hereby (the "Offering"), are being sold by Video Update, Inc., a Delaware corporation (the "Company").



The Class A Common Stock is quoted on the Nasdaq National Market under the symbol "VUPDA." On September 25, 1996, the last reported sale price of the Class A Common Stock on the Nasdaq National Market was $6 13/16 per share. See "Price Range of Common Stock."


SEE "RISK FACTORS" COMMENCING ON PAGE 6 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE CLASS A COMMON STOCK OFFERED HEREBY.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                                           PRICE TO    UNDERWRITING  PROCEEDS TO
                                            PUBLIC     DISCOUNT(1)   COMPANY(2)
Per Share...............................     $4.00         $.28         $3.72
Total(3)................................  $24,400,000   $1,708,000   $22,692,000



(1) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). See "Underwriting."

(2) Before deducting expenses of the Offering payable by the Company estimated at $750,000.

(3) The Company has granted to the Underwriters a 30-day option to purchase up to an aggregate of 915,000 additional shares of Class A Common Stock, solely to cover over-allotments, if any, at the per share Price to Public less the Underwriting Discount. If the Underwriters exercise this option in full, the total Price to Public, Underwriting Discount and Proceeds to Company will be $28,060,000, $1,964,200 and $26,095,800, respectively. See "Underwriting."

                            ------------------------


The shares of Class A Common Stock are offered by the Underwriters, subject to prior sale when, as and if delivered to and accepted by the Underwriters and subject to their right to reject orders in whole or in part. It is expected that delivery of the certificates representing shares of Class A Common Stock will be made at the offices of Piper Jaffray Inc. in Minneapolis, Minnesota on or about October 2, 1996.



PIPER JAFFRAY INC.                           THE ROBINSON-HUMPHREY COMPANY, INC.

                                   [ARTWORK:

         -- Map of United States and Canada, with a small red box with
       Video Update logo placed in each state and province indicating the number of stores located in such state or province.]

IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE CLASS A COMMON STOCK OR THE CLASS B WARRANTS OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

IN CONNECTION WITH THIS OFFERING, CERTAIN UNDERWRITERS AND SELLING GROUP MEMBERS MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE CLASS A COMMON STOCK OF THE COMPANY ON THE NASDAQ NATIONAL MARKET IN ACCORDANCE WITH RULE 10b-6A UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. SEE "UNDERWRITING."

                                   [ARTWORK:

- -- Two exterior photos of a Video Update store -- one with a day time backdrop and one with a night time backdrop, each with store signage and store rental promotion posters. Interior photos of Video Update store, with videocassette displays and customers. All photos with a backdrop of videocassette movie box covers.]

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY AND SHOULD BE READ IN CONJUNCTION WITH THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS (INCLUDING THE NOTES THERETO) APPEARING ELSEWHERE IN THIS PROSPECTUS. UNLESS OTHERWISE INDICATED, THE INFORMATION IN THIS PROSPECTUS DOES NOT GIVE EFFECT TO THE EXERCISE OF THE UNDERWRITERS' OVER-ALLOTMENT OPTION. THE COMPANY UTILIZES A FISCAL YEAR ENDING APRIL 30 AND EACH YEAR REFERRED TO HEREIN SHALL BE REFERRED TO AS "FISCAL." INVESTORS SHOULD CAREFULLY CONSIDER THE INFORMATION SET FORTH UNDER THE HEADING "RISK FACTORS."

                                  THE COMPANY

    The Company owns and operates 222 video specialty stores under the name "Video Update" located in Alaska, Arizona, Illinois, Indiana, Minnesota, Missouri, Nevada, Pennsylvania, Texas, Washington, Wisconsin and Canada and franchises 26 additional video specialty stores predominantly in the United States as of August 31, 1996. All of the Company's stores in the United States, and 33 or approximately 50% of the Company's Canadian stores, are superstores, which are defined as retail video stores that carry more than 7,500 rental units. The Company believes that, as of the end of its most recent fiscal year, it was the fourth largest video specialty retailer in the United States and the third largest video specialty retailer in Canada based on the number of stores it operates and franchises. Video Update stores in the United States and Canada offer on average approximately 11,300 and 8,000 rental units, respectively, including multiple copies of new and popular releases and video games, in a visually appealing and customer friendly layout.

    The Company franchised its first store in January 1983 and opened its first Company-owned store in September 1989. By July 1994, when the Company completed its initial public offering, the Company had grown to 15 Company-owned stores and 30 franchised stores and had developed a cost-effective superstore format that distinguished the Company from other video retailers by providing it with the flexibility to expand into desirable sites in both small and large markets without compromising profitability or decreasing the number of viable markets into which it could expand. During fiscal 1996, the Company grew rapidly in size from 33 to 204 Company-owned stores. During this period, the Company acquired 136 video stores in 12 transactions and opened 35 new video superstores. Same store sales during fiscal 1996 increased by approximately 16%. As a result of these acquisitions, new superstore openings and increases in same store sales, the Company's revenues and net income increased from approximately $9,051,000 and $154,000 in fiscal 1995, respectively, to approximately $50,504,000 and $1,628,000 in fiscal 1996, respectively.

    The Company's management has substantial experience in the video retailing industry. The Company's senior management operations team has worked together for more than ten years. Management's depth of experience in and knowledge of the industry are reflected in both the Company's operating strategy and growth strategy. The key elements of the Company's operating strategy are to: (i) provide an extensive selection of videocassettes tailored to each store's local market, (ii) effectively manage videocassette inventories within stores utilizing the Company's integrated point-of-sale ("POS") system, (iii) aggressively market the Company's stores through couponing, direct mail and other promotions, (iv) concentrate its stores geographically within markets to achieve economies of scale, and (v) maintain consistency of image and operations throughout the Company's network of stores.

    The Company's objective is to become a national presence in the video rental industry. The key elements of the Company's growth strategy are to (i) acquire chains of stores that present an attractive combination of price, profitability and location, (ii) open new superstores utilizing its low-cost format in existing markets and selected new markets, and (iii) franchise superstores, primarily in areas where the Company does not expect to pursue acquisitions or new store development. During fiscal 1997, the Company expects that most of its growth will come from acquisitions and new superstore openings. In addition to acquired stores, the Company expects to open 60 or more new superstores during fiscal 1997.

    The Company believes that the home video industry is highly fragmented. According to published reports by Paul Kagan Associates, Inc., a media analyst unaffiliated with the Company ("Paul Kagan"), there were an estimated 27,400 video specialty stores in the United States in 1994, including approximately 6,100 superstores. According to VIDEO STORE MAGAZINE, an industry publication, only nine multiple store businesses operated in excess of 100 stores in 1995. The Company also believes that the retail video industry has experienced a recent trend toward consolidation driven by the recognition by store operators of the competitive advantages that larger organizations enjoy in terms of access to working capital, marketing efficiencies and other economies of scale and the enhanced ability to obtain quality retail locations. The Company believes that attractive acquisition opportunities will continue to arise as the industry consolidates.

    The Company was incorporated in Minnesota in October 1983 and reincorporated in Delaware in March 1994. The Company's executive offices are located at 3100 World Trade Center, 30 East 7th Street, St. Paul, Minnesota 55101, and its telephone number is (612) 222-0006.

                                  THE OFFERING


Class A Common Stock
 offered......................  6,100,000 shares

Common Stock outstanding after
 the Offering.................  19,102,735 shares (1)(2)

Use of proceeds...............  To provide working capital to make acquisitions,
                                reduce   outstanding   debt,   open   additional
                                Company-owned superstores, and for other general
                                corporate purposes. See "Use of Proceeds."

Nasdaq National Market
 symbols......................  VUPDA (Class A Common Stock)
                                VUPDZ (Redeemable Class B Warrants)


- ------------
(1) As of the date of this Prospectus, includes 1,300,000 shares of Class B Common Stock, $.01 par value per share (the "Class B Common Stock"), that have been placed in escrow by the current holders of Class B Common Stock (the "Escrow Shares") pursuant to a written agreement between the Company and the holders of the Class B Common Stock (the "Escrow Agreement"), which Escrow Shares are subject to cancellation and will be contributed to the capital of the Company if the Company does not attain certain earnings levels during the period ending April 30, 1998 or if the market price of the Company's Class A Common Stock does not achieve certain targets during the period ending July 19, 1997. See "Risk Factors -- Charge to Income in the Event of Release of Escrow Shares," "Principal and Selling Stockholders -- Escrow Shares" and "Description of Securities -- Escrow Agreement."


(2) Does not include: (i) 1,442,150 shares of Class A Common Stock reserved for issuance upon exercise of options under the Company's 1996 Stock Option Plan, 1995 Stock Option Plan, 1994 Stock Option Plan and 1994 Formula Stock Option Plan, of which options to purchase a total of 1,223,450 shares of Class A Common Stock at exercise prices ranging from $4.3125 to $10.25 per share have been granted (including 669,000 shares reserved for issuance under options to be granted contemporaneously with the closing of this Offering under the 1996 Stock Option Plan (the "1996 Option Shares")) and are currently unexercised; (ii) 8,504,825 shares of Class A Common Stock reserved for issuance upon exercise of the Company's outstanding redeemable Class B Warrants at an exercise price of $8.75 per share; (iii) 1,392,200 shares of Class A Common Stock reserved for issuance upon exercise of the Unit Purchase Options and the redeemable Class A and Class B Warrants underlying the Unit Purchase Options issued to D.H. Blair Investment Banking Corp. in connection with its services as underwriter of the Company's initial and subsequent public offerings, at exercise prices per unit that would permit holders to purchase shares of Class A Common Stock at exercise prices ranging from $4.48 to $8.75 per share; and (iv) any shares of Class A Common Stock the Company may issue, in lieu of cash payments, to satisfy stock price guarantees that the Company made to sellers in connection with six of its acquisitions. See "Risk Factors -- Risks Associated with Acquisitions -- Deficiency Payments," "Description of Securities," "Management -- Stock Option Plans," "Management -- Formula Stock Option Plan" and "Underwriting."

                             SUMMARY FINANCIAL DATA
              (IN THOUSANDS, EXCEPT PER SHARE AND OPERATING DATA)

                                                                                                               THREE MONTHS
                                                                 FISCAL YEAR ENDED APRIL 30,                  ENDED JULY 31,
                                                    -----------------------------------------------------  --------------------
                                                      1992       1993       1994       1995      1996(1)    1995(2)     1996
                                                    ---------  ---------  ---------  ---------  ---------  ---------  ---------
STATEMENT OF OPERATIONS DATA:
Revenues..........................................  $   2,301  $   3,884  $   4,989  $   9,051  $  50,504  $   5,172  $  18,563
Operating income..................................        230        314        627        623      2,505        507        995
Net income........................................        154        176        301        154      1,628        300        563
Net income (loss) per share, fully diluted:
  Continuing operations...........................        .22        .19        .33        .10        .14        .05        .05
  Discontinued operations(3)......................        .11          -          -       (.03)         -          -          -
                                                    ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Net income......................................  $     .33  $     .19  $     .33  $     .07  $     .14  $     .05  $     .05
                                                    ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                    ---------  ---------  ---------  ---------  ---------  ---------  ---------
Weighted average shares(4)........................        465        904        904      2,226     11,229      5,956     12,347
OPERATING DATA:
Increase in same store sales(5)...................          -          -        26%        21%        16%        29%         8%
Number of stores open at end of period:
  Company-owned...................................         10         13         15         33        204         77        217
  Franchised......................................         30         30         31         22         25         23         25
                                                    ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Total.........................................         40         43         46         55        229        100        242
                                                    ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                    ---------  ---------  ---------  ---------  ---------  ---------  ---------
Number of stores opened by the Company
 during the period(6).............................          4          4          2          4         35          4         12
Number of stores acquired by the Company
 during the period................................          -          -          -         14        136         40          1


                                                                          JULY 31, 1996
                                                                    -------------------------
                                                                     ACTUAL    AS ADJUSTED(7)
                                                                    ---------  --------------
BALANCE SHEET DATA:
Cash and cash equivalents.........................................  $   1,062    $   14,304
Rental inventory..................................................     29,120        29,120
Goodwill -- net...................................................     25,602        25,602
Total assets......................................................     86,277        99,519
Notes payable.....................................................      9,418           718
Total liabilities.................................................     24,280        15,580
Stockholders' equity..............................................     61,997        83,939


- -------------
(1) During the fourth quarter of fiscal 1996, the Company adopted a new method of amortizing videocassette rental inventory. The effect of the change for recognizing salvage value of base stock and the effect of the application of the new method of amortizing videocassette copies in excess of the base stock to May 1, 1995 had the impact, in total, of increasing amortization expense by $2,773,000 and decreasing net income by $1,604,000, or $.15 per share, in fiscal 1996. See Note 2 of Notes to Consolidated Financial Statements.
(2) The application of the new method of amortizing videocassettes during the first quarter of fiscal 1996 (three months ended July 31, 1995), would have increased amortization expense by $288,000 and decreased net income to $129,000, or $.02 per share, for the period.
(3) Discontinued operations resulted from the disposal of a distribution center in fiscal 1992 and the closing by the Company of Gamesters-Registered Trademark-, a video game specialty store, in fiscal 1995. See Note 14 of Notes to Consolidated Financial Statements.
(4) See Note 1 of Notes to Consolidated Financial Statements for calculation of weighted average shares.
(5) The stores included in same store sales are Company-owned stores that have been owned and operated by the Company for more than 12 months. Same store sales information with respect to fiscal 1992 and 1993 is not available.
(6) During the first quarter of fiscal 1997 (three months ended July 31, 1996), the Company opened 15 stores and, as previously announced, closed three stores in Canada.

(7) As adjusted to reflect the sale of 6,100,000 shares of Class A Common Stock offered by the Company hereby and the application of the estimated net proceeds therefrom based on an offering price of $4.00 per share. See "Use of Proceeds."


    INFORMATION CONTAINED IN THIS PROSPECTUS SUMMARY CONTAINS "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995, WHICH CAN BE IDENTIFIED BY THE USE OF FORWARD-LOOKING TERMINOLOGY SUCH AS "MAY," "WILL," "WOULD," "COULD," "INTEND," "PLAN," "EXPECT," "ANTICIPATE," "ESTIMATE" OR "CONTINUE" OR THE NEGATIVE THEREOF OR OTHER VARIATIONS THEREON OR COMPARABLE TERMINOLOGY. PLEASE SEE "RISK FACTORS" FOR CERTAIN CAUTIONARY STATEMENTS IDENTIFYING IMPORTANT FACTORS WITH RESPECT TO SUCH FORWARD-LOOKING STATEMENTS, INCLUDING CERTAIN RISKS AND UNCERTAINTIES, THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE IN SUCH FORWARD-LOOKING STATEMENTS.

                                  RISK FACTORS

    INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING MATTERS IN CONNECTION WITH AN INVESTMENT IN THE CLASS A COMMON STOCK IN ADDITION TO THE OTHER INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS CONTAINS "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995, WHICH CAN BE IDENTIFIED BY THE USE OF FORWARD-LOOKING TERMINOLOGY SUCH AS "MAY," "WILL," "WOULD," "COULD," "INTEND," "PLAN," "EXPECT," "ANTICIPATE," "ESTIMATE" OR "CONTINUE" OR THE NEGATIVE THEREOF OR OTHER VARIATIONS THEREON OR COMPARABLE TERMINOLOGY. THE FOLLOWING MATTERS CONSTITUTE CAUTIONARY STATEMENTS IDENTIFYING IMPORTANT FACTORS WITH RESPECT TO SUCH FORWARD-LOOKING STATEMENTS, INCLUDING CERTAIN RISKS AND UNCERTAINTIES, THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE IN SUCH FORWARD-LOOKING STATEMENTS.

UNCERTAIN ABILITY TO ACHIEVE AND MANAGE PLANNED EXPANSION

    The Company's future success and continued growth will depend on its ability to acquire, open and franchise new stores and to operate these stores profitably. The Company grew rapidly during fiscal 1996 from 33 to 204 Company-owned stores. The Company intends to continue its rapid expansion through future acquisitions and expects to open 60 or more new superstores during fiscal 1997. The Company's expansion is dependent on a number of factors, including its ability to hire, train, retain and assimilate competent management and store-level employees, the adequacy of the Company's financial resources and the Company's ability to identify new markets in which it can successfully compete, to locate suitable superstore sites and negotiate acceptable lease terms and to adapt its purchasing, management information and other systems to accommodate expanded operations. In addition, the Company is increasingly entering new markets in which it has no prior operating experience. The Company's expansion is also dependent on the timely fulfillment by landlords and others of their contractual obligations to the Company, the maintenance of construction schedules and the speed at which local zoning and construction permits can be obtained. No assurance can be given that the Company will be able to achieve its planned expansion or that expansion will be profitable. The Company's planned expansion, including growth through acquisitions, will place increasing pressure on the Company's management controls. A failure to manage successfully its planned expansion would adversely affect the Company's business. No assurance can be given that the Company's new stores will achieve sales and profitability comparable to the Company's existing stores. If the Company achieves its plans for growth, no Company executive, other than Mr. Christopher Gondeck, its Chief Financial Officer, will have had significant experience operating a company as large, in terms of stores or annual sales, as the Company. See "Business -- Growth Strategy."

RISKS ASSOCIATED WITH ACQUISITIONS

    GENERAL. The Company's growth strategy includes acquisitions. During fiscal 1996, the Company acquired, in 12 transactions, 136 video rental stores in Alaska, Arizona, Indiana, Minnesota, Nevada, Washington and Canada. No assurance can be given that the Company will successfully identify suitable acquisition candidates, complete acquisitions, integrate acquired operations into its existing operations or expand into new markets. No assurance can be given that recent acquisitions or future acquisitions will not have a material adverse effect upon the Company's operating results, particularly in the fiscal quarters immediately following the consummation of such transactions, while the operations of the acquired businesses are being integrated into the Company's operations. Once integrated, acquired operations may not achieve levels of revenues or profitability comparable to those achieved by the Company's existing operations, or otherwise perform as expected.

    LIMITED KNOWLEDGE AND OPERATING HISTORY. Notwithstanding its own due diligence investigation, management has, and will have, limited knowledge about the specific operating history, trends and customer buying patterns of the video specialty stores acquired in its recent acquisitions or future acquisitions. Consequently, no assurance can be given that the Company will be able to make future acquisitions at favorable prices, that acquired stores will perform as well as they had performed historically or that the Company will have sufficient information to analyze accurately the markets in which it elects to make acquisitions. Failure to pay reasonable prices for acquisitions or to acquire profitable video specialty stores could have a material adverse effect on the Company's financial condition and results of operations.

    INTEGRATION. Although the Company endeavors to integrate and assimilate the operations of acquired stores in an effective and timely manner, no assurance can be given that the Company will be successful in such integration attempts or that the Company will be able to hire, train, retain and assimilate selected individuals employed at acquired stores. Further, no assurance can be given that the Company will successfully integrate its recent acquisitions or any other future acquired businesses into the Company's purchasing, marketing and management information systems.

    COMPETITION FOR ACQUISITIONS. Certain of the Company's larger, better capitalized competitors may seek to acquire some of the same video specialty stores that the Company seeks to acquire. Such competition for acquisitions would likely increase acquisition prices and related costs and result in fewer attractive acquisition opportunities, which could have a material adverse effect on the Company's growth.

    SIGNIFICANT FUTURE CHARGES TO EARNINGS ARISING FROM AMORTIZATION OF GOODWILL. At July 31, 1996, the Company had $25,602,000 of goodwill on its balance sheet that resulted primarily from the acquisition of video rental stores, which will be amortized over 20 years. The Company expects that its operating results for future quarters over the next 20 years will reflect quarterly, non-cash charges of approximately $371,000 for amortization of goodwill from these acquisitions. The Company also anticipates that future acquisitions will involve the recording of a significant amount of goodwill on its balance sheet, which will be amortized over varying periods of time of up to 20 years. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," and Notes 1 and 12 of Notes to Consolidated Financial Statements.

    MISREPRESENTATIONS AND BREACHES BY SELLERS. In completing acquisitions, the Company relies upon certain representations, warranties and indemnities made by the sellers with respect to each acquisition, as well as its own due diligence investigation. No assurance can be given that representations and warranties in any purchase agreement are true and correct or that the Company's due diligence uncovers all materially adverse facts relating to the operations and financial condition of acquired businesses. To the extent that the Company is required to pay for obligations of acquired businesses, or if material misrepresentations exist, the Company's operating results could be materially adversely affected.


    DEFICIENCY PAYMENTS. In six of the Company's prior acquisitions in which an aggregate of 650,613 shares of Class A Common Stock were issued to sellers, the Company may be obligated to make deficiency payments (the "Deficiency Payments") to such sellers (of which payments that may be due with respect to 255,270 shares may be paid in shares of Class A Common Stock (the "Deficiency Shares") at the option of the Company) equal to (i) the number of issued shares multiplied by the difference between the guaranteed price for the Class A Common Stock on a certain date (the "Guaranteed Price") and the average market price on that date, if such average market price is less than the Guaranteed Price, or
(ii) in one instance with respect to 239,163 shares issued to a seller, the difference between the Guaranteed Price and the actual price received (in the aggregate) for the shares in bona fide, arm's length transactions by the seller during the six month period from March 1996 to September 1996. The Guaranteed Price ranges from $7.00 per share to $15.00 per share, depending on the acquisition. Based on an offering price of $4.00 per share of the Class A Common Stock and subject to compliance by the holders of such stock with agreed upon conditions, the aggregate Deficiency Payments that the Company would be liable for is approximately $2,843,000. To the extent any Deficiency Payments are required, the Company's cash flow, depending on whether the deficiency is satisfied by a cash payment or issuance of shares, could be materially adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


COMPETITION

    The video rental business is highly competitive. The Company competes with other video retail stores, including other superstores, and with supermarkets, pharmacies, convenience stores, bookstores, mass merchants, mail order operations, vending machines and other retailers, as well as with noncommercial sources such as libraries. Some of the Company's competitors have significantly greater financial and marketing resources, market share, and name recognition than the Company. Many of the Company-owned and franchised stores compete with stores operated by the Blockbuster Entertainment division of Viacom, Inc. ("Blockbuster"), some of which are in very close proximity, which could have an adverse impact on the Company's results of operations. The Company's franchise operations also compete with numerous
franchise  operations  in  many  industries  that  have  significantly   greater
financial and human resources and more experience in selling franchises than does the Company. Potential franchisees may believe that these franchisors may offer potential franchisees greater opportunities for success than the Company. See "Business -- Competition."

POSSIBLE ADVERSE EFFECT OF NEW TECHNOLOGIES ON THE VIDEO RENTAL BUSINESS

    The Company also currently competes with pay-per-view cable television systems. Recently developed digital compression technology combined with fiber optics and other technology will eventually permit cable companies, direct broadcast satellite companies and other telecommunications companies to transmit a much greater selection of movies to homes at scheduled intervals throughout the day. Ultimately, these technologies could lead to the availability of movies to the consumer on demand. Certain cable and other telecommunications companies have tested and are continuing to test movie on demand services in some markets. Technological advances could have a material adverse effect on the business of the Company.

CHANGES IN STUDIO DISTRIBUTION AND PRICING

    Changes in the manner in which movies are marketed by the studios that produce them, primarily related to an earlier release of movie titles to alternative distribution channels, could substantially decrease the demand for video rentals, which could have a material adverse effect on the Company's financial condition and results of operations. In addition, changes in the movie studios' wholesale pricing structure for videos could result in a competitive disadvantage for all video specialty stores, including those of the Company.

FINANCING GROWTH

    Future expansion through acquisitions or new superstore openings will require significant capital. To date, the Company has financed acquisitions and superstore openings with cash from operations, the proceeds of prior equity and debt offerings, borrowings under bank facilities, trade credit and equipment leases. The Company currently intends to finance future acquisitions and new superstore openings from the net proceeds of the sale or issuance of debt or equity securities, including this Offering, with cash from operations, and from borrowings under credit facilities. If such sources do not provide sufficient funds, the Company will be unable to pursue its growth strategy, which would have a material adverse effect on the Company's ability to increase its revenues and net income. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

SEASONALITY AND OTHER FACTORS

    The Company's business is somewhat seasonal, with revenues in April, May, September and October generally lower than in other months of the year. Future operating results may be affected by many factors, including variations in the number and timing of store openings and acquisitions, weather (particularly on weekends and holidays), the public acceptance of new release titles available for rental, competition, marketing programs, special or unusual events and other factors that may affect retailers in general. Also, any concentration of new superstore openings and the related pre-opening costs in any particular fiscal quarter could have a material adverse effect on the Company's operating results for that quarter.

RISKS ASSOCIATED WITH FRANCHISE OPERATIONS

    Since its inception, the Company has sold franchises and generated revenue from franchise fees, royalties and sales of initial inventory to franchisees. No assurance can be given that the Company can continue to market and sell its franchises, or operate its franchise program at profitable levels. In addition, no assurance can be given that all franchisees will operate their superstores in accordance with the Company's operating guidelines and in compliance with all material provisions of the franchise agreement. Additionally, the Company is subject to the Federal Trade Commission's Trade Regulation Rule entitled "Disclosure Requirements and Prohibitions Concerning Franchising and Business Opportunity Ventures" and state laws and regulations that govern the offer and sale of franchises. If the Company is unable to comply with applicable federal and state franchise sales laws or the regulations of any state that regulates the offer and sales of franchises, the Company will be unable to offer and sell franchises. No assurance can be given that the Company's franchising program will not be adversely affected by its failure to register or file in certain states. See "Business -- Franchise Operations" and "Business -- Government Regulation."

DEPENDENCE ON KEY PERSONNEL

    The Company's future success depends to a significant extent on the continued contributions of Daniel A. Potter, the Company's Chairman and Chief Executive Officer, and John M. Bedard, the Company's President. The loss of the services of either of these officers could have a material adverse effect on the Company. The Company's continued growth and profitability also depends on its ability to attract, motivate, and retain other management personnel, including qualified store managers. No assurance can be given that the Company will be successful in attracting, motivating and retaining such personnel. The Company has no employment agreements with its officers or key personnel other than with Messrs. Potter and Bedard. See "Management."

CHARGE TO INCOME IN THE EVENT OF RELEASE OF ESCROW SHARES

    The 1,300,000 shares of the Company's Class B Common Stock placed into escrow by Messrs. Potter, Bedard and Howard in connection with the Company's initial public offering will be released upon the achievement by the Company of certain earnings goals or if the Class A Common Stock reaches certain price goals. The Securities and Exchange Commission (the "Commission") has adopted a position with respect to arrangements such as the Escrow Agreement. This position provides that in the event any shares are released from escrow to the stockholders of the Company who are officers, directors, consultants or employees of the Company, a non-cash compensation expense will be recorded for financial reporting purposes. Therefore, if the Company attains any of the earnings thresholds or the Company's Class A Common Stock meets certain minimum bid prices required for the release of the Escrow Shares, the release will require the Company to recognize additional compensation expense. Accordingly, the Company will, in the event of the release of the Escrow Shares, recognize during the period in which the earnings thresholds are met or such minimum bid prices obtained, what could be a substantial non-cash charge that would have the effect of substantially reducing or eliminating earnings, if any, at such time. Although the amount of compensation expense recognized by the Company will not affect the Company's total stockholders' equity or cash flow, it may have a depressive effect on the market price of the Company's securities. See "Principal and Selling Stockholders -- Escrow Shares" and "Description of Securities -- Escrow Agreement."

CONTROL BY PRINCIPAL STOCKHOLDERS


    Upon completion of this Offering, the Company's founders, Daniel A. Potter and John M. Bedard, will beneficially own or control 420,000 shares of Class A Common Stock and 1,964,876 shares of Class B Common Stock representing approximately 12.5% of the Company's outstanding capital stock and approximately 37.8% of the total voting power to be outstanding after the Offering. The Class A Common Stock and Class B Common Stock are essentially identical, except the Class B Common Stock has five votes per share and the Class A Common Stock has one vote per share on all matters upon which stockholders can vote. As a result, Messrs. Potter and Bedard will be able to substantially influence all matters requiring approval by the stockholders of the Company, including the election of directors. Furthermore, the disproportionate vote afforded to the Class B Common Stock could impede or prevent a change of control of the Company. As a result, potential acquirors may be discouraged from seeking to acquire control of the Company through the purchase of Class A Common Stock, which could have a depressive effect on the price of the Class A Common Stock. See "Principal and Selling Stockholders" and "Description of Securities."


POSSIBLE DEPRESSIVE EFFECT ON PRICE OF SECURITIES OF FUTURE SALES OF COMMON STOCK AND EXERCISE OF WARRANTS; ISSUANCE OF ADDITIONAL SHARES


    Upon sale of the 6,100,000 shares of Class A Common Stock offered by the Company hereby, the Company will have outstanding 17,102,735 shares of Class A Common Stock (or 18,017,735 shares of Class A Common Stock if the Underwriters' over-allotment option is exercised in full), and 2,000,000 shares of Class B Common Stock (including the Escrow Shares). All of the 6,100,000 shares of Class A Common Stock sold in this Offering will be freely tradeable without restriction under the Securities Act, unless acquired by "affiliates" of the Company as that term is defined in the Securities Act. In addition, all of the

(i) 8,504,825 shares of Class A Common Stock issuable upon exercise of outstanding redeemable Class B Warrants (the "Class B Warrants"), (ii) 117,500 shares of Class A Common Stock issuable upon exercise of the Unit Purchase Option issued to D.H. Blair Investment Banking Corp. ("Blair") in connection with its services as underwriter of the Company's initial pubic offering (the "Initial Option"), (iii) 230,550 shares of Class A Common Stock issuable upon exercise of the Unit Purchase Option issued to Blair in connection with its services as underwriter of the Company's subsequent public offering (the "Subsequent Option") (collectively, the Initial Option and the Subsequent Option are referred to as the "Blair Options"), (iv) 348,050 shares of Class A Common Stock issuable upon exercise of the Class A Warrants underlying the Blair Options, (v) 696,100 shares of Class A Common Stock issuable upon exercise of the Class B Warrants underlying the Blair Options, and (vi) 1,223,450 shares of Class A Common Stock (including the 669,000 1996 Option Shares) issuable upon exercise of the options issued under the 1994 Stock Option Plan (the "1994 Plan"), the 1995 Stock Option Plan (the "1995 Plan"), the 1996 Stock Option Plan (the "1996 Plan") and the 1994 Formula Stock Option Plan (the "Formula Plan") (collectively the 1994, 1995, 1996 and Formula Plans are referred to as the "Plans"), will be freely tradeable without restriction under the Securities Act upon such exercise, unless acquired by affiliates of the Company. The Company has authorized 50,000,000 shares of Class A Common Stock, of which the Company's Board of Directors has the authority, without action or vote of the stockholders, to issue all or part of any authorized but unissued shares of Class A Common Stock. Any such issuance will dilute the percentage ownership interest of stockholders and may further dilute the book value of the Class A Common Stock. Subject to certain exceptions, the Company and all of the Company's present officers and directors have agreed not to offer, sell, contract to sell or otherwise dispose of, any shares of Class A Common Stock, Class B Common Stock or any securities convertible into or exercisable for Class A Common Stock for a period of 180 days after the date of this Prospectus, without the prior written consent of Piper Jaffray Inc. See "Description of Securities" and "Underwriting."

    The sale, or availability for sale, of substantial amounts of Class A Common Stock in the public market could adversely affect the prevailing market prices of the Company's securities and could impair the Company's ability to raise additional capital through the sale of its equity securities. In addition, the existence of the Blair Options, outstanding options, Class B Warrants, and other options that may be issued under the Stock Option Plans or Formula Plan may hinder future financing by the Company, and exercise of these securities may further dilute the interest of the persons purchasing Class A Common Stock. Further, the holders of such options may exercise them at a time when the Company would otherwise be able to obtain additional equity capital on terms more favorable to the Company.

BROAD DISCRETION OVER USE OF PROCEEDS; UNSPECIFIED ACQUISITIONS

    A substantial portion of the estimated net proceeds of this Offering is expected to be used for acquisitions, the repayment of indebtedness and new superstore openings. Management will have broad discretion in allocating and applying such net proceeds. Failure to utilize the net proceeds within a reasonable amount of time following the closing of this Offering could have a materially adverse impact on the Company's business and results of operations. See "Use of Proceeds."

UNCLASSIFIED BALANCE SHEET

    The Company uses an unclassified balance sheet in its financial statements, and as a result, does not classify its assets or liabilities as current or noncurrent. If the Company were to use a classified balance sheet, a portion of videocassette rental inventories could be classified as noncurrent because they are not assets that are reasonably expected to be completely realized in cash or sold within one year. The acquisition cost of these inventories, however, would be reflected in current liabilities. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

NO DIVIDENDS

    The Company has paid no dividends to its stockholders since its inception and does not plan to pay dividends in the foreseeable future. In addition, the terms of a loan agreement relating to the Company's bank debt prohibit the payment of dividends without the lender's prior written consent. The Company intends to reinvest earnings, if any, in the development and expansion of its business. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Dividend Policy."

LIMITATION ON OFFICERS' AND DIRECTORS' LIABILITIES

    Pursuant to the Company's Certificate of Incorporation, as amended, as authorized under applicable Delaware law, directors of the Company are not liable for monetary damages for breach of fiduciary duty, except in connection with a breach of the duty of loyalty, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for dividend payments or stock repurchases illegal under Delaware law or for any transaction in which a director has derived an improper personal benefit. In addition, the Company's bylaws provide that the Company must indemnify its officers and directors to the fullest extent permitted by Delaware law for all expenses, fines and judgements (including reasonable attorneys' fees) incurred in the defense or settlement of any actions against such persons in connection with their having served as officers or directors of the Company. See "Management -- Limitation on Officers' and Directors' Liabilities."

ANTITAKEOVER EFFECTS; DELAWARE LAW AND CERTAIN CHARTER AND BYLAW PROVISIONS; PREFERRED STOCK

    The Company's Certificate of Incorporation and Bylaws, as well as Delaware corporate law, contain certain provisions that could have the effect of delaying, deferring or preventing a change in control of the Company and could adversely affect the prevailing market price of the Class A Common Stock. Certain of such provisions impose various procedural and other requirements that could make it more difficult for stockholders to effect certain corporate actions. Other provisions allow the Company to issue, without stockholder approval, preferred stock having rights senior to those of the Class A Common Stock. The Company is authorized to issue up to 5,000,000 shares of Preferred Stock, $.01 par value per share (the "Preferred Stock"), none of which is currently outstanding. The Preferred Stock may be issued in one or more series, the terms of which may be determined at the time of issuance by the Board of Directors, without further action by stockholders, and may include voting rights (including the right to vote as a series on particular matters), preferences as to dividends and liquidation, conversion and redemption rights and sinking fund provisions. The issuance of any Preferred Stock could adversely affect the rights of the holders of Class A Common Stock, and therefore reduce the value of the Class A Common Stock. In particular, specific rights granted to future holders of Preferred Stock could be used to restrict the Company's ability to merge with or sell its assets to a third party, thereby preserving control of the Company by its then owners. See "Description of Securities."

                                USE OF PROCEEDS


    The net proceeds to the Company from the sale of the Class A Common Stock being offered hereby are estimated to be approximately $21,942,000 based upon an offering price per share of $4.00 (approximately $25,346,000 if the Underwriters' over-allotment option is exercised in full) after deducting the underwriting discount and estimated offering expenses.



    Although management will have broad discretion in allocating and applying the net proceeds of the Offering, the Company's primary planned use of the net proceeds will be to provide working capital to make acquisitions, reduce outstanding debt of approximately $9,300,000 at September 25, 1996, open additional stores, and to meet other general corporate purposes. The Company does not currently have any agreements or understandings for the acquisition of additional stores, and no assurance can be given that any such acquisitions will be made. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."


    Pending use of the net proceeds as described above, the Company intends to invest the net proceeds from the Offering in short-term investment grade securities.

                          PRICE RANGE OF COMMON STOCK

    The Class A Common Stock of the Company has been traded under the symbol "VUPDA" on the Nasdaq National Market since May 8, 1995 and was traded under the same symbol on the Nasdaq SmallCap Market from July 20, 1994 through May 7, 1995. The following table sets forth the high and low bid prices of the Company's Class A Common Stock for the periods for which it was traded on the Nasdaq SmallCap Market and sets forth the high and low sale prices for the periods for which it has been traded on the Nasdaq National Market. The Nasdaq SmallCap market bid quotations represent interdealer prices, without retail mark-ups, mark-downs or commissions, and may not necessarily represent actual transactions.


                                                               HIGH      LOW
                                                              -------   ------
FISCAL 1995
  Quarter ended July 31, 1994 (July 20, 1994 through July
   31, 1994)................................................  $ 4 3/4   $3
  Quarter ended October 31, 1994............................    6 1/4    4 3/4
  Quarter ended January 31, 1995............................    5 3/4    3 3/4
  Quarter ended April 30, 1995..............................    4 1/2    3 5/8
FISCAL 1996
  Quarter ended July 31, 1995(1)............................  $11 7/8   $4 1/4
  Quarter ended October 31, 1995............................   13        7 1/4
  Quarter ended January 31, 1996............................   10        6
  Quarter ended April 30, 1996..............................    8 3/8    5 1/2
FISCAL 1997
  Quarter ended July 31, 1996...............................  $ 9 3/4   $6 3/8
  Quarter ending October 31, 1996 (through September 25,
   1996)....................................................    8 1/8    6 1/2


- ------------
(1) The Company began trading on the Nasdaq National Market on May 8, 1995.


    On September 25, 1996, the last sale price of the Class A Common Stock as reported on the Nasdaq National Market was $6 13/16. As of September 25, 1996, there were approximately 100 owners of record of Class A Common Stock.


                                DIVIDEND POLICY

    The Company has never paid any dividends on its Common Stock. The Company currently intends to retain any earnings for use in its operations and expansion and does not anticipate paying any cash dividends in the foreseeable future. The terms of the Company's current loan agreement prohibit the payment of dividends without the lender's prior written consent. The payment of dividends, if any, in the future will be at the discretion of the Board of Directors and will depend upon, among other things, future earnings, capital requirements, restrictions contained in current banking and future financing agreements, the general financial condition of the Company and general business considerations.

                                 CAPITALIZATION


    The table below sets forth the capitalization of the Company as of July 31, 1996, and as adjusted to give effect to the sale by the Company of the 6,100,000 shares of Class A Common Stock offered hereby (at a public offering price of $4.00 per share) and the application of the estimated net proceeds of the Offering. The table should be read in conjunction with the Company's financial statements and notes thereto, and other financial information included elsewhere herein. See "Use of Proceeds."



                                                                                             JULY 31, 1996
                                                                                         ----------------------
                                                                                          ACTUAL    AS ADJUSTED
                                                                                         ---------  -----------
                                                                                             (IN THOUSANDS)
Notes payable within one year..........................................................  $   8,858   $     158
                                                                                         ---------  -----------
                                                                                         ---------  -----------
Notes payable due greater than one year................................................  $     560   $     560
Stockholders' equity:
  Preferred Stock, par value $.01 per share; 5,000,000 shares authorized; no shares
   outstanding actual or adjusted......................................................          -           -
  Class A Common Stock, par value $.01 per share; 50,000,000 shares authorized;
   11,002,735 shares issued and outstanding, actual; 17,102,735 shares issued and
   outstanding as adjusted(1)(2)(3)....................................................        110         171
  Class B Common Stock, par value $.01 per share; 2,000,000 shares authorized, issued
   and outstanding, actual and as adjusted(1)(4).......................................         20          20
Additional paid in capital.............................................................     61,029      82,910
Retained earnings......................................................................      2,749       2,749
Foreign currency translation...........................................................       (100)       (100)
Notes receivable from officers related to the exercise of options......................     (1,811)     (1,811)
                                                                                         ---------  -----------
    Total stockholders' equity.........................................................     61,997      83,939
                                                                                         ---------  -----------
      Total capitalization.............................................................  $  62,557   $  84,499
                                                                                         ---------  -----------
                                                                                         ---------  -----------


- ------------
(1) The Class A Common Stock and Class B Common Stock are essentially identical, except that each share of Class A Common Stock is entitled to one vote and each share of Class B Common Stock is entitled to five votes. Each share of Class B Common Stock is convertible at any time at the option of its holder into one share of Class A Common Stock. See "Description of Securities -- Common Stock."

(2) Excludes (i) 572,150 shares of Class A Common Stock reserved for issuance upon exercise of options under the 1994 and 1995 Plans, of which options to purchase a total of 528,450 shares of Class A Common Stock at exercise prices ranging from $4.3125 to $8.375 per share have been granted and are currently unexercised; (ii) 50,000 shares of Class A Common Stock reserved for issuance upon exercise of options that may be granted under the Formula Plan, pursuant to which options to purchase 6,000 shares of Class A Common Stock at exercise prices of $6.75 and $10.25 per share have been granted and are currently unexercised; (iii) 8,504,825 shares of Class A Common Stock reserved for issuance upon exercise of the outstanding Class B Warrants at an exercise price of $8.75 per share; (iv) 348,050 shares of Class A Common Stock reserved for issuance upon exercise of the Blair Options; (v) 348,050 shares of Class A Common Stock reserved for issuance upon exercise of the Class A Warrants issuable upon exercise of the Blair Options; (vi) 696,100 shares of Class A Common Stock issuable upon exercise of the Class B
    Warrants underlying  the Blair  Options; (vii)  the Deficiency  Shares;  and
    (viii) the 1996 Option Shares. See "Risk Factors -- Risks Associated with Acquisitions -- Deficiency Payments," "Description of Securities," "Management -- Stock Option Plans," "Management -- Formula Stock Option Plan," "Underwriting," and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

(3) Gives effect to the  settlement agreement among Talerico Enterprises,  Inc.,
    Michael   Talerico  and  the  Company  in  August  1996.  See  "Business  --
    Litigation."

(4)  Includes  the   1,300,000  Escrow  Shares.   See  "Principal  and   Selling
    Stockholders -- Escrow Shares."

                       SELECTED HISTORICAL FINANCIAL DATA
              (IN THOUSANDS, EXCEPT PER SHARE AND OPERATING DATA)

    The statements of operations data set forth below for each of the three years ended April 30, 1994, 1995 and 1996 and the balance sheet data as of April 30, 1995 and 1996 are derived from, and are qualified by reference to, the audited consolidated financial statements audited by Ernst & Young LLP included elsewhere in this Prospectus. The statements of operations data for the years ended April 30, 1992 and 1993 and the balance sheet data as of April 30, 1992, 1993 and 1994 are derived from audited financial statements not included herein. The statements of operations data for the three month periods ended July 31, 1995 and 1996 and the balance sheet data as of July 31, 1996 are derived from the unaudited financial statements of the Company. In the opinion of the Company, such unaudited financial statements reflect all adjustments, consisting only of normal, recurring adjustments necessary for a fair presentation of the results of operations and financial condition for such periods. The unaudited results for the three months ended July 31, 1996 are not necessarily indicative of the results to be expected for the entire year. The data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," the Company's financial statements and notes thereto, and other financial information included elsewhere herein.

                                                                                                                  THREE MONTHS
                                                                              FISCAL YEAR ENDED APRIL 30,        ENDED JULY 31,
                                                                        ---------------------------------------  ---------------
                                                                         1992    1993    1994    1995   1996(1)  1995(2)  1996
                                                                        ------  ------  ------  ------  -------  ------  -------
STATEMENT OF OPERATIONS DATA:
Revenues:
  Rental revenue......................................................  $1,733  $3,234  $4,180  $8,364  $46,592  $4,803  $17,184
  Service fees........................................................     321     459     472     421      491     126      119
  Product sales.......................................................     247     191     337     266    3,421     243    1,260
                                                                        ------  ------  ------  ------  -------  ------  -------
      Total revenues..................................................   2,301   3,884   4,989   9,051   50,504   5,172   18,563
Costs and expenses:
  Store operating expenses............................................   1,367   2,485   2,997   5,986   39,685   3,549   14,539
  Selling, general and administrative.................................     536     955   1,179   2,223    5,362     830    1,978
  Cost of product sales...............................................     168     130     186     136    1,880     167      680
  Amortization of goodwill............................................       -       -       -      83    1,072     119      371
                                                                        ------  ------  ------  ------  -------  ------  -------
      Total costs and expenses........................................   2,071   3,570   4,362   8,428   47,999   4,665   17,568
                                                                        ------  ------  ------  ------  -------  ------  -------
Operating income......................................................     230     314     627     623    2,505     507      995
Other income (expense):
  Interest expense....................................................     (63)    (69)   (143)   (194)    (232)    (51)    (165)
  Amortization of debt costs..........................................       -       -       -    (157)       -       -        -
  Other income (expense)..............................................     (12)     36      17     155      548      75      128
                                                                        ------  ------  ------  ------  -------  ------  -------
      Total other income (expense)....................................     (75)    (33)   (126)   (196)     316      24      (37)
                                                                        ------  ------  ------  ------  -------  ------  -------
Income from continuing operations before income taxes.................     155     281     501     427    2,821     531      958
Income tax expense....................................................      54     105     200     214    1,193     231      395
                                                                        ------  ------  ------  ------  -------  ------  -------
Income from continuing operations.....................................     101     176     301     213    1,628     300      563
Net income (loss) from discontinued operations(3).....................      53       -       -     (59)       -       -        -
                                                                        ------  ------  ------  ------  -------  ------  -------
Net income............................................................  $  154  $  176  $  301  $  154  $ 1,628  $  300  $   563
                                                                        ------  ------  ------  ------  -------  ------  -------
                                                                        ------  ------  ------  ------  -------  ------  -------
Net income (loss) per share, fully diluted:
  Continuing operations...............................................  $  .22  $  .19  $  .33  $  .10  $   .14  $  .05  $   .05
  Discontinued operations(3)..........................................     .11       -       -    (.03)       -       -        -
                                                                        ------  ------  ------  ------  -------  ------  -------
  Net income..........................................................  $  .33  $  .19  $  .33  $  .07  $   .14  $  .05  $   .05
                                                                        ------  ------  ------  ------  -------  ------  -------
                                                                        ------  ------  ------  ------  -------  ------  -------
Weighted average shares(4)............................................     465     904     904   2,226   11,229   5,956   12,347

                                                                                                                  THREE MONTHS
                                                                              FISCAL YEAR ENDED APRIL 30,        ENDED JULY 31,
                                                                        ---------------------------------------  ---------------
                                                                         1992    1993    1994    1995   1996(1)  1995(2)  1996
                                                                        ------  ------  ------  ------  -------  ------  -------
OPERATING DATA:
Increase in same store sales(5).......................................       -       -     26%     21%      16%     29%       8%
Number of stores open at end of period:
  Company-owned.......................................................      10      13      15      33      204      77      217
  Franchised..........................................................      30      30      31      22       25      23       25
                                                                        ------  ------  ------  ------  -------  ------  -------
      Total...........................................................      40      43      46      55      229     100      242
                                                                        ------  ------  ------  ------  -------  ------  -------
                                                                        ------  ------  ------  ------  -------  ------  -------
Number of stores opened by the Company
 during the period(6).................................................       4       4       2       4       35       4       12
Number of stores acquired by the Company
 during the period....................................................       -       -       -      14      136      40        1

                                                                              APRIL 30,                        JULY 31,
                                                        -----------------------------------------------------  ---------
                                                          1992       1993       1994       1995       1996       1996
                                                        ---------  ---------  ---------  ---------  ---------  ---------
BALANCE SHEET DATA:
Cash and cash equivalents.............................  $   1,184  $      70  $      51  $   5,573  $     676  $   1,062
Rental inventory......................................        777      1,097      1,749      4,821     25,701     29,120
Goodwill -- net.......................................          -          -          -      2,912     25,973     25,602
Total assets..........................................      1,389      2,038      3,489     19,450     79,518     86,277
Notes payable.........................................        421        565      1,568      1,278      4,859      9,418
Total liabilities.....................................        996      1,469      2,614      4,279     18,018     24,280
Stockholders' equity..................................        393        569        875     15,171     61,500     61,997

- ------------
(1) During the fourth quarter of fiscal 1996, the Company adopted a new method of amortizing videocassette rental inventory. The effect of the change for recognizing salvage value of base stock and the effect of the application of the new method of amortizing videocassette copies in excess of the base stock to May 1, 1995 had the impact, in total, of increasing amortization expense by $2,773,000 and decreasing net income by $1,604,000, or $.15 per share, in fiscal 1996. See Note 2 to Notes to Consolidated Financial Statements.

(2) The application of the new method of amortizing videocassettes during the first quarter of fiscal 1996 (three months ended July 31, 1995), would have increased amortization expense by $288,000 and decreased net income to $129,000, or $.02 per share, for the period.

(3) Discontinued operations resulted from the disposal of a distribution center in fiscal 1992 and the closing by the Company of Gamesters-Registered Trademark-, a video game specialty store, in fiscal 1995. See Note 14 of Notes to Consolidated Financial Statements.

(4) See Note 1 of Notes to Consolidated Financial Statements for calculation of weighted average shares.

(5) The stores included in same store sales are Company-owned stores that have been owned and operated by the Company for more than 12 months. Same store sales information with respect to fiscal 1992 and 1993 is not available.

(6) During the first quarter of fiscal 1997 (three months ended July 31, 1996), the Company opened 15 stores and, as previously announced, closed three stores in Canada.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    The   following  discussion  of  the  financial  condition  and  results  of operations should be read in conjunction with the Company's audited consolidated financial statements and notes thereto appearing elsewhere herein.

OVERVIEW

    The Company franchised its first store in January 1983 and opened its first Company-owned store in September 1989. By July 1994, when the Company completed its initial public offering, the Company had grown to 15 Company-owned stores and 30 franchised stores. Subsequently, the Company substantially accelerated its growth, and as of August 31, 1996, operated 151 acquired and 71 stores opened by the Company in 11 states and in Canada, and has 26 franchised stores predominantly in the United States. All of the Company's stores located in the United States are superstores. Superstores are video specialty stores that carry more than 7,500 rental units.

    During fiscal 1996, the Company acquired, in 12 transactions, 136 video retail superstores. The acquired assets and liabilities related to all of these acquisitions are recorded on the Company's balance sheet at their estimated fair market value at the date of the acquisition. As a result of the acquisitions completed during fiscal 1995 and fiscal 1996, the Company anticipates that its results of operations will be reduced by the amortization of goodwill of approximately $25,602,000, with anticipated quarterly non-cash charges of approximately $371,000 for goodwill. The Company anticipates that future acquisitions will involve the recording of additional significant amounts of goodwill and deferred charges on its balance sheet.

    The Company generates revenues primarily from the rental of videocassettes and video games, from service fees from its franchisees, and from the sale of products. As reflected in the chart below, rental revenues at Video Update stores have accounted for the substantial majority of the Company's revenues. The Company expects that this trend will continue.

                                                                                 THREE MONTHS ENDED
                                                 FISCAL YEAR ENDED APRIL 30,          JULY 31,
                                               -------------------------------  --------------------
                                                 1994       1995       1996       1995       1996
                                               ---------  ---------  ---------  ---------  ---------
                                                                  (IN THOUSANDS)
Rental revenue...............................  $   4,180  $   8,364  $  46,592  $   4,803  $  17,184
Service fees.................................        472        421        491        126        119
Product sales................................        337        266      3,421        243      1,260
                                               ---------  ---------  ---------  ---------  ---------
                                               $   4,989  $   9,051  $  50,504  $   5,172  $  18,563
                                               ---------  ---------  ---------  ---------  ---------
                                               ---------  ---------  ---------  ---------  ---------

    Effective February 1, 1996, videocassettes that are considered base stock (including copies one through three of new releases) are amortized over 36 months on a straight-line basis to a salvage value of $6.00 per videocassette. New release videocassettes are amortized as follows: the fourth through ninth copies of each title per store are amortized on a straight-line basis during their first six months to a net book value of $6.00 and then on a straight-line basis over 30 months with no salvage value; and the tenth and any succeeding copies of each title per store are amortized on a straight-line basis during their first six months to a net book value of $6.00 and then on a straight-line basis over three months with no salvage value. The changes, which represent in part a change in accounting principle and a change in accounting estimate, have been reflected in the Company's financial statements in total as a change in an estimate in the fourth quarter of fiscal 1996.

    The effect of the change for recognizing salvage value of base stock and the effect of the application of the new method of amortizing videocassette copies in excess of the base stock to May 1, 1995, had the impact, in total, of increasing amortization expense by $2,773,000 and decreasing net income by $1,604,000, or $.15 per share, for fiscal 1996, all of which has been recorded in the fourth quarter.

    Amortization expense as a percentage of revenue for future periods may vary based on the Company's purchase of videocassette inventory, which is subject to the Company's rate of expansion, studio release schedules and anticipated market demand.

OPERATING RESULTS

    The table below sets forth the percentage of revenues represented by certain items included in the Company's statement of operations for the periods indicated.

                                                                 FISCAL YEAR ENDED APRIL 30,     THREE MONTHS ENDED
                                                                                                      JULY 31,
                                                               -------------------------------  --------------------
                                                                 1994       1995       1996       1995       1996
                                                               ---------  ---------  ---------  ---------  ---------
Revenues:
  Rental revenue.............................................       83.8%      92.4%      92.2%      92.9%      92.6%
  Service fees...............................................        9.5        4.7        1.0        2.4        0.6
  Product sales..............................................        6.7        2.9        6.8        4.7        6.8
                                                               ---------  ---------  ---------  ---------  ---------
        Total revenues.......................................      100.0      100.0      100.0      100.0      100.0
Costs and expenses:
  Store operating expenses...................................       60.1       66.1       78.6       68.6       78.3
  Selling, general and administrative........................       23.6       24.6       10.6       16.1       10.7
  Cost of product sales......................................        3.7        1.5        3.7        3.2        3.7
  Amortization of goodwill...................................          -        0.9        2.1        2.3        2.0
                                                               ---------  ---------  ---------  ---------  ---------
        Total costs and expenses.............................       87.4       93.1       95.0       90.2       94.7
                                                               ---------  ---------  ---------  ---------  ---------
  Operating income...........................................       12.6        6.9        5.0        9.8        5.3
Other income (expense):
  Interest expense...........................................       (2.9)      (2.1)      (0.5)      (1.0)      (0.9)
  Amortization of debt costs.................................          -       (1.7)         -          -          -
  Other income...............................................        0.3        1.7        1.1        1.5        0.7
                                                               ---------  ---------  ---------  ---------  ---------
        Total other income (expense).........................       (2.6)      (2.1)       0.6        0.5       (0.2)
                                                               ---------  ---------  ---------  ---------  ---------
Income from continuing operations before income taxes........       10.0        4.8        5.6       10.3        5.1
Income tax expense...........................................        4.0        2.4        2.4        4.5        2.1
                                                               ---------  ---------  ---------  ---------  ---------
Income from continuing operations............................        6.0        2.4        3.2        5.8        3.0
Net loss from discontinued operations........................          -       (0.7)         -          -          -
                                                               ---------  ---------  ---------  ---------  ---------
Net income...................................................        6.0%       1.7%       3.2%       5.8%       3.0%
                                                               ---------  ---------  ---------  ---------  ---------
                                                               ---------  ---------  ---------  ---------  ---------

THREE MONTHS ENDED JULY 31, 1996 COMPARED TO THREE MONTHS ENDED JULY 31, 1995

    RENTAL REVENUE. Rental revenue was approximately $17,184,000 and $4,803,000, or 92.6% and 92.9% of total revenues for the three months ended July 31, 1996 and 1995, respectively. The increase in rental revenue of $12,381,000 was derived from video stores acquired during fiscal 1996 which accounted for approximately $6,401,000 or 51.7% of the increase, from the opening of 42 new Company-owned stores since the first quarter of fiscal 1996 which accounted for approximately $3,552,000 or 28.7% of the increase, and from an 8% increase in same store revenues.

    SERVICE FEES. Service fees were approximately $119,000 and $126,000, or 0.6% and 2.4% of total revenues for the three months ended July 31, 1996 and 1995, respectively. Continuing service fees and royalties from franchisees accounted for 97% and 100% of total service fees, respectively. The decrease in service fees as a percentage of total revenues was due to a significant increase in the number of Company-owned stores without a corresponding increase in the number of franchised stores.

    PRODUCT SALES. Product sales were approximately $1,260,000 and $243,000, or 6.8% and 4.7% of total revenues for the three months ended July 31, 1996 and 1995, respectively. The increase in product sales of $1,017,000 was a result of product sales by the video stores acquired during fiscal 1996, which accounted for approximately $558,000 or 54.9% of the increase, and from the opening of 42 Company-owned video stores since the first quarter of fiscal 1996. The increase in product sales as a percentage of total revenues was a result of higher product sales as a percentage of total revenues by video stores acquired in fiscal 1996.

    STORE OPERATING EXPENSES. Store operating expenses consist primarily of compensation and related expenses, occupancy expenses, and depreciation and amortization expenses. Operating expenses were approximately $14,539,000 and $3,549,000, or 78.3% and 68.6% of total revenues for the three months ended July 31, 1996 and 1995, respectively. The increase in store operating expenses of $10,990,000, was primarily the result of video stores acquired during fiscal 1996, from the opening of 42 Company-owned video stores since the first quarter of fiscal 1996, and from an increase in amortization expense related to videocassettes. The increase in store operating expenses as a percentage of total revenues was primarily due to a change in accounting method for amortizing videocassettes, additional regional expenses related to developing new markets, higher initial expenses related to new store openings, and the higher compensation and occupancy costs of video stores acquired during fiscal 1996.

    Compensation and related expenses were approximately $3,977,000 and $1,017,000, or 21.4% and 19.7% of total revenues for the three months ended July 31, 1996 and 1995, respectively. The increase of $2,960,000 was primarily due to video stores acquired during fiscal 1996 which accounted for approximately $1,612,000 or 54.5% of the increase and from the opening of 42 Company-owned video stores since the first quarter of fiscal 1996. The increase as a percentage of total revenues was primarily due to additional regional management expenses related to developing new markets and higher initial payroll costs associated with the opening of new Company-owned video stores.

    Occupancy expenses were approximately $4,041,000 and $963,000, or 21.8% and 18.6% of total revenues for the three months ended July 31, 1996 and 1995, respectively. The increase of approximately $3,078,000 was primarily due to video stores acquired during fiscal 1996, which accounted for $1,327,000 or 43.1% of the increase, from the expansion of several stores in fiscal 1996 and from the opening of 42 Company-owned stores since the first quarter of fiscal 1996. The increase as a percentage of total revenues was primarily due to higher occupancy costs associated with the video stores acquired and opened during fiscal 1996 and since the first quarter of fiscal 1996, and higher costs as a percentage of total revenues associated with the opening of new video stores prior to revenue reaching maturity during the first year of operations.

    Depreciation and amortization expenses were approximately $5,144,000 and $1,050,000, or 27.7% and 20.3% of total revenues for the three months ended July 31, 1996 and 1995, respectively. Depreciation and amortization expense reflects the depreciation of store equipment and fixtures and the amortization of videocassettes. The increase of $4,094,000 was primarily attributable to the addition of new release videocassette inventory for new, existing, and acquired stores. The application of the new method of amortizing videocassettes during the first quarter of fiscal 1996 (three months ended July 31, 1995), would have increased amortization expense to $1,338,000 or to approximately 25.9% of total revenues. Amortization expense also increased as a percentage of sales in the first quarter of fiscal 1997 (three months ended July 31, 1996) due to additional tape purchases as a percentage of sales for new store openings prior to reaching maturity during the first year of operations. Amortization expense as a percentage of revenues for future periods may vary based on the Company's purchase of videocassette inventory, which is subject to the Company's rate of expansion, studio release schedules and anticipated market demand.

    SELLING, GENERAL AND ADMINISTRATIVE. Selling, general and administrative expenses were approximately $1,978,000 and $830,000, or 10.7% and 16.1% of total revenues for the three months ended July 31, 1996 and 1995, respectively. The increase of approximately $1,148,000 was primarily due to adding management personnel and administrative staff to support the Company's growth and related expenditures. The decrease as a percentage of total revenues was due to the increases in total revenues without a proportional increase in corporate overhead.

    COST OF PRODUCT SALES. Cost of product sales was approximately $680,000 and $167,000, or 3.7% and 3.2% of total revenues for the three months ended July 31, 1996 and 1995, respectively. The cost of product sales as a percentage of total product sales revenue was approximately 54.0% and 68.7% for fiscal 1996 and 1995, respectively. The decrease in the cost of product sales as a percentage of total product sales was primarily the result of a different mix of products sold in video stores acquired during fiscal 1996.

    AMORTIZATION OF GOODWILL. Amortization of goodwill was approximately $371,000 and $119,000 or 2.0% and 2.3% of total revenues for the three months ended July 31, 1996 and 1995, respectively. The decrease as a percentage of total revenues was primarily attributable to an increase in sales from new store openings without a proportional increase in the amortization of certain intangible assets resulting from the video stores acquired in fiscal 1996.

    INTEREST EXPENSE. Interest expense was approximately $165,000 and $51,000, or 0.9% and 1.0% of total revenues for the three months ended July 31, 1996 and 1995, respectively. The increase of $114,000 was primarily attributable to interest on increased borrowings under the Company's bank line of credit.

    OTHER INCOME. Other income was approximately $128,000 and $75,000, or 0.7% and 1.5% of total revenues for the three months ended July 31, 1996 and 1995, respectively. The increase of $53,000 was primarily due to interest earned on notes receivable from officers.

FISCAL 1996 COMPARED TO FISCAL 1995

    RENTAL REVENUE. Rental revenue was approximately $46,592,000 and $8,364,000, or 92.2% and 92.4% of total revenues for fiscal 1996 and 1995, respectively. The increase in rental revenue of $38,228,000 was derived from video stores acquired during the period which accounted for approximately $28,998,000 or 75.9% of the increase, from the opening of 35 new Company-owned stores which accounted for approximately $4,735,000 or 12.4% of the increase, and from a 16% increase in same store revenues.

    SERVICE FEES. Service fees were approximately $491,000 and $421,000, or 1.0% and 4.7% of total revenues for fiscal 1996 and 1995, respectively. Continuing service fees and royalties from franchisees accounted for 95% and 100% of total service fees, respectively. The decrease in service fees as a percentage of total revenues was due to a significant increase in the number of Company-owned stores without a corresponding increase in the number of franchise stores.

    PRODUCT SALES. Product sales were approximately $3,421,000 and $266,000, or 6.8% and 2.9% of total revenues for fiscal 1996 and 1995, respectively. The increase in product sales of $3,155,000 was a result of product sales by the video stores acquired during the period which accounted for approximately
$2,505,000 or 79.4% of the increase, the opening of 35 Company-owned video stores, and sales of inventory and fixtures to franchisees. The increase in product sales as a percentage of total revenues was a result of higher product sales as a percentage of total revenues by video stores acquired during the period and increased sales of inventory and fixtures to franchisees.

    STORE OPERATING EXPENSES. Store operating expenses were approximately $39,685,000 and $5,986,000, or 78.6% and 66.1% of total revenues for fiscal 1996 and 1995, respectively. The increase in store operating expenses of $33,699,000, was primarily the result of video stores acquired during the period, the opening of 35 Company-owned video stores, a change in accounting method for amortizing videocassettes, and the expansion and relocation of video stores during fiscal 1996. The increase in store operating expenses as a percentage of total revenues was primarily due to a change in accounting method for amortizing videocassettes, additional regional expenses related to developing new markets, and expenses related to new store openings and video stores acquired during the period.

    Compensation and related expenses were approximately $12,601,000 and $1,922,000, or 25.0% and 21.2% of total revenues for fiscal 1996 and 1995, respectively. The increase of $10,679,000 was primarily due to video stores acquired during the period which accounted for approximately $7,254,000 or 67.9% of the increase and the opening of 35 Company-owned video stores. The increase as a percentage of total revenues was due to additional regional management expenses related to developing new markets, higher initial payroll costs associated with video stores acquired and higher initial payroll costs associated with the opening of new Company-owned video stores.

    Occupancy expenses were approximately $10,304,000 and $1,426,000, or 20.4% and 15.8% of total revenues for fiscal 1996 and 1995, respectively. The increase of $8,878,000, was primarily due to video stores acquired during the period, which accounted for $6,429,000 or 72.4% of the increase, the expansion of several stores in fiscal 1996 and the opening of 35 Company-owned stores. The increase as a percentage of total revenues was primarily due to higher costs associated with the video stores acquired during the period and higher costs as a percentage of total revenues associated with the opening of new video stores prior to revenue reaching maturity during the first year of operations.

    Depreciation and amortization expenses were approximately $13,894,000 and $1,879,000, or 27.5% and 20.8% of total revenues for fiscal 1996 and 1995, respectively. The increase of $12,015,000 was primarily attributable to the addition of new release videocassette inventory for new, existing, and acquired stores and a change in policy for amortization of videocassettes. Depreciation and amortization expenses would have been approximately $11,121,000, or 22.0% of total revenues, had the accounting change in amortization of videocassettes not been made. The effect of the change for recognizing salvage value of base stock and the effect of the application of the new method of amortizing videocassette copies in excess of the base stock to May 1, 1995, had the impact, in total, of increasing amortization expense by $2,773,000 and decreasing net income by $1,604,000 or $.15 per share, in fiscal 1996.

    SELLING, GENERAL AND ADMINISTRATIVE. Selling, general and administrative expenses were approximately $5,362,000 and $2,223,000, or 10.6% and 24.6% of total revenues for fiscal 1996 and 1995, respectively. The increase of approximately $3,139,000 was primarily due to adding management personnel and administrative staff to support the Company's growth and related expenditures. The decrease as a percentage of total revenues was due to the increases in total revenues without a proportional increase in corporate overhead.

    COST OF PRODUCT SALES. Cost of product sales was approximately $1,880,000 and $136,000, or 3.7% and 1.5% of total revenues for fiscal 1996 and 1995, respectively. The cost of product sales as a percentage of total product sales revenue was approximately 55.0% and 51.1% for fiscal 1996 and 1995, respectively. The increase in the cost of product sales as a percentage of total product sales was primarily the result of a different mix of products sold in video stores acquired during the period and the sale of inventory and fixtures to franchisees.

    AMORTIZATION OF GOODWILL. Amortization of goodwill was approximately $1,072,000 and $83,000, or 2.1% and 0.9% of total revenues for fiscal 1996 and 1995, respectively. The increase was primarily attributable to the amortization of certain intangible assets resulting from the video stores acquired during the period.

    INTEREST EXPENSE. Interest expense was approximately $232,000 and $194,000, or 0.5% and 2.1% of total revenues for fiscal 1996 and 1995, respectively. The increase of $38,000 was primarily attributable to interest on debt incurred or assumed from the video stores acquired during the period and interest on borrowings under the Company's bank line of credit.

    OTHER INCOME. Other income was approximately $548,000 and $155,000, or 1.1% and 1.7% of total revenues for fiscal 1996 and 1995, respectively. The increase of $393,000 was primarily due to interest earned on approximately $7,200,000 of net proceeds from the April 7, 1995 public offering, interest earned on approximately $28,414,000 of net proceeds from the exercise of the Class A
Warrants prior to their use for acquisitions and interest earned on notes receivable from related parties.

FISCAL 1995 COMPARED TO FISCAL 1994

    RENTAL REVENUE. Rental revenue was approximately $8,364,000 and $4,180,000 for fiscal 1995 and 1994, respectively. The increase in rental revenue of $4,184,000 was the result of revenues derived from video stores acquired during the period which accounted for approximately $2,702,000, or 64.6% of the increase, with the balance of the increase resulting from (i) the increase in same store revenues of 21%, and (ii) the opening of four new Company-owned superstores.

    SERVICE FEES. Service fees were approximately $421,000 and $472,000 for fiscal 1995 and 1994, respectively, of which continuing service fees and royalties accounted for 100% and 86%, respectively, of service fee revenues for these periods.

    PRODUCT SALES. Product sales were approximately $266,000 and $337,000 for fiscal 1995 and 1994, respectively. The decrease in product sales of $71,000, reflects the sale of less initial catalog videocassette inventory to franchisees. The decrease was offset in part by an increase in product sales by video stores acquired during the period, and the opening of four Company-owned video stores.

    STORE OPERATING EXPENSES. Store operating expenses were approximately $5,986,000 and $2,997,000 for fiscal 1995 and 1994, respectively. The increase in store operating expenses of $2,989,000, resulted primarily from expenses of the video stores acquired during the period, the opening of four Company-owned video superstores, the expansion and relocation of several video superstores during fiscal 1995, and an increase in the starting hourly wage of store employees. Store operating expenses as a percentage of rental revenue of $8,364,000 and $4,180,000 for fiscal 1995 and 1994, were approximately 71.6% and 71.7% respectively.

    Compensation and related expenses were approximately $1,922,000 and $892,000 for fiscal 1995 and 1994, respectively. The increase of $1,030,000, was due to
(i) expenses related to video stores acquired during the period which accounted for $636,000 of the increase, (ii) higher initial costs associated with opening and relocating Company-owned superstores, (iii) same store expense increases,
(iv) an increase in the starting hourly wages of store employees, and (v) the hiring of additional store managers due to expansion.

    Occupancy expenses were approximately $1,426,000 and $630,000 for fiscal 1995 and 1994, respectively. The increase of $796,000, reflected the expansion of several stores in fiscal 1995, the opening of four Company-owned video superstores during fiscal 1995, and the video stores acquired during the period.

    Depreciation and amortization expenses were approximately $1,879,000 and $1,083,000 for fiscal 1995 and 1994, respectively. The increase of $796,000, was primarily attributable to the additional new release videocassette inventory for new, existing and acquired stores as part of the Company's marketing plan. In fiscal 1995, the Company had a change in accounting estimate pertaining to the amortization method for rental videocassettes, which had the effect of increasing net income by approximately $251,000.

    Other operating expenses, consisting of the balance of the change in operating expenses (i.e. advertising expenses) changed proportionally with sales increases.

    SELLING, GENERAL AND ADMINISTRATIVE. Selling, general and administrative expenses were approximately $2,223,000 and $1,179,000 for fiscal 1995 and 1994, respectively. The increase of approximately $1,044,000, was primarily due to the addition of management personnel and additional administrative staff to support the Company's planned growth and related expenditures.

    COST OF PRODUCT SALES. Cost of product sales were approximately $136,000 and $186,000 for fiscal 1995 and 1994, respectively. The cost of product sales as a percentage of total product sales revenue was approximately 51.1% and 55.2% for fiscal 1995 and 1994, respectively. The percentage decrease was primarily the result of the mix of products sold.

    AMORTIZATION OF GOODWILL. Amortization of goodwill was approximately $83,000 for fiscal 1995 with no corresponding amount for fiscal 1994. The increase was primarily attributable to the amortization of certain intangible assets resulting from the acquisitions during the period.

    INTEREST EXPENSE. Interest expense was approximately $194,000 and $143,000 for fiscal 1995 and 1994, respectively. The increase of $51,000, was due to the approximately $620,000 of notes ("Subordinated Notes") issued in the Company's subordinated note offering in February 1994 and the $1,000,000 of notes ("Bridge Notes") issued in the Company's bridge financing in May 1994. The Subordinated Notes and Bridge Notes were paid in full when the Company completed its initial public offering in July 1994.

    AMORTIZATION OF DEBT COSTS. Amortization of debt costs was approximately $157,000 for fiscal 1995 with no corresponding expense for fiscal 1994. These debt costs related to the issuance of the Subordinated Notes and the Bridge Notes, both of which were paid in full in July 1994.

    OTHER INCOME. Other income was approximately $155,000 and $17,000 for fiscal 1995 and 1994, respectively. The increase of $138,000 resulted from a gain on the sale of securities and an increase in the rent received from a Company-owned building.

    The net loss from discontinued operations and disposal of discontinued operations was approximately $59,000 (net of tax) for fiscal 1995. The net loss from discontinued operations and disposal of discontinued operations resulted from the closing of the Company's Gamesters-Registered Trademark-, a video game specialty store.

LIQUIDITY AND CAPITAL RESOURCES

    The Company has funded its operations through cash from operations, the proceeds of prior equity and debt offerings, borrowings under bank facilities, trade credit and equipment leases. The Company's principal capital requirements are for the acquisition of existing stores, the opening of new superstores, and the purchase of videocassette rental inventory, which is subject to the Company's rate of expansion, studio release schedules and anticipated market demand.

    At July 31, 1996, the Company had cash and cash equivalents of approximately $1,062,000. The Company uses an unclassified balance sheet in its financial statements, and as a result, does not classify its assets or liabilities as current or noncurrent. If the Company were to use a classified balance sheet, a portion of videocassette rental inventories would be classified as noncurrent because they are not assets that are reasonably expected to be completely realized in cash or sold in one year. The acquisition cost of these inventories, however, would be reflected in current liabilities. The Company believes that classification of videocassette rental inventories as noncurrent assets would be misleading because it would not indicate the level of assets expected to be converted into cash in the next year as a result of rentals or sales of these videocassettes.

    For the year ended April 30, 1996, net cash provided by operating activities was approximately $19,083,000. Net cash used in investment activities was approximately $53,683,000, consisting primarily of approximately $17,391,000 for businesses acquired during the period, approximately $12,301,000 for new and remodeled stores, and approximately $22,739,000 for the purchase of videocassette inventory for existing and new stores, and for the conversion of stores acquired during the period. Net cash generated from financing activities was approximately $29,703,000, resulting primarily from the exercise of the Class A Warrants.

    For the three months ended July 31, 1996, net cash provided by operating activities was approximately $6,798,000. Net cash used in investment activities was approximately $10,972,000, consisting primarily of approximately $3,062,000 for new and remodeled stores and approximately $7,910,000 for the purchase of videocassette inventory for existing and new stores, and for the conversion of stores acquired during fiscal 1996. Net cash generated from financing activities was approximately $4,560,000 resulting primarily from borrowings from the Company's bank line of credit.


    In April 1996, the Company entered into a one-year revolving credit facility with Bank of America Illinois (the "Line of Credit") under which the Company may borrow up to $10,000,000, with amounts borrowed thereunder bearing interest at variable rates based on the federal funds rate, prime rate or the interbank Eurodollar rate. The Line of Credit is convertible into a two-year term loan if it is not renewed. As of the date of this Prospectus, approximately $9,300,000 was outstanding under the Line of Credit, bearing interest at 8.25%. During the term of the Line of Credit and thereafter to the extent any amounts are outstanding under the Line of Credit, the Company is subject to various restrictive covenants, including limitations on further indebtedness, other than trade credit and capital or operating leases, and requirements that the Company obtain the written consent of Bank of America (the "Bank") for certain acquisitions of new businesses or their assets (excluding new superstore openings) or entering into business combinations, including mergers, syndicates or joint ventures. In particular, the Bank's prior consent is required for any merger, acquisition or purchase in which the consideration paid by the Company exceeds (a) 5% of the Company's consolidated stockholder's equity ("Net Worth") immediately prior to any one acquisition and (b) 10% of the Company's Net Worth as of its most recent fiscal year end in the aggregate as to all such acquisitions. The Line of Credit also restricts the amount and terms of debt that may be issued to sellers of acquired businesses and requires that the Company maintain certain cash flow ratios as well as certain ratios of total liabilities to tangible net worth. In September 1996, the Bank and the Company entered into an amendment to the Line of Credit, which will be effective upon the closing of the Offering (the "Amendment"). The Amendment modifies the Net Worth covenants relating to mergers, acquisitions and purchases and provides that during the term of the Line of Credit, the Bank's consent is required for
(i) any one transaction or series of substantially contemporaneous related transactions involving $12,000,000 in consideration and (ii) all transactions in the aggregate involving consideration equal to the lesser of $55,000,000 or the net proceeds received by the Company from the Offering.


    In fiscal 1996, the Company opened 35 new superstores. The Company expects to open 60 or more new superstores during fiscal 1997. The Company expects that each superstore opening will require on average initial capital expenditures estimated at $260,000, including leasehold improvements, inventory, equipment and costs related to site location, lease negotiations, construction supervision, and local permits, but excluding a portion of leasehold improvements that are customarily paid for by the property developer. The Company expects to finance these new superstore openings with proceeds from this Offering, cash from operations and amounts available under the Line of Credit.

    During fiscal 1996, the Company acquired, in 12 transactions, 136 video retail stores. The cost of conversion of acquired stores to the Company's superstore design varies and, unless remodeled, has ranged from approximately $12,000 to $86,000 per store, which costs were primarily related to the installation of the Company's POS system, interior and exterior signage, and the addition of inventory.


    In connection with six of the Company's recent acquisitions in which the Company has issued an aggregate of 650,613 shares of Class A Common Stock to sellers, the Company may be obligated to make Deficiency Payments to such sellers equal to the difference between the Guaranteed Price for each share issued, and the actual market or sales price of such shares as of a specified date. Based upon an offering price of $4.00 per share of the Class A Common Stock and subject to compliance by the holders of such stock with agreed upon conditions, the aggregate Deficiency Payments that the Company may be liable for is approximately $2,843,000 (of which payments that may be due with respect to 255,270 shares may be paid in shares of Class A Common Stock, at the Company's option).


    To the extent that the Company pursues any future acquisitions, the Company expects to finance such acquisitions from the net proceeds of debt and equity offerings, including this Offering, with cash from operations, and from borrowings under credit facilities. See "Use of Proceeds" and "Business -- Growth Strategy."


    The Company has amended recourse notes receivables (the "Recourse Notes") from the Company's Chief Executive Officer and from the President for approximately $2,089,000 and $1,161,000, respectively, including accrued interest through July 31, 1996. The Recourse Notes, which provide for full recourse against the respective officer's personal assets and Company stockholdings, are payable in ten equal annual installments, the last of which is due in May 2005, and accrue interest at 6.9% per annum. The Recourse Notes were issued by the executives upon their exercise in August 1995 of 420,000 options granted to them under the Stock Option Plans in May 1995 at an exercise price of $4.3125, the fair market value of the stock on the date the options were granted. The Recourse Notes represent the total exercise price of such options plus amounts advanced by the Company to such executives to satisfy then anticipated tax liabilities. On the effective date of the Offering, the Recourse Notes shall be evidenced by promissory notes bearing interest at a rate of 8% per annum, with payment of principal and interest due on the third anniversary of the closing of the Offering. In the event that the obligors sell shares of the Company's stock, the net proceeds thereof will be applied to payment, in part or in full, of the Recourse Notes. See "Certain Transactions."


    In addition, as of July 31, 1996, the Company has a note receivable from the President of the Company for $29,000 which accrues interest at 8% per annum and is due November 1996. The note represents advances from the Company to the President from January 1994 to April 1994, together with accrued interest.

    The Company generally does not offer lines of credit or guarantees for the obligations of its franchisees, although on occasion, the Company has made short term loans to current franchisees. The Company intends to evaluate the possibility of providing loans or limited guarantees for certain franchisee obligations, which in the aggregate are not expected to be material to the Company's financial condition.

    Substantially all Company-owned stores are in leased premises, except for three stores that are located on premises owned by the Company. The Company expects that most future stores will occupy leased premises.

    The Company believes that the net proceeds of the Offering, together with its current cash from operations and borrowing capabilities, will be sufficient to meet its anticipated cash requirements and anticipated growth over the next twelve months.

INFLATION

    To date, inflation has not had a material effect on the Company's business. The Company anticipates that its business will be affected by general economic trends. Although the Company has not operated during a period of high inflation, it believes that it would generally be able to pass increased costs resulting from inflation on to customers.

SEASONALITY AND QUARTERLY FLUCTUATIONS

    The following table sets forth certain selected unaudited quarterly financial information of the Company for the periods indicated and should be read in conjunction with the Company's financial statements and notes thereto, and other financial information included elsewhere herein.

                                                              THREE MONTHS ENDED                      THREE MONTHS ENDED
                                                    --------------------------------------   ------------------------------------
                                                    JULY 31,   OCT 31,   JAN 31,   APR 30,   JULY 31,   OCT 31,  JAN 31,  APR 30,
                                                      1994      1994      1995      1995     1995(1)     1995     1996    1996(2)
                                                    --------   -------   -------   -------   --------   -------  -------  -------
                                                                        (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues..........................................   $1,231    $1,712    $2,903    $3,205     $5,172    $10,671  $17,076  $17,585
Operating income (loss)...........................        7       127       325       164        507        818    1,944    (764)
Other income (loss)...............................     (237)      (16)      (11)       68         24         47       89     156
Net income (loss).................................     (146)       27       177        96        300        486    1,177    (335)
Net income (loss) per share.......................   $ (.20)   $  .01    $  .07    $  .03     $  .05    $   .05  $   .10  $ (.03)

                                                      THREE
                                                     MONTHS
                                                      ENDED
                                                    ---------
                                                    JULY 31,
                                                      1996
                                                    ---------

Revenues..........................................   $18,563
Operating income (loss)...........................       995
Other income (loss)...............................       (37)
Net income (loss).................................       563
Net income (loss) per share.......................   $   .05

- ------------
(1) The application of the new method of amortizing videocassettes during the first quarter of fiscal 1996 (three months ended July 31, 1995), would have increased amortization expense by $288,000 and decreased net income to $129,000, or $.02 per share, for the period.

(2) Includes the effect of the change for recognizing salvage value of base stock and the effect of the application of the new method of amortizing videocassette copies in excess of the base stock to May 1, 1995, which had, in total, the impact of increasing amortization expense by $2,773,000 and decreasing net income by $1,604,000, or $.15 per share, for fiscal 1996, all of which has been recorded in the fourth quarter.

    The video rental industry generally experiences revenue declines in April and May, due in part to the change to Daylight Savings Time and to improved weather, and in September and October, due in part to school openings and the introduction of new network and cable television programs.

    The Company's video rental business may be affected by other factors, including acquisitions by the Company of existing video stores, additional and existing competition, marketing programs, weather, special or unusual events, variations in the number of superstore openings, the quality of new release titles available for rental and sale and other factors that may affect retailers in general.

    INFORMATION CONTAINED IN THIS "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" SECTION CONTAINS "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995, WHICH CAN BE IDENTIFIED BY THE USE OF FORWARD-LOOKING TERMINOLOGY SUCH AS "MAY," "WILL," "WOULD," "COULD," "INTEND," "PLAN," "EXPECT," "ANTICIPATE," "ESTIMATE" OR "CONTINUE" OR THE NEGATIVE THEREOF OR OTHER VARIATIONS THEREON OR COMPARABLE TERMINOLOGY. PLEASE SEE "RISK FACTORS" FOR CERTAIN CAUTIONARY
STATEMENTS IDENTIFYING IMPORTANT FACTORS WITH RESPECT TO SUCH FORWARD-LOOKING STATEMENTS, INCLUDING CERTAIN RISKS AND UNCERTAINTIES, THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE IN SUCH FORWARD-LOOKING STATEMENTS.

                                    BUSINESS

    The Company owns and operates 222 video specialty stores under the name "Video Update" located in Alaska, Arizona, Illinois, Indiana, Minnesota, Missouri, Nevada, Pennsylvania, Texas, Washington, Wisconsin and Canada and franchises 26 additional video specialty stores predominantly in the United States, as of August 31, 1996. All of the Company's stores in the United States, and 33 or approximately 50% of the Company's Canadian stores, are superstores which are defined as retail video stores that carry more than 7,500 rental units. The Company believes that, as of the end of its most recent fiscal year, it is the fourth largest video specialty retailer in the United States and the third largest video specialty retailer in Canada based on the number of stores it operates and franchises. Video Update stores in the United States and Canada offer on average approximately 11,300 and 8,000 rental units, respectively, including multiple copies of new and popular releases and video games, in a visually appealing and customer friendly layout.

    The Company franchised its first store in January 1983 and opened its first Company-owned store in September 1989. By July 1994, when the Company completed its initial public offering, the Company had grown to 15 Company-owned stores and 30 franchised stores and had developed a cost-effective superstore format that distinguished the Company from other video retailers by providing it with the flexibility to expand into desirable sites in both small and large markets without compromising profitability or decreasing the number of viable markets into which it could expand. During fiscal 1996, the Company grew rapidly in size from 33 to 204 Company-owned stores. During this period, the Company acquired 136 video stores in 12 transactions and opened 35 new video superstores. Same store sales during fiscal 1996 increased by approximately 16%. As a result of these acquisitions, new superstore openings and increases in same store sales, the Company's revenues and net income increased from approximately $9,051,000 and $154,000 in fiscal 1995, respectively, to approximately $50,504,000 and $1,628,000 in fiscal 1996, respectively.

GENERAL

    THE HOME VIDEO INDUSTRY

    The home video retail industry has experienced significant growth over the last several years. According to Paul Kagan's THE STATE OF HOME VIDEO industry report, gross revenues for the home video industry in the United States have grown from approximately $2.9 billion for rentals and approximately $656 million for sales in 1985 to approximately $9.9 billion for rentals and approximately $5 billion for sales in 1995 and are projected to reach approximately $12.7 billion and approximately $9.1 billion, respectively, by the year 2005. Paul Kagan's research also indicates that in 1995 over 80% of American households owning televisions also owned a VCR.

    According to Paul Kagan, total United States consumer spending on filmed entertainment has increased from approximately $4.6 billion in 1980 to approximately $31 billion in 1994. According to a report published by MEDIA GROUP RESEARCH, a video industry analyst, the home video market was the largest single source of revenue to movie studios, accounting for approximately 54% of movie studios' total revenues. Of the many movies produced by major studios and released in the United States each year, relatively few are profitable for the studios based on box office revenue alone. In addition to purchasing box office hits, video specialty stores typically purchase movies on video that were not as successful at the box office because customers will often rent a video that they might not view at a theater. The Company believes that the consumer is more likely to view movies that were not box office hits on a rented video than on any other medium because video specialty stores provide an inviting opportunity to browse and make an impulse choice among a very broad selection of movie titles at a relatively low price. These purchases by the video stores provide the major movie studios with a reliable source of revenue for the majority of their movies.

    The Company believes that the home video industry is highly fragmented. According to published reports by Paul Kagan, a media analyst unaffiliated with the Company, in 1994 an estimated 27,400 video specialty stores operated in the United States, including approximately 6,100 superstores. According to VIDEO STORE MAGAZINE, an industry publication, only nine multiple store businesses operated in excess of 100 stores in 1995. The Company also believes that there has been a recent trend toward consolidation in the retail video industry driven by the recognition by store operators of the competitive advantages that larger organizations enjoy in terms of access to working capital, marketing efficiencies and other economies of scale and the enhanced ability to obtain quality retail locations. The Company believes that attractive acquisition opportunities will continue to arise as the industry consolidates.

    Although the domestic video retail industry includes both rentals and sales, the consumer market for videos has primarily been a rental market. Movie studios determine the suggested retail prices of videos and through that pricing influence the relative levels of video rentals and sales. Videos released at a relatively high price, generally $60 or more, are generally purchased by video retailers and made available for rental. Videos released at a relatively low price, typically between $15 and $25, are generally purchased by video retailers for both sale and rental and may be purchased by consumers at a variety of retail locations. The Company believes that movie studios attempt to maximize total revenue from video releases by maintaining retail prices at a relatively high level during the first four months to one year after a new video release, during which time sales are made primarily to video retailers for rental, and then releasing the video at a lower price to promote sales to consumers. From time to time, however, certain movies that are believed to have mass appeal or family appeal, such as BATMAN FOREVER, POCAHONTAS and CASPER, are initially released for sale at a relatively low price. Video retailers purchase a large portion of these titles at the same low price, which titles thereafter become low cost rentals for such retailers. These lower priced releases are more attractive rentals to the retailers because of the relatively few number of rentals required to recover their cost and provide a favorable economic return to such retailers.

    Historically, new technologies have led to the creation of additional distribution channels for movie studios. Movie studios seek to maximize their revenues by releasing movies in sequential release date "windows" to various movie distribution channels. These distribution channels currently include, in release date order, movie theaters, video specialty stores, pay-per-view, basic cable television, and foreign, network and syndicated television. The Company believes that this method of sequential release has allowed movie studios to increase their total revenue with relatively little adverse effect on the revenue derived from previously established channels and that movie studios will continue the practice of sequential release as new distribution channels become available. According to Paul Kagan, many movie studios have recently agreed to extend the length of the exclusive window on many new release videos for video specialty stores from the current practice of 30 days to between 60 and 90 days.

OPERATING STRATEGY

    The Company's management has substantial experience in the video retailing industry. The Company's senior management operations team has worked together for more than ten years. Through the management team, the Company has developed a cost-effective superstore format that distinguishes the Company from other video retailers by providing it with the flexibility to expand into desirable sites in both small and large markets without compromising profitability or decreasing the number of viable markets into which it can expand. Management's depth of experience in and knowledge of the industry are reflected in the Company's operating strategy, the key elements of which include the following:

    PROVIDE EXTENSIVE SELECTION OF VIDEOCASSETTES. All of the Company's stores in the United States and 33, or approximately 50%, of the Company's Canadian stores are superstores. Superstores are video rental stores that have more than 7,500 rental units. The Company believes that an extensive selection of videocassettes is a key determinant that consumers consider in choosing to visit and patronize a particular video store. The Company tailors the videocassettes available for rent in a given store according to the market served by the store. Additionally, catalog videocassettes (those in release for more than one year) are displayed in a library style (spine-out method) allowing for significantly more videocassettes to be made available for rent. As a result, the Company believes that it is able to provide an extensive selection, yet retain greater flexibility than many of its competitors in terms of store size in which it can operate. Video Update stores in the United States and Canada offer on average approximately 11,300 and 8,000 rental units, respectively.

    EFFECTIVELY MANAGE INVENTORIES. The Company maintains an integrated POS system that provides it with immediate access to and feedback on records related to, among other things, videocassette rentals, individual title performance, category rental performance, shrinkage and overdue rentals. The Company endeavors to convert the POS systems of acquired stores to that of the Company's as quickly as is practicable. The Company utilizes its POS system to manage its inventory turns, purchase new inventory, and balance customer demand and rental trends, all of which the Company believes maximizes each store's profitability.

    AGGRESSIVE MARKETING. The Company utilizes an aggressive marketing program designed to attract new customers and increase the frequency of rentals by current customers. The Company focuses its marketing on individual stores and the local markets in which they operate. Direct mailings, including postcards and flyers, are utilized regularly. Additionally, the Company promotes extensively with couponing and cross promotions. The Company's popular "Two-for-Tuesday" rental promotion is used throughout its system and has been effective in building customer loyalty and increasing revenue on a day of the week that historically has not been a significant rental volume day.

    GEOGRAPHIC CONCENTRATION. The Company intends to continue developing new superstores and acquiring existing chains of stores in regions where the Company has existing operations. The Company also intends to expand into additional metropolitan areas where it determines that sufficient quality locations and/or acquisition opportunities are available. The Company believes that this geographic concentration will allow the Company to more easily monitor store operations through its regional management offices and to achieve operating efficiencies in inventory management, marketing, distribution, training and store supervision. Because the Company operates multiple stores, it is able to receive relatively large aggregate cooperative advertising credits from its distributors. The Company receives cooperative advertising credits for each store it operates, and by operating multiple stores in a single geographic market, the Company can more effectively use cooperative advertising credits to maximize the impact of its advertising.

    CONSISTENCY OF IMAGE AND OPERATIONS. The Company strives to create a national presence and name recognition. To achieve this objective and to most efficiently and effectively operate its stores, the Company attempts to maintain consistency among its Company-owned and franchised stores. This consistency of operations includes signage, store layout, marketing, management information systems and customer service. The Company attempts to fully integrate acquired stores into its overall format as quickly as is practicable. Such integration typically involves the prompt installation of the management information systems and interior signage, supplementing the existing base stock of titles, processing acquired videocassettes, training existing management and sales personnel, and completing limited build-out of the facilities. Substantially all of the Company's acquired stores to date have completed these integration items. Subject to permit requirements and other such regulatory controls, the Company installs exterior signage as soon as practicable. To expedite the integration of acquired businesses, the Company has developed a uniform approach that management believes minimizes the time necessary to fully assimilate an acquired store's operations into those of the Company.

GROWTH STRATEGY

    The Company's objective is to become a national presence in the video rental industry. The key elements of the Company's growth strategy are the following:

    TARGETED ACQUISITIONS. The Company believes that acquiring chains of stores is often the most cost-effective means of entering a new market, particularly when the stores are in desirable locations. The Company also believes that the rental video industry has experienced a recent trend toward consolidation driven by the recognition by store operators of the competitive advantages that larger organizations enjoy in terms of access to working capital, marketing efficiencies and other economies of scale and the enhanced ability to obtain quality retail locations. This trend has created an opportunity for the Company to grow further through acquisitions. The Company believes that it will continue to be presented with attractive acquisition opportunities.

    During fiscal 1996, the Company grew rapidly in size from 33 to 204 Company-owned stores. Approximately 80% of such growth was accomplished through acquisitions with the balance resulting from new superstore openings. Altogether, the Company acquired 136 video stores in 12 transactions during fiscal 1996.

    The following table summarizes the 12 acquisitions made by the Company during fiscal 1996.


                                        DATE OF             NUMBER OF           LOCATION OF
       ACQUIRED BUSINESSES            ACQUISITION        STORES ACQUIRED         STORE(S)
- ---------------------------------  ------------------  -------------------  -------------------
Video Powerstore, Inc.             June 1995                       22       Arizona/Nevada
Tops N Video                       June 1995                        3       Arizona
Steve Nielsen Corp.                July 1995                        1       Minnesota
AV Video, Inc.                     July 1995                       14       Washington
Wilderness Video Group Ltd.        August 1995                     55       Canada
Indy Video, Inc.                   September 1995                  10       Indiana
94 Video West, Inc.                October 1995                    12       Canada
Mega Movies, Inc.                  October 1995                     2       Alaska
Talerico Enterprises, Inc.         October 1995                     6       Arizona
B&R Investment, Inc.               October 1995                     1       Minnesota
Videoland, Inc.                    November 1995                    7       Indiana
Bedard Entertainment, Inc.         January 1996                     3       Minnesota
                                                                  ---
  Total                                                           136
                                                                  ---
                                                                  ---


    NEW SUPERSTORE DEVELOPMENT. The Company intends to continue to expand its operations through new superstore openings. During fiscal 1996, the Company opened 35 new video superstores. The Company expects to open 60 or more new superstores during fiscal 1997, principally in markets with multiple shopping areas and a sufficient population base to support more than one video specialty superstore operator. The Company intends to open these superstores in its existing markets and selected new markets where attractive opportunities are available. The Company believes that the selection of locations for its superstores has been and will continue to be critical to the success of its operations. Important criteria for the selection of a new superstore location include density of local residential population, traffic count on roads immediately adjacent to the superstore location, visibility of the superstore to passing motorists, easy accessibility and ample parking. The Company estimates that each new superstore currently requires 12 months of operations in order to ramp-up to its expected level of mature operations.

    FRANCHISE OPERATIONS. The Company intends to increase its franchise marketing and to expand its franchise operations. Franchised superstores operate under substantially the same hours and methods of operation as Company-owned superstores. The Company currently intends to franchise superstores primarily in areas where the Company does not expect to pursue new superstore development or acquisitions.

STORE OPERATIONS AND LOCATIONS

    Each Video Update store operates under substantially the same plan of operation. Company-owned stores are open 365 days a year with daily hours generally from 10:00 a.m. to 11:00 p.m. Sunday through Thursday and from 10:00 a.m. to 12 midnight Friday and Saturday. The Company's stores use a self-service system, whereby customers select products from the shelves and proceed to the checkout counter. Video Update stores in the United States and Canada average approximately 5,800 and 3,800 square feet in size, respectively. Superstores developed in fiscal 1996 and during the first quarter of fiscal 1997 averaged approximately 6,600 square feet in size and are representative of the Company's superstore prototype going forward.

    The Company seeks to locate its stores in geographic areas that will enable it to achieve operating efficiencies in inventory management, advertising, marketing, distribution, training and store supervision. The following table sets forth the locations of existing Company-owned and franchised stores as of August 31, 1996:

                                     NUMBER OF                NUMBER OF           TOTAL
STATE OR PROVINCE              COMPANY-OWNED STORES       FRANCHISED STORES      STORES
- ---------------------------  -------------------------  ---------------------  -----------
Alaska                                       2                        -                 2
Arizona                                     38                        -                38
Illinois                                     8                        -                 8
Indiana                                     21                        -                21
Minnesota                                   42                       10                52
Missouri                                     3                        -                 3
Nevada                                       5                        -                 5
New Hampshire                                -                        4                 4
Pennsylvania                                 7                        1                 8
South Carolina                               -                        1                 1
Texas                                        4                        -                 4
Virginia                                     -                        8                 8
Washington                                  25                        -                25
Wisconsin                                    1                        1                 2

Alberta                                     23                        -                23
British Columbia                            42                        1                43
Saskatchewan                                 1                        -                 1
                                                                     --
                                           ---                                        ---
        Total                              222                       26               248
                                                                     --
                                                                     --
                                           ---                                        ---
                                           ---                                        ---

MANAGEMENT INFORMATION SYSTEMS

    The Company believes the accurate and efficient management of purchasing, inventory and sales records has been important to the Company's success. The Company maintains information, updated daily, regarding revenue, current and historical sales and rental activity, demographics of store membership and videocassette rental patterns. This information can be organized by store, by region or for all operations.

    The Company maintains a national POS system and a corporate information system. All rental and sales transactions are recorded by the POS system when scanned at the time of customer checkout. Nightly, the POS system transmits each store's data from operations into the corporate information system. The systems track all rental and sales products from the videocassette distribution center to each store using scanned bar code information. The systems also maintain detailed rental history of each customer and title. This information produces the reports used by the Company, including those used in making purchasing decisions on new releases. All of the Company's stores, including all of the acquired stores, use the Company's POS system.

PRODUCTS

    VIDEOCASSETTE RENTAL. The Company's primary source of revenue is the rental of videocassettes. Video rental prices per night generally range from $2.49 to $3.49 for new releases to $1.99 for catalog titles. Videocassettes are available for one-night, two-night or multiple night rental. The Company's stores generally carry approximately 11,300 and 8,000 videos for rent in its U.S. and Canadian stores, respectively, representing approximately 8,400 and 5,900 titles, respectively. Movie titles are classified into at least 23 categories, such as "Action," "Drama," "Family," and "Children" and are displayed alphabetically within those categories. The Company determines its rental prices for titles and duration of rentals based on the length of time the title has been available on videocassette. The Company believes that its rental prices are competitive with those of other video stores, and its videocassettes are available for one-day and multiple-day rentals.

    VIDEO GAMES. In addition to videocassette rentals, stores also rent video games for use with Sony Playstation-TM-, Nintendo-TM- and Sega Genesis-TM- video game machines.

    ADDITIONAL PRODUCTS. The Company recently began renting audio books, which are now available in a majority of its stores. The selection of audio books includes fiction and non-fiction classics, and educational materials and books. For the convenience of its customers, the Company also sells blank videocassettes and video cleaning equipment and rents videocassette and video game players. In addition, the Company sells previously viewed videocassettes and new and used video games.

FRANCHISE OPERATIONS

    To maximize its ability to expand rapidly in the home video business, the Company has employed a strategy of developing Video Update superstores through a combination of Company-owned and franchised superstores. The balance between Company and franchise development in a given market is determined by evaluating a number of different criteria, including the availability of acquisition or store development opportunities and resources.

    The standard Company franchise agreement generally requires the franchisee to pay the Company a continuing monthly royalty fee equal to five percent of the franchisee's gross monthly revenue, as calculated under the terms of the franchise agreement. The franchisee is also generally obligated to pay a continuing monthly royalty fee of one percent of gross monthly revenues derived specifically from the sale of certain video products. The monthly royalty fees are calculated and due from the date that the franchised superstore opens for business. In addition to the royalty payments, franchisees generally also are required to pay a monthly advertising fee equal to one percent of the franchisee's gross monthly revenue for the preceding month.

    Under the Company's current franchising program, the Company will grant to a franchise owner the right to develop one or a specified number of Video Update superstores at an approved location or future locations (within specific geographic areas) pursuant to the terms of a franchise agreement. The exclusivity accorded to a franchisee is individually negotiated but generally does not extend beyond a radius of one mile from the franchised location. Prior to the actual store opening, the Company provides advice to the franchisee on promotions, store displays and inventory control as well as a five day comprehensive training course.

    The Company monitors franchisees' compliance with ongoing obligations on the basis of monthly revenue reports and ordered inventory reports. The franchise agreement generally also grants the Company the right to audit the franchisee's books, business records, sales reports, financial statements, and tax returns at any time. The franchise agreement allows the Company to terminate the franchise under certain conditions, including without limitation, failure to comply with the Company's operating guidelines, failure to obtain and maintain the necessary retail licenses and permits, operation of a competitive venture, and understatement of gross monthly revenues for any two operating periods by more than two percent. To date, the Company has experienced no material problems relating to the understatement of revenues by franchisees.

MARKETING AND ADVERTISING

    The Company primarily relies on direct mail advertising to promote its business and increase the familiarity of potential customers with the Company. The Company's direct mail typically consists of pricing-related promotions such as two-for-one coupons or a free rental coupon for new customers. The Company's general practice of opening several Company-owned or franchised stores within a geographic region enables it to maximize the effectiveness of its advertising expenditures. The cost of these activities is generally funded by cooperative movie advertising promotions made available by studios or suppliers to promote certain videocassettes. The Company also benefits from the advertising and marketing of studios and theaters in connection with their efforts to promote films and increase box office revenues.

    The Company relies on referrals from current franchisees and advertising in franchise-oriented publications in marketing its franchises.

SUPPLIERS

    The Company acquires its inventory of videocassettes and video games and accessories from several videocassette suppliers, including local divisions of Sight and Sound Distributors of St. Louis, Missouri ("Sight and Sound"), Baker & Taylor, Inc. of Chicago, Illinois, Ingram Entertainment Incorporated of Nashville, Tennessee, and Midwest Multimedia & Games of Chicago, Illinois.

    The videocassette inventory in each Company-owned and franchised store consists of catalog titles and new release titles. To develop its inventory of titles for store openings, the Company transfers videocassettes from existing stores and purchases videocassettes from suppliers.

    The Company currently purchases new release rental videocassettes at an average cost of approximately $40 to $45. Since September 1989, the Company has acquired most of its new release inventory from Sight and Sound, and during each of fiscal 1995 and 1996 the Company purchased approximately 75% of its new release titles from that supplier. The Company believes that, if its relationship with Sight and Sound were terminated, the Company could obtain videocassettes from other suppliers at prices and on terms comparable to those available from Sight and Sound.

    Suppliers generally provide the Company with a comprehensive monthly listing of all new video releases. In addition, movie studios generally provide the Company with several copies of a new release video for preview by the Company. The Company's movie selection committee uses listings of new releases, video previews, knowledge of the popularity of past video releases and the Company's computerized information on the past performance of titles rented by the Company to select the titles and number of copies of each title to be acquired for rental in each of its stores. The Company is permitted to return unopened or defective videocassettes to its suppliers in certain circumstances. The Company purchases video game software from a variety of distributors, based on price and availability.

INVENTORY

    New release videocassettes are ordered by the Company and delivered directly to stores where they are offered for rental or sale on the studio release date for the title. Previously viewed inventory for existing and new stores is received, processed and stored in the Company's approximately 34,000 square foot central distribution facility located in St. Paul, Minnesota. New release and previously viewed videocassettes and games are processed for rental according to uniform Company-wide standards. Each videocassette is removed from its original carton and placed in a standard Video Update rental case with a magnetic security device. Bar codes are then affixed to each videocassette and video game. For previously viewed videocassettes, the artwork from the original carton is cut out and inserted into clear pockets on the standard Video Update rental case for shelf display. For new release videocassettes, the original carton is displayed separately in front of the standard Video Update rental case containing the videocassette.

COMPETITION

    The video retail industry is highly competitive. The Company competes with other video retail stores, including Blockbuster and other superstores, and with supermarkets, pharmacies, convenience stores, bookstores, mass merchants, mail order operations, vending machines and other retailers, as well as with noncommercial sources such as libraries. In addition to competing with other video retailers, the Company competes with other leisure-time activities, especially entertainment activities such as movie theaters, sporting events, network television and cable television.

    The  Company  also  competes  with other  distribution  channels  for studio movies, including pay-per-view television on basic cable service, which currently offer only a limited number of channels and monthly movie selections. Recently developed digital compression technology combined with fiber optics and other technology will eventually permit cable companies, direct broadcast satellite companies and other telecommunications companies to transmit a much greater number of movies to homes at scheduled intervals throughout the day. Ultimately, these technologies could lead to the availability of movies to the consumer on demand. Certain cable and other telecommunications companies have tested and are continuing to test movie on demand services in some markets.

    Certain of the Company's larger, better capitalized competitors may seek to acquire some of the same video specialty stores that the Company seeks to acquire. Such competition for acquisitions would likely increase acquisition prices and related costs and result in fewer attractive acquisition opportunities, which could have a material adverse effect on the Company's growth.

    The Company's franchise operations compete with numerous franchise operations in many industries that have significantly greater financial and human resources and more experience in selling franchises than does the Company. Potential franchisees may believe that these franchisors offer greater opportunities for success than the Company.

TRADEMARKS

    The Company has a federal registration for its trademark "Video Update-Registered Trademark-" and a logo that includes its trademark. The Company considers its service marks and trademarks to be important to its business and intends to actively protect them.

GOVERNMENT REGULATION

    The Company is subject to various federal, state and local laws, including the Federal Videotape Privacy Protection Act and similar state laws that govern the disclosure and destruction of video rental records. The Company also must comply with various regulations affecting its business, including state and local licensing, zoning, land use, construction and environmental regulations.

    The Company has not made, nor does it anticipate making, any material capital expenditures in order to comply with environmental regulations. No assurance can be given, however, that new environmental regulations will not be adopted that will require the Company to make material capital expenditures for compliance.

    The Company also is subject to the Federal Trade Commission's Trade Regulation Rule entitled "Disclosure Requirements and Prohibitions Concerning Franchising and Business Opportunity Ventures" (the "FTC Franchise Rule") and state laws and regulations that govern the offer and sale of franchises. To offer and sell franchises, the Company is required by the FTC Franchise Rule to furnish each prospective franchisee a current franchise offering circular prior to the sale of a franchise. In addition, a number of states require a franchisor to comply with registration or filing requirements prior to offering a franchise in the state and to provide a prospective franchisee with a current franchise offering circular complying with the state's laws, prior to the sale of the franchise. The Company intends to maintain a franchise offering circular that complies with all applicable federal and state franchise sales laws. However, if the Company is unable to comply with the franchise sales laws and regulations of any state that regulates the offer and sales of franchises, the Company will be unable to offer and sell franchises in such state.

    The Company is required to update its franchise offering circular to reflect material changes, under applicable law, regarding its franchise offering and to comply with changes in disclosure requirements. The occurrence of any such material changes may, from time to time, require the Company to stop offering and selling franchises until its franchise offering circular is updated. No assurance can be given that the Company's franchising program will not be adversely affected by its failure to register or file in certain states consistent with its expansion plans, or because compliance with applicable law necessitates that the Company cease offering and selling franchises in certain states until its franchise offering circular is updated or because of its inability to comply with existing or future franchise laws.

    The Company also is subject to a number of state laws and regulations that regulate certain substantive aspects of the franchisor-franchisee relationship, including those governing the termination, or nonrenewal of a franchise agreement (such as requirements that "good cause" exist as a basis for such termination and that a franchisee be given advance notice of, and a right to cure, a default prior to termination), requirements that the franchisor deal with its franchisees in good faith, prohibitions against interference with the right of free association among franchisees and those regulating discrimination among franchisees in charges, royalties or fees.

    Compliance with federal and state franchise laws is costly and time consuming, and no assurance can be given that the Company will not encounter difficulties or delays in this area or that it will not require significant capital, in addition to the portion of the net proceeds of this Offering, for franchising activities.

    THIS PROSPECTUS DOES NOT CONSTITUTE, AND SHALL NOT BE CONSTRUED AS, AN OFFER TO SELL A VIDEO UPDATE FRANCHISE. SUCH OFFERS MAY BE MADE ONLY BY AN OFFERING CIRCULAR IN COMPLIANCE WITH STATE LAWS AND THE FEDERAL TRADE COMMISSION DISCLOSURE RULE. THE DESCRIPTION OF THE FRANCHISES SET FORTH IN THIS PROSPECTUS IS NOT INTENDED TO BE A COMPLETE DESCRIPTION OF A VIDEO UPDATE FRANCHISE BUSINESS.

LITIGATION


    In connection with the acquisition of the assets of Talerico Enterprises, Inc. and Michael Talerico (collectively "TEI") in October 1995, the Company advised TEI of what it believed to be various breaches of representations and warranties made by TEI in its asset purchase agreement with the Company. Accordingly, the Company withheld a portion of the purchase price, including 55,000 shares of Class A Common Stock. In December 1995, TEI filed an action against the Company in Arizona state court for breach of contract (the "Action"). In August 1996, the Company and TEI agreed to settle the disputes underlying the Action. Under the terms of the settlement, the Company agreed to pay TEI $225,000 (including approximately $140,000 of the withheld purchase price) and to issue 40,000 shares of Class A Common Stock (the "TEI Common Stock"). TEI has agreed not to sell, pledge or encumber any of the TEI Common Stock until April 1997, and thereafter not more than 10,000 shares of TEI Common Stock within any six month period through August 1998. The Company has agreed to make deficiency payments in cash to TEI if the aggregate sale proceeds of the TEI Common Stock do not equal $500,000 through arms-length sales at different intervals through September 1998.


    In connection with the acquisition of the assets of Videoland, Inc. ("Videoland") in November 1995, the Company issued 239,163 shares of its Class A Common Stock (the "Videoland Shares") to the sellers of the assets of Videoland (the "Videoland Sellers"). With respect to the Videoland Shares, the Company agreed to make a Deficiency Payment in October 1996 to the Videoland Sellers if the gross proceeds received by such sellers from the sale of the Videoland Shares during the six month period from March 1996 to September 1996 is not equal to the number of shares of Videoland Shares sold multiplied by $12.00. The Videoland Sellers were subject to certain "lockup" or sale restrictions as a condition to any Deficiency Payment. Although the Videoland Sellers have now requested a Deficiency Payment of approximately $1,220,000 in October 1996 based on a sale of all of the Videoland Shares, the Company believes that the Videoland Sellers have violated the contractual lockup and sale restrictions. Accordingly, the Company has initiated an action in federal district court in Minnesota for a declaratory judgment that the Videoland Sellers are not entitled to any Deficiency Payment. Although no assurances can be given as to the outcome of such action, the Company intends to vigorously pursue the matter.

    The Company has been notified of a potential claim by the owner/landlord of a retail location previously occupied by the Company in Kent, Washington for breach of a lease contract and back rent. The landlord has advised the Company that it may seek in excess of $50,000 in damages. The Company intends to vigorously defend this action. Although no assurance can be given as to the outcome of such litigation, the Company does not believe that resolution of the matter will materially adversely impact the Company's operations.

EMPLOYEES

    As of August 15, 1996, Video Update employed 2,638 persons, including 2,425 in Company-owned stores and 213 in the Company's corporate, administrative and warehousing operations. Of the employees, approximately 659 were full-time and 1,979 were part-time. The typical required staffing for a Video Update store is 8 to 12 employees, including a store manager. Store managers are supervised by district managers who in turn are supervised by regional managers. Regional managers report directly to either the Company's Vice President of Store Operations or Chief Operations Officer. The Company believes that its employee relations are satisfactory.

    The Company has an incentive bonus plan under which store managers are eligible for monthly bonuses. The performance of each manager is evaluated on a variety of criteria, including store revenue, payroll, cash overages and shortages, and inventory control.

FACILITIES

    The Company leases substantially all of the sites (including buildings and improvements) where its Company-owned video stores are located. The occupancy expense for these sites for the years ended April 30, 1995 and 1996 was approximately $1,426,000 and $10,304,000, respectively, and for the three months ended July 31, 1995 and 1996 was approximately $963,000 and $4,041,000, respectively. These leases generally have a term of three to ten years and provide options to renew for periods ranging from three to five additional years. The Company is generally responsible for real estate taxes, insurance and utilities under all leases. See Note 7 of Notes to Consolidated Financial Statements. The Company expects that most future video superstores will also occupy leased premises. The Company owns three locations for Company-owned superstores, one of which is subject to a mortgage. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

    The Company's franchisees enter into leases individually for their respective superstore locations. These leases are on terms substantially similar to the terms for Company-owned superstore leases. Generally, the Company does not guarantee and is not a party to such leases.

    The Company's corporate headquarters are located at 3100 World Trade Center, 30 East Seventh Street, St. Paul, Minnesota 55101 and consists of approximately 14,500 square feet of office space. The Company's central distribution facility is located at a different location in St. Paul, Minnesota and consists of approximately 34,000 square feet. The Company's headquarters and distribution facilities are leased pursuant to agreements that expire on October 31, 2001 and August 31, 2001, respectively. In addition, the Company maintains other locations for the offices of district and regional managers and for limited storage purposes. The Company expects that suitable additional space will be available in the Twin Cities area, when needed, on commercially reasonable terms.

    INFORMATION CONTAINED IN THIS "BUSINESS" SECTION CONTAINS "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995, WHICH CAN BE IDENTIFIED BY THE USE OF FORWARD-LOOKING TERMINOLOGY SUCH AS "MAY," "WILL," "WOULD," "COULD," "INTEND," "PLAN," "EXPECT," "ANTICIPATE," "ESTIMATE" OR "CONTINUE" OR THE NEGATIVE THEREOF OR OTHER VARIATIONS THEREON OR COMPARABLE TERMINOLOGY. PLEASE SEE "RISK FACTORS" FOR CERTAIN CAUTIONARY STATEMENTS IDENTIFYING IMPORTANT FACTORS WITH RESPECT TO SUCH FORWARD-LOOKING STATEMENTS, INCLUDING CERTAIN RISKS AND UNCERTAINTIES RELATING TO THE OPENING OR ACQUISITION OF SUPERSTORES, THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE IN SUCH FORWARD-LOOKING STATEMENTS.


                CONCURRENT REGISTRATION BY SELLING STOCKHOLDERS



    An additional 25,000 shares of Class A Common Stock have been registered pursuant to the registration statement under the Securities Act, of which this Prospectus forms a part, for sale by certain stockholders of the Company (the "Selling Stockholders"). These shares were issued to the Selling Stockholders in connection with an acquisition of certain assets from them by the Company. These additional shares of the Class A Common Stock will be registered, at the Company's expense, under the Securities Act and are expected to become tradeable on or about 90 days after the closing of the Offering. The Company will not receive any proceeds from the sale of the shares of Class A Common Stock by the Selling Stockholders. Sales of the Selling Stockholders' Class A Common Stock or the potential of such sales is not expected by the Company to have a materially adverse effect on the market price of the Class A Common Stock.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    The Directors and executive officers of the Company, their positions held in the Company, and their ages are as follows:

           NAME                  AGE                             POSITION
- ---------------------------      ---      ------------------------------------------------------
Daniel A. Potter                     38   Chairman and Chief Executive Officer

John M. Bedard                       38   President and Director

Daniel C. Howard                     35   Chief Operations Officer and Director

Christopher J. Gondeck               41   Chief Financial Officer

Richard Bedard                       42   Executive Vice President

Bruce D. Carlson                     35   Vice President of Real Estate

Michael G. Schifsky                  40   Vice President of Store Development

Robert E. Yager                      32   Vice President of Store Operations and Director

Jana Webster Vaughn                  33   Director

Paul M. Kelnberger                   52   Director

    Each Director is elected for a period of one year at the Company's annual meeting of stockholders and serves until his successor is duly elected by the stockholders. Vacancies and newly created directorships resulting from any increase in the number of authorized Directors may be filled by a majority vote of Directors then remaining in office. The Company expects to appoint two additional Directors to its Board within the 90 day period following the closing of this Offering, although the Company has not yet identified the individuals to be so appointed. In addition, D.H. Blair has a right at its option to designate a Director to the Board of Directors until April 2000. D.H. Blair has not yet designated its nominee. Officers are elected by and serve at the pleasure of the Board of Directors. The Board of Directors has established audit and executive compensation committees, each consisting of Messrs. Howard, Kelnberger and Ms. Vaughn.

    DANIEL A. POTTER co-founded the Company in 1983 and has served as the Company's Chairman and Chief Executive Officer since its inception. Mr. Potter devised, initiated, and structured the franchising strategy implemented by the Company and is primarily responsible for the Company's financial and strategic planning. Mr. Potter is the brother-in-law of Robert E. Yager, a Vice President of Store Operations and a Director of the Company.

    JOHN M. BEDARD co-founded the Company in 1983 with Mr. Potter and has served as the Company's President and as a Director since its inception. Mr. Bedard, together with Mr. Potter, devised and implemented the Company's real estate development program and operations. Mr. Bedard is the brother of Richard Bedard, an Executive Vice President of the Company.

    DANIEL C. HOWARD has served as Chief Operations Officer for the Company since 1990, has coordinated the Company's operations since 1983 and has served as a Director since August 1994. Mr. Howard is a member of the audit and executive compensation committees.

    CHRISTOPHER J. GONDECK has served as the Company's Chief Financial Officer since January 1995. From May 1994 to September 1994, Mr. Gondeck was a financial consultant to Corning-Donahue, Inc. and Fire Brick Supply, privately held brick and tile businesses. From 1992 to March 1994, Mr. Gondeck served as Senior Vice President and Chief Financial Officer for Premier Salons International, Inc. ("Premier"), a privately held company based in Toronto, Ontario. Prior to December 1993, Premier was known as MEI Salon Corp. ("MEI Salon"), a wholly owned subsidiary of MEI Diversified, Inc. ("MEI Diversified"), which operated over 1,000 hair care salon locations throughout the United States and Canada. While Mr. Gondeck was Chief Financial Officer of MEI Salon, in February 1993, MEI Salon and MEI Diversified filed for bankruptcy protection under federal law. Prior to 1992, Mr. Gondeck served in various financial and management capacities for MEI Diversified. Mr. Gondeck also has served as a staff accountant with Ernst & Young LLP. Mr. Gondeck is a certified public accountant.

    RICHARD BEDARD has served as an Executive Vice President of the Company since September 1995. From 1986 to 1995, Mr. Bedard served as the Company's Vice President of Franchise Development. Mr. Bedard is the brother of John M. Bedard, the Company's President and a Director.

    BRUCE D. CARLSON has served as the Company's Vice President of Real Estate Operations since 1990. From 1984 to 1990, Mr. Carlson held the positions of Director of Advertising and Regional Corporate Store Manager.

    MICHAEL G. SCHIFSKY has served as the Vice President of Store Development since rejoining the Company in 1990. Mr. Schifsky also served as District Manager of the Company from 1984 to 1988. From 1988 to 1990 he was the principal stockholder of Bankshot Investments, Inc., a privately held company engaged in the development of billiard facilities.

    ROBERT E. YAGER has served as a Vice President of Store Operations since November 1995 and as a Director since August 1994. From September 1994 to November 1995, Mr. Yager served as a Regional Manager of the Company. Prior to that time, since 1989, Mr. Yager owned and operated two franchised Video Update superstores in the Twin Cities area, until such store operations were purchased by the Company in September 1994. From 1984 to 1989, Mr. Yager was a computer programmer for a division of NCR Corporation. Mr. Yager is the brother-in-law of Daniel A. Potter, the Company's Chairman and Chief Executive Officer. See "Certain Transactions."

    PAUL M. KELNBERGER has served as a Director since August 1994. Mr. Kelnberger has been a member of Johnson, West & Co., PLC ("Johnson, West & Co."), a certified public accounting firm with its principal offices in St. Paul, Minnesota, since 1975. In addition, since November 1995 Mr. Kelnberger has served as a Director of Leuthold Funds, a publicly held mutual fund. Johnson, West & Co. performed auditing services for the Company prior to the fiscal year ended April 30, 1993. Since that time, Johnson, West & Co. has provided and continues to provide to the Company accounting services in connection with the Company's acquisitions and for tax return preparation services. Mr. Kelnberger has significant franchise and retail company accounting experience. Mr.
Kelnberger is a certified public accountant and holds a Certificate of Accounting from the Academy of Accountancy in Minneapolis, Minnesota. He chairs the Board's audit committee and is a member of the executive compensation committee. See "Certain Transactions."

    JANA WEBSTER VAUGHN has served as a Director since August 1994. Ms. Vaughn has been the Director of Marketing and Development of Adoptive Families of America, a non-profit, national education, legislation and advocacy organization, since June 1995. From May 1992 to July 1995, Ms. Vaughn was the Executive Director of the Greater Anoka County, Minnesota Humane Society. From 1989 to 1992, she served as Special Projects Manager for KARE 11 Television, a network television station in Minneapolis, Minnesota. Ms. Vaughn is a member of the audit and executive compensation committees.

LIMITATION OF OFFICERS' AND DIRECTORS' LIABILITIES

    In accordance with Delaware law, the Company's Certificate of Incorporation and Bylaws, as amended, eliminate in certain circumstances the liability of directors of the Company for monetary damages for breach of their fiduciary duty as directors. This provision does not eliminate the liability of a director (i) for a breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions by the director not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for a willful or negligent declaration of an unlawful dividend, stock purchase or redemption or (iv) for transactions from which the director derived an improper personal benefit.

    In addition, the Company's Bylaws include provisions to indemnify its officers and directors and other persons against expenses, judgments, fines and amounts paid in defense or settlement in connection with threatened, pending or completed suits or proceedings against such persons by reason of serving or having served as officers, directors, or in other capacities, except in relation to matters with respect to which such persons shall be determined not to have acted in good faith, lawfully or in the best interests of the Company. With respect to matters as to which the Company's officers and directors and others are determined to be liable for misconduct or negligence in the performance of their duties, the Company's Bylaws provide for indemnification only to the extent that the Company determines that such person acted in good faith and in a manner not opposed to the best interests of the Company and had no reasonable cause to believe that his conduct was unlawful.

    Insofar as limitation of, or indemnification for, liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling the Company pursuant to the foregoing, the Company has been informed that, in the opinion of the Commission, such limitation or indemnification is against public policy as expressed in the Securities Act, and is therefore, unenforceable.

DIRECTORS' COMPENSATION

    Members of the Board of Directors who are not employees of the Company receive $750 for each meeting of the Board of Directors and for each committee meeting of the Board of Directors attended by such Director, in addition to reimbursement of reasonable expenses incurred in attending such meetings, and receive $2,000 for each quarter of service as a Director. Additionally, non-employee Directors receive options under the Formula Plan, as follows: (i) Mr. Kelnberger and Ms. Vaughn each receive options annually in September to purchase 1,500 shares of Class A Common Stock, which vest in two equal annual installments on the first two anniversaries of the date of grant and which are exercisable at a price equal to the fair market value of the Class A Common Stock on the date of grant, provided that each of them is a Director on the date of the grant and each of them has attended at least 75% of the meetings he or she was eligible to attend, and (ii) any non-employee Directors appointed in the future will receive on the date of such appointment, options to purchase 3,000 shares of Class A Common Stock, which will vest in three equal annual installments on the first three anniversaries of the date of grant and which will be exercisable at a price equal to the fair market value of the Class A Common Stock on the date of grant.

EXECUTIVE COMPENSATION

    The following table sets forth the compensation paid to the Company's officers with respect to services rendered to the Company during the fiscal years ended April 30, 1996, 1995 and 1994. There were no other executive officers whose total salary and bonus exceeded $100,000 during the fiscal year ended April 30, 1996.

                           SUMMARY COMPENSATION TABLE

                                                                                                     LONG TERM
                                                                                                   COMPENSATION
                                                                                                  ---------------
                                                                                                      AWARDS
                                                                  ANNUAL COMPENSATION             ---------------
                                                       -----------------------------------------    SECURITIES
                                                                                  OTHER ANNUAL      UNDERLYING        ALL OTHER
                                                       SALARY(1)      BONUS     COMPENSATION(2)   OPTIONS/SARS(3)  COMPENSATION(4)
       NAME AND PRINCIPAL POSITION            YEAR        ($)          ($)            ($)               (#)              ($)
                   (A)                         (B)        (C)          (D)            (E)               (G)              (I)
- ------------------------------------------  ---------  ----------  -----------  ----------------  ---------------  ----------------
Daniel A. Potter..........................       1996  $  248,002   $       0     $    894,357         270,000        $   21,122
  Chairman of the Board                          1995  $  216,671   $       0     $          0               0        $        0
  and Chief Executive Officer                    1994  $  288,520   $       0     $          0               0        $        0
John M. Bedard............................       1996  $  158,755   $       0     $    496,875         150,000        $   18,081
  President and Director                         1995  $  125,000   $       0     $          0               0        $   19,200
                                                 1994  $   43,906   $       0     $          0               0        $   19,200
Christopher J. Gondeck(5).................       1996  $  114,548   $       0     $          0          45,000        $    2,854
  Chief Financial Officer                        1995  $   34,000   $       0     $          0          30,000        $        0

- -------------
(1) Amounts shown indicate cash compensation earned and received by executive officers; no amounts were earned but deferred at the election of those officers. Executive officers participate in the Company's group health insurance plan.
(2) Amounts shown reflect the difference between the aggregate exercise price of the options exercised by Messrs. Potter and Bedard during the period, and the aggregate fair market value of the shares of Class A Common Stock issued to Messrs. Potter and Bedard upon such exercises, as of the date of issuance.
(3) Amounts shown reflect grants of options to purchase Class A Common Stock pursuant to the Company's Stock Option Plans. During fiscal years 1994 through 1996, the Company made no awards of restricted stock and did not have a long-term incentive plan.
(4) Amounts shown reflect payment for automobile expenses and insurance.
(5) Mr. Gondeck has been employed by the Company since January 2, 1995.

                     OPTION/SAR GRANTS IN FISCAL YEAR 1996

                                                                                                         POTENTIAL REALIZABLE
                                          INDIVIDUAL GRANTS                                                    VALUE AT
- ------------------------------------------------------------------------------------------------------   ASSUMED ANNUAL RATES
                                     NUMBER OF                                                                 OF STOCK
                                    SECURITIES        PERCENT OF TOTAL                                  PRICE APPRECIATION FOR
                                    UNDERLYING          OPTIONS/SARS                                            OPTION
                                   OPTIONS/SARS          GRANTED TO          EXERCISE OF                      TERM(1)(2)
                                    GRANTED(1)       EMPLOYEES IN FISCAL     BASE PRICE    EXPIRATION   ----------------------
              NAME                      (#)                YEAR(3)             ($/SH)       DATE(4)       5% ($)     10% ($)
               (A)                      (B)                  (C)                 (D)          (E)          (F)         (G)
- ---------------------------------  -------------  -------------------------  -----------  ------------  ----------  ----------
Daniel A. Potter.................      270,000                33.7%           $  4.3125     05/02/2005           0           0
John M. Bedard...................      150,000                18.7%           $  4.3125     05/02/2005           0           0
Christopher J. Gondeck...........       45,000                 5.6%           $  4.3125     05/02/2005  $  122,045  $  309,286

- -------------
(1) Mr. Potter and Mr. Bedard exercised all outstanding options held by them during fiscal 1996. Mr. Gondeck did not exercise any options granted during fiscal 1996.

(2) The dollar gains under these columns result from calculations assuming hypothetical growth rates as set by the Commission and are not intended to forecast future price appreciation of the Class A Common Stock.

(3) In fiscal 1996, options to purchase a total of 801,000 shares of Class A Common Stock were granted to employees of the Company, including executive officers.

(4) These options are subject to earlier termination upon certain events related to termination of employment.

              AGGREGATED OPTION/SAR EXERCISES IN FISCAL YEAR 1996
                            AND FY-END OPTION VALUES

                                                                                       NUMBER OF
                                                                                      SECURITIES
                                                                                      UNDERLYING           VALUE OF
                                                                                      UNEXERCISED         UNEXERCISED
                                                                                     OPTIONS/SARS        IN-THE-MONEY
                                                                                       AT FISCAL         OPTIONS/SARS
                                                                                       YEAR-END         AT FISCAL YEAR-
                                                           SHARES        VALUE            (#)               END($)
                                                        ACQUIRED ON   REALIZED(1)    EXERCISABLE/        EXERCISABLE/
                         NAME                           EXERCISE(#)       ($)      UNEXERCISABLE(2)    UNEXERCISABLE(3)
                         (A)                                (B)           (C)             (D)                 (E)
- ------------------------------------------------------  ------------  -----------  -----------------  -------------------
Daniel A. Potter......................................      270,000    $ 894,375          0/0                 0/0
John M. Bedard........................................      150,000    $ 496,875          0/0                 0/0
Christopher J. Gondeck................................        3,500    $  10,938      22,000/49,500   $   82,563/$185,063

- -------------
(1) The options exercised by Mr. Potter and Mr. Bedard carried an exercise price of $4.3125. The options exercised by Mr. Gondeck carried an exercise price of $4.50. The last reported sale price for one share of Class A Common Stock on August 23, 1995, the date on which all options were exercised, was $7.625.

(2) Mr. Gondeck holds 45,000 options to purchase Class A Common Stock at an exercise price of $4.3125 per share, of which 15,000 were exercisable at the end of fiscal 1996, and 26,500 options to purchase Class A Common Stock at an exercise price of $4.50 per share, of which 7,000 were exercisable at the end of fiscal 1996.

(3) In-the-Money options are those options for which the fair market value of the underlying Common Stock is greater than the exercise price of the option. On April 30, 1996, the fair market value of the Company's Class A Common Stock underlying the options (as determined by the last sale price quoted on the Nasdaq National Market) was $8.125.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT, OFFICER LOANS AND CHANGE IN CONTROL ARRANGEMENTS

    In February 1996, the Company entered into employment agreements with Daniel
A. Potter, its Chairman and Chief Executive Officer and John Bedard, its President, each of whom also is a director and a principal stockholder of the Company. The agreements are for three year terms, expiring in February 1999. Mr. Potter and Mr. Bedard are to receive salaries of $300,000 and $200,000, respectively. Such compensation may be increased and bonuses may be awarded at the discretion of the Board of Directors of the Company. Each of Messrs. Potter and Bedard have agreed to devote their full time and best efforts to fulfill their duties and responsibilities to the Company. Each of them will be entitled to participate in employee benefit plans.

    The Company has a right to terminate each of the agreements for "cause" as defined in the agreements or as a result of the employee's disability. Except in the case of termination for cause, upon early termination of the agreements by the Company, each of Messrs. Potter and Bedard shall be entitled to receive their salary plus fringe benefits for 36 months from the date of termination. In the event of a change of control of the Company, Messrs. Potter and Bedard have the option to terminate their employment subject to the provisions of the employment agreements and to receive severance and fringe benefits for 36 months subject to the provisions of their agreements. A "change in control" includes an acquisition of 15% of the voting power of the securities of the Company by any person, certain changes in the composition of the Board of Directors, and an approval by the stockholders of the Company of a merger, consolidation, reorganization, liquidation, dissolution or sale of all or substantially all of the assets of the Company.

    Each of Messrs. Potter and Bedard has agreed not to disclose any confidential information of the Company during the term of his employment or to compete with the Company during the term of his employment or for a period of one year following termination of his employment except in accordance with the employment agreement.


    The Company has Recourse Notes from the Company's Chief Executive Officer and from the President for approximately $2,089,000 and $1,161,000, respectively, including accrued interest through July 31, 1996. The Recourse Notes, which provide for full recourse against the respective officer's personal assets and Company stockholdings, are payable in ten equal annual installments, the last of which is due in May 2005, and accrue interest at 6.9% per annum. The Recourse Notes were issued by the executives upon their exercise in August 1995 of 420,000 options granted to them under the Stock Option Plans in May 1995 at an exercise price of $4.3125, the fair market value of the stock on the date the options were granted. The Recourse Notes represent the total exercise price of such options plus amounts advanced by the Company to such executives to satisfy then anticipated tax liabilities. On the effective date of the Offering, the Recourse Notes shall be evidenced by promissory notes bearing interest at the rate of 8% per annum, with payment of principal and interest due on the third anniversary of the closing of the Offering. In the event that the obligors sell shares of the Company's stock, the net proceeds thereof will be applied to payment, in part or in full, of the Recourse Notes. See "Certain Transactions." In addition, as of July 31, 1996, the Company has a note receivable from the President of the Company for $29,000 which accrues interest at 8% per annum and is due November 1996. The note represents advances from the Company to the President from January 1994 to April 1994, together with accrued interest.


AUDIT COMMITTEE

    The Board of Directors has established an Audit Committee. The members of the Audit Committee are Daniel C. Howard, the Company's Chief Operations Officer, Paul Kelnberger and Jana Webster Vaughn. The purpose of the Audit Committee is to (i) review the Company's financial results and recommend the selection of the Company's independent auditors; (ii) review the effectiveness of the Company's accounting policies and practices, financial report and internal controls; and (iii) review the scope of independent audit coverages, the fees charged by the independent auditors, any transactions which may involve a potential conflict of interest, and internal control systems.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Board of Directors has established a Compensation Committee. Members of the Compensation Committee are Paul Kelnberger and Jana Webster Vaughn, the two outside directors of the Company, and

Daniel C. Howard. None of the executive officers of the Company have served on the Board of Directors of any other entity that has had any of such entity's officers serve either on the Company's Board of Directors or Compensation Committee.

    During fiscal 1996, the Company paid approximately $245,000 to Johnson, West & Co. for accounting services in connection with the Company's acquisitions and for tax return preparation services. Mr. Kelnberger is a member of Johnson, West & Co. During the three months ended July 31, 1995 and 1996, the Company incurred fees of approximately $16,300 and $40,800, respectively, for accounting and tax services rendered by Johnson, West & Co.

STOCK OPTION PLANS

    The Company's Board of Directors and stockholders have adopted the 1994 and 1995 Plans and the Company's Board of Directors has adopted the 1996 Plan, all of which provide for the grant to employees, officers, Directors, and consultants of the Company options to purchase up to an aggregate of 1,820,000 shares of Class A Common Stock. The 1996 Plan has not yet been approved by the Company's stockholders and all options granted thereunder are subject to such approval. The 1994, 1995 and 1996 Plans allow for the issuance of options to purchase up to 150,000, 850,000 and 820,000 shares of Class A Common Stock, respectively.


    As of July 31, 1996, options to purchase 976,300 shares of Class A Common Stock have been granted under the 1994, 1995 and 1996 Plans (collectively, the 1994, 1995 and 1996 Plan are referred to as the "Qualified Plans"). To date, 427,850 of these options have been exercised. Subsequent to April 30, 1996, the Company's Board of Directors has approved the granting of options to purchase up to 669,000 shares of Class A Common Stock under the 1996 Plan at an exercise price equal to the offering price per share in this Offering contemporaneous with the closing of this Offering to the following executives:


                                                                                     NUMBER OF
NAME                                                                                  SHARES
- ----------------------------------------------------------------------------------  -----------
Daniel A. Potter..................................................................     300,000
John M. Bedard....................................................................     165,000
Christopher J. Gondeck............................................................      60,000
Daniel C. Howard..................................................................      36,000
Richard Bedard....................................................................      36,000
Bruce D. Carlson..................................................................      36,000
Michael G. Schifsky...............................................................      36,000

When issued, such options, which are subject to stockholder approval of the 1996 Plan, will vest in equal annual installments over three years commencing one year from the date of issuance.

    Options under the Qualified Plans may be either "incentive stock options" within the meaning of Section 422 of the United States Internal Revenue Code of 1986, as amended (the "Code"), or non-qualified options. Incentive stock options may be granted only to employees of the Company, while non-qualified options may be issued to non-employee directors, employees and consultants of the Company.

    The Qualified Plans are administered by the full Board. The Board determines those individuals who shall receive options, the time period during which the options may be partially or fully exercised, the number of shares of Class A Common Stock that may be purchased under each option and the option price.

    The per share exercise price of the Class A Common Stock subject to incentive stock options granted pursuant to the Qualified Plans may not be less than the fair market value of the Class A Common Stock on the date the option is granted. Under the Qualified Plans, the aggregate fair market value (determined as of the date the option is granted) of the Class A Common Stock that first became exercisable by any employee in any one calendar year pursuant to the exercise of incentive stock options may not exceed $100,000. No person who owns, directly or indirectly, at the time of the granting of an incentive stock option to him, 10% or more of the total combined voting power of all classes of stock of the Company (a "10% Stockholder"), shall be eligible to receive any incentive stock options under the Qualified Plans unless the option price is at least 110% of the fair market value of the Class A Common Stock subject to the option, determined on the date of grant. Non-qualified options are not subject to these limitations.

    No incentive stock option may be transferred by an optionee other than by will or the laws of descent and distribution, and during the lifetime of an optionee, the option will be exercisable only by the optionee. Pursuant to the terms of the Qualified Plans, unless otherwise provided in any option grant, in the event of termination of employment, other than by death or permanent total disability, the optionee will have three months after such termination to exercise the option. The Qualified Plans provide that upon termination of employment of an optionee by reason of death or permanent, total disability, an option remains exercisable, to the extent it was exercisable on the date of such termination, until the earlier of the expiration of the original term of the option or for one year after such termination of employment.

    Options under the Qualified Plans must be granted within 10 years from the effective date thereof. Incentive stock options granted under the Qualified Plans cannot be exercised more than 10 years from the date of grant, except that incentive stock options issued to a 10% Stockholder are limited to five year terms. Any unexercised options under the Qualified Plans that expire or that terminate upon an employee's ceasing to be employed with the Company become available once again for issuance.

    All options granted under the Qualified Plans provide for the payment of the exercise price by delivery to the Company of shares of Class A Common Stock already owned by the optionee having fair market value equal to the exercise price of the options being exercised, or in such other lawful consideration as the Board of Directors may determine, or by a combination of such methods of payment. Therefore, an optionee may be able to tender shares of Class A Common Stock to purchase additional shares of Class A Common Stock and may theoretically exercise all of his or her stock options with no additional investment other than his or her original shares.

FORMULA STOCK OPTION PLAN

    On September 25, 1994 the Board of Directors approved the Formula Plan which provides for the grant to non-management Directors of the Company options to purchase up to 50,000 shares of Class A Common Stock. The current non-management Directors participating in the Formula Plan are Paul M. Kelnberger and Jana Webster Vaughn.

    Under the Formula Plan, options will be granted pursuant to a formula that determines the timing, pricing and amount of the option awards using only objective criteria, without discretion on the part of the administrators of the Formula Plan. The Formula Plan provides that its provisions may not be amended more than once every six months, other than to comply with changes in the Code, the Employee Retirement Income Security Act, or the rules thereunder. Also any provision for forfeiture or termination of an option award will be specific and objective, rather than general, subjective or discretionary.

    Options were and shall be granted under the Formula Plan to non-employee Directors as follows:

    (a) Commencing September 1, 1994, and continuing annually thereafter on the day immediately following the Company's annual meeting of shareholders, the Company granted and will grant, to Mr. Kelnberger and Ms. Vaughn, options to purchase a total of 1,500 shares of Class A Common Stock. The exercise price of each option granted is equal to the fair market value of the shares of Class A Common Stock on the date of the grant and each option vests in two equal installments on the first and second anniversary of the grant. Future options shall be granted to Mr. Kelnberger and Ms. Vaughn only if each of them is a Director on the date of the grant and has attended, during the Company's fiscal year immediately preceding the grant, at least 75% of the meetings he or she was eligible to attend of the Board of Directors and the Committees on which the Director has served.

    (b) Each non-employee Director appointed in the future will receive, on the date he or she first becomes a Director, options to purchase a total of 3,000 shares of Class A Common Stock. The exercise price of such options will be the fair market value of the shares of Class A Common Stock on the date of the grant and said options shall vest and be exercisable in three equal installments on the first, second and third anniversary of the date of the grant, subject to the Director's continued service as a Director of the Company on such dates.

    As of the date of this Prospectus, options to purchase 6,000 shares of Class A Common Stock have been granted under the Formula Plan, of which 3,000 carry an exercise price of $6.75 per share and 3,000 carry an exercise price of $10.25. To date, none of these options have been exercised. The following options have been granted under the Formula Plan to non-management directors of the Company:

                                                            NUMBER OF    EXERCISE
DIRECTOR                                                     SHARES        PRICE       FULL VESTING DATE
- ---------------------------------------------------------  -----------  -----------  ----------------------
Paul M. Kelnberger.......................................       1,500    $    6.75       September  1, 1996
Jana Webster Vaughn......................................       1,500    $    6.75       September  1, 1996
Paul M. Kelnberger.......................................       1,500    $   10.25       September 18, 1997
Jana Webster Vaughn......................................       1,500    $   10.25       September 18, 1997

                       PRINCIPAL AND SELLING STOCKHOLDERS


    The following table sets forth as of September 25, 1996 the number and percentage of shares of Class A Common Stock and Class B Common Stock beneficially owned by (i) all persons known by the Company to be the beneficial owner of more than five percent (5%) of the outstanding shares of Class A Common Stock or Class B Common Stock, (ii) each named executive officer and director,
(iii) all directors and executive officers of the Company as a group, and (iv) the Acquisition Selling Stockholders.



                                                        SHARES                     SHARES TO BE
                                                     BENEFICIALLY                  BENEFICIALLY
                                                    OWNED PRIOR TO    NUMBER OF   OWNED AFTER THE        VOTING CONTROL(4)
                                                    THE OFFERING(2)    SHARES     OFFERING(2)(3)    ----------------------------
                                                   -----------------    BEING    -----------------     BEFORE          AFTER
     NAME AND ADDRESS OF BENEFICIAL OWNER(1)        NUMBER   PERCENT   OFFERED    NUMBER   PERCENT    OFFERING       OFFERING
- -------------------------------------------------- --------- -------  ---------  --------- -------  -------------  -------------
Daniel A. Potter, Chief Executive Officer and
 Chairman(3)(5)................................... 1,356,759  10.4%          -   1,356,759   7.1%     27.2%          21.0%
John M. Bedard, President and Director(3)(6)...... 1,028,117   7.9%          -   1,028,117   5.4%     21.6%          16.8%
Daniel C. Howard, Chief Operations Officer and
 Director(3)(7)...................................    69,499   *             -      69,499   *         1.0%          *
Christopher J. Gondeck, Chief Financial
 Officer(8).......................................    41,000   *             -      41,000   *        *              *
Richard Bedard, Executive Vice President(9).......    20,000   *             -      20,000   *        *              *
Bruce Carlson, Vice President of Real
 Estate(10).......................................    34,375   *             -      34,375   *        *              *
Michael Schifsky, Vice President of Franchise
 Development(11)..................................    34,200   *             -      34,200   *        *              *
Robert E. Yager, Vice President of Store
 Operations and Director(12)......................    85,250   *             -      85,250   *        *              *
Paul M. Kelnberger, Director(13)..................       750   *             -         750   *        *              *
Jana Webster Vaughn, Director(13).................       750   *             -         750   *        *              *
Steven D. Nielsen and Sandra L. Nielsen(14).......    25,000   *        25,000           -   *        *              *
All directors and executive officers as a group
 (10 persons)
 (2)(5)(6)(7)(8)(9)(10)(11)(12)(13)............... 2,670,700  20.3%          -   2,670,700  13.9%     50.4%          39.1%


- ------------
  * Indicates ownership of less than one percent (1%).

 (1)The address of Messrs. Potter, John Bedard, Howard, Gondeck, Richard Bedard, Carlson, Schifsky, Yager, and Kelnberger and Ms. Vaughn is c/o Video Update, Inc., 3100 World Trade Center, 30 East Seventh Street, St. Paul, Minnesota 55101. The address for Mr. and Mrs. Nielsen is 14631 Glendale S.E., Prior Lake, Minnesota 55372.

 (2)Shares of common stock which an individual or group has a right to acquire within 60 days upon the exercise of options or warrants are deemed outstanding for the purposes of computing the percentage of shares beneficially owned by such individual or group. Such shares are not deemed to be outstanding for the purpose of computing the percentage of shares beneficially owned by any other person shown in the table.

 (3)As discussed herein, in connection with the Escrow Agreement, approximately sixty-five percent (65%) of the shares of Class B Common Stock beneficially owned by Messrs. Potter, Bedard and Howard or 706,394, 570,776 and 22,830 shares of Class B Common Stock, respectively (1,300,000 shares of Class B Common Stock in the aggregate), are being held in escrow. So long as such shares are in escrow, the beneficial owner may vote but not dispose of such shares. See "Principal and Selling Stockholders -- Escrow Shares" and "Description of Securities -- Escrow Agreement."

 (4)Holders of Class A Common Stock have the right to cast one vote for each share held of record and holders of Class B Common Stock have the right to case five votes for each share held of record on all matters submitted to a vote of the holders of Common Stock. See "Description of Securities -- Common Stock."

 (5)Includes an aggregate of 39,515 shares of Class B Common Stock held in custodial accounts for Mr. Potter's children. Does not include 26,250 shares of Class A Common Stock owned by Mr. Potter's father, in which Mr. Potter disclaims beneficial ownership.

 (6)Includes 39,515 shares of Class B Common Stock held by Mr. Bedard's mother, but subject to a voting trust of which Mr. Bedard is the voting trustee.

 (7)Includes an aggregate of 34,375 shares of Class A Common Stock issuable upon the exercise of various stock options. Excludes an aggregate of 23,125 shares of Class A Common Stock issuable upon the exercise of various stock options that have not and will not vest within 60 days of the date of this Prospectus.

 (8) Includes an aggregate of 37,000 shares of Class A Common Stock issuable on exercise of various stock options. Excludes an aggregate of 34,500 shares of Class A Common Stock issuable on the exercise of various stock options that have not and will not vest within 60 days of the date of this Prospectus.

 (9) Consists of an aggregate of 20,000 shares of Class A Common Stock issuable upon the exercise of various stock options that have vested. Excludes an aggregate of 34,000 shares of Class A Common Stock issuable upon the exercise of stock options that have not and will not vest within 60 days of the date of this Prospectus.

(10) Consists of an aggregate of 34,375 shares of Class A Common Stock issuable upon the exercise of various stock options that have vested. Excludes an aggregate of 23,125 shares of Class A Common Stock issuable upon the exercise of stock options that have not and will not vest within 60 days of the date of this Prospectus.

(11) Consists of an aggregate of 34,200 shares of Class A Common Stock issuable upon the exercise of various stock options that have vested. Excludes an aggregate of 22,800 shares of Class A Common Stock issuable upon the exercise of stock options that have not and will not vest within 60 days of the date of this Prospectus.

(12) Includes 6,500 shares of Class A Common Stock issuable upon the exercise of stock options that have vested. Excludes 7,000 shares of Class A Common Stock issuable upon the exercise of stock options that have not and will not vest within 60 days of the date of this Prospectus.

(13) Comprised of 750 shares of Class A Common Stock issuable upon the exercise of stock options that have vested. Excludes 2,250 shares of Class A Common Stock issuable upon the exercise of various stock options that have not and will not vest within 60 days of the date of this Prospectus.


(14) Holders of 25,000 shares of Class A Common Stock issued in connection with an acquisition by the Company and registered concurrently with this Offering. See "Concurrent Registration by Selling Stockholders."


ESCROW SHARES

    The Escrow Shares placed into escrow by Messrs. Potter, Bedard and Howard in connection with the Company's initial public offering will be released upon the achievement by the Company of certain earnings goals or if the Class A Common Stock reaches certain price goals. See "Description of Securities -- Escrow Agreement." The Commission has adopted a position with respect to arrangements such as the Escrow Agreement. This position provides that in the event any shares are released from escrow to the stockholders of the Company who are officers, directors, consultants or employees of the Company, a non-cash compensation expense will be recorded for financial reporting purposes. Therefore, if the Company attains any of the earnings thresholds or the Company's Class A Common Stock meets certain minimum bid prices required for the release of the Escrow Shares, the release will require the Company to recognize additional compensation expense. Accordingly, the Company will, in the event of the release of the Escrow Shares, recognize during the period in which the earnings thresholds are met or such minimum bid prices obtained, what could be a substantial non-cash charge that would have the effect of substantially increasing the Company's loss or reducing or eliminating earnings, if any, at such time. Although the amount of compensation expense recognized by the Company will not affect the Company's total stockholders' equity or cash flow, it may have a depressive effect on the market price of the Company's securities. See "Risk Factors -- Charge to Income in the Event of Release of Escrow Shares."

                              CERTAIN TRANSACTIONS

    Effective August 31, 1995, the Company entered into a Purchase Agreement with Bedard Entertainment, Inc. ("BEI"), a privately held Minnesota corporation that owned and operated three video superstores, and the stockholders of BEI. Under the Purchase Agreement, the Company acquired substantially all of the assets of BEI in exchange for 15,000 shares of Class A Common Stock and the assumption of indebtedness of BEI of approximately $275,000. The stockholders of BEI are Glenn and Deborah Bedard, the brother and sister-in-law of John M. Bedard, the Company's President and a Director.

    On September 2, 1994 the Company entered into an Agreement and Plan of Merger (the "Merger Agreement") with Koonrod, Inc. ("KRI"), a privately held Minnesota corporation that owned and operated two of the Company's franchised superstores, and the stockholders of KRI. Under the Agreement, the Company acquired all of the outstanding capital stock of KRI in exchange for $75,000 in cash and 105,000 shares of Class A Common Stock, and KRI was merged with and into the Company. All of the outstanding stock of KRI was owned by Donald Potter, the father of Daniel Potter, the Company's Chief Executive Officer and Chairman, and Robert Yager, a Director of the Company, the brother-in-law of Daniel Potter, and the son-in-law of Donald Potter. In exchange for their shares of the capital stock of KRI, Donald Potter received 26,250 shares of Class A Common Stock and $19,200 in cash, and Robert Yager received 78,750 shares of Class A Common Stock and $55,800 in cash.

    Craig Belisle entered into the Company's standard ten-year franchise agreement in February 1984 for the operation of a superstore in the Twin Cities area. Mr. Belisle recently entered into another standard ten-year franchise agreement that expires in June 2005. Mr. Belisle is the brother-in-law of John
M. Bedard, the Company's President and a Director.

    During fiscal 1996, the Company paid approximately $245,000 to Johnson, West & Co. for accounting services in connection with the Company's acquisitions and for tax preparation services. During the three months ended July 31, 1996, the Company paid approximately $40,800 to Johnson, West & Co. for accounting and tax preparation services. Mr. Kelnberger, a Director of the Company, is a member of Johnson, West & Co.

    The Company believes that the above arrangements were on terms at least as favorable as could be obtained from unaffiliated parties.


    The Company has Recourse Notes from the Company's Chief Executive Officer and from the President for approximately $2,089,000 and $1,161,000, respectively, including accrued interest through July 31, 1996. The Recourse Notes, which provide for full recourse against the respective officer's personal assets and Company stockholdings, are payable in ten equal annual installments, the last of which is due in May 2005, and accrue interest at 6.9% per annum. The Recourse Notes were issued by the executives upon their exercise in August 1995 of 420,000 options granted to them under the Stock Option Plans in May 1995 at an exercise price of $4.3125, the fair market value of the stock on the date the options were granted. The Recourse Notes represent the total exercise price of such options plus amounts advanced by the Company to such executives to satisfy then anticipated tax liabilities. On the effective date of the Offering, the Recourse Notes shall be evidenced by promissory notes bearing interest at a rate of 8% per annum, with payment of principal and interest due on the third anniversary of the closing of the Offering. In the event that the obligors sell any shares of the Company's stock, the net proceeds thereof will be applied to payment, in part or in full, of the Recourse Notes.


    In addition, as of July 31, 1996, the Company has a note receivable from the President of the Company for $29,000 which accrues interest at 8% per annum and is due November 1996. The note represents advances from the Company to the President from January 1994 to April 1994, together with accrued interest.

                           DESCRIPTION OF SECURITIES

GENERAL

    On the date of this Prospectus, the Company's authorized capital stock consists of 50,000,000 shares of Class A Common Stock, $.01 par value per share, of which 11,002,735 are issued and outstanding, 2,000,000 shares of Class B Common Stock, $.01 par value per share (including the Escrow Shares), all of which are issued and outstanding, and 5,000,000 shares of Preferred Stock, $.01 par value per share, none of which are outstanding.

COMMON STOCK

    The Class A Common Stock and Class B Common Stock do not carry preemptive rights and are substantially identical except that holders of Class A Common Stock have the right to cast one vote for each share held of record and holders of Class B Common Stock have the right to cast five votes for each share held of record on all matters submitted to a vote of the holders of Common Stock. The Class A Common Stock and Class B Common Stock vote together as a single class on all matters on which stockholders may vote, including the election of directors, except when class voting is required by applicable law.

    Shares of Class B Common Stock are automatically convertible into an equivalent number of fully paid and non-assessable shares of Class A Common Stock upon the sale or transfer of such shares of Class B Common Stock by the original record holder thereof or upon the death of the original record holder. Each share of Class B Common Stock also is convertible at any time at the option of the holder into one share of Class A Common Stock; once such shares are converted into Class A Common Stock, they are retired and unavailable for future reissuance as Class B Common Stock.

    Holders of the Class A Common Stock and Class B Common Stock have equal ratable rights to dividends from funds legally available therefor, when, as and if declared by the Board of Directors and are entitled to share ratably, as a single class, in all of the assets of the Company available for distribution to holders of shares of Common Stock upon the liquidation, dissolution or winding up of the affairs of the Company. Holders of Class A Common Stock or Class B Common Stock do not have preemptive, subscription or conversion rights. No redemption or sinking fund provisions exist for the benefit of the Class A Common Stock or Class B Common Stock. All outstanding shares of Class A and Class B Common Stock are, and those shares of Class A Common Stock offered hereby, will be validly issued, fully paid and non-assessable. Following the completion of this Offering, the existing Class B Common stockholders will have significant influence over control of the Company, despite any accumulation of Class A Common Stock by third parties.

    The difference in voting rights described above increases the voting power of the Class B Common stockholders and accordingly has an anti-takeover effect. The existence of the Class B Common Stock may make the Company a less attractive target for a hostile takeover bid or render more difficult or discourage a merger proposal, an unfriendly tender offer, a proxy contest, or the removal of incumbent management, even if such transactions were favored by the stockholders of the Company other than the Class B Common stockholders. Thus, the stockholders may be deprived of an opportunity to sell their shares at a premium over prevailing market prices in the event of a hostile takeover bid. Those seeking to acquire the Company through a business combination will be compelled to consult first with the Class B Common stockholders in order to negotiate the terms of such business combination. Any such proposed business combination will have to be approved by the Board of Directors, which may be under the control of the Class B Common stockholders, and if stockholder approval were required, the approval of the Class B Common stockholders will be necessary before any such business combination can be consummated.

WARRANTS

    CLASS A WARRANTS. On the date of this Prospectus, the Company had reserved 348,050 Class A Warrants that are issuable upon exercise of the Blair Options. The holder of each Class A Warrant is entitled, upon payment of the exercise price of $6.50, to purchase one share of Class A Common Stock and one Class B Warrant. Unless previously redeemed, the Class A Warrants are exercisable at any time after issuance until

July 19, 1999, provided that at such time a current prospectus relating to the Class A Common Stock and the Class B Warrants is then in effect and the Class A Common Stock and the Class B Warrants are qualified for sale or exempt from qualification under applicable state securities laws. The Class A Warrants are subject to redemption, as described below.

    CLASS B WARRANTS. On the date of this Prospectus, the Company has outstanding 8,504,825 Class B Warrants, and had reserved 696,100 Class B Warrants that are issuable upon exercise of the Blair Options. The holder of each Class B Warrant is entitled to purchase one share of Class A Common Stock at an exercise price of $8.75. Unless previously redeemed, the Class B Warrants are exercisable at any time after issuance until July 19, 1999, provided that at such time a current prospectus relating to the Class A Common Stock is then in effect and the Class A Common Stock is qualified for sale or exempt from qualification under applicable state securities laws. The Class B Warrants are subject to redemption, as described below (collectively, the Class A and Class B Warrants are referred to as the "Warrants").

    REDEMPTION. Upon issuance, the Class A Warrants are subject to redemption by the Company upon 30 days written notice, at a price of $.05 per Class A Warrant, if the average last reported sale price of the Class A Common Stock for any 30 consecutive business days ending within 15 days of the date on which the notice of redemption is given exceeds $9.10 per share. The Class B Warrants are subject to redemption by the Company upon 30 days written notice, at a price of $.05 per Class B Warrant, if the average closing bid price of the Class A Common Stock for any 30 consecutive business days ending within 15 days of the date on which the notice of redemption is given exceeds $12.25 per share. Holders of Warrants called for redemption will automatically forfeit their rights to purchase the shares of Class A Common Stock, and Class B Warrants in the case of the Class A Warrants, issuable upon exercise of such Warrants unless the Warrants are exercised before the close of business on the business day immediately prior to the date set for redemption. All of the outstanding Warrants must be redeemed if any are redeemed. A notice of redemption shall be mailed to each of the registered holders of the Warrants by first class mail, postage prepaid, upon 30 days' notice before the date fixed for redemption. The notice of redemption shall specify the redemption price, the date fixed for redemption, the place where the Warrant certificates shall be delivered and the redemption price to be paid, and that the right to exercise the Warrants shall terminate at 5:00 p.m. (New York City time) on the business day immediately preceding the date fixed for redemption.

    GENERAL. The Warrants may be exercised upon surrender of the certificate(s) therefor on or prior to the expiration or the redemption date (as explained above) at the offices of the Company's warrant agent (the "Warrant Agent") with the form of "Election to Purchase" on the reverse side of the certificate(s) completed and executed as indicated, accompanied by payment (in the form of certified or cashier's check payable to the order of the Company) of the full exercise price for the number of Warrants being exercised.

    The Warrants contain provisions that protect the holders thereof against dilution by adjustment of the exercise price per share and the number of shares issuable upon exercise thereof upon the occurrence of certain events, including issuances of Class A Common Stock (or securities convertible, exchangeable or exercisable into Class A Common Stock) at less than market value, stock dividends, stock splits, mergers, sale of substantially all of the Company's assets, and for other extraordinary events; provided, however, that no such adjustment shall be made upon, among other things, (i) the issuance or exercise of options or other securities under the Company's Stock Option Plans or Formula Plan or other employee benefit plans or (ii) the sale or exercise of outstanding options or Warrants.

    The Company is not required to issue fractional shares of Class A Common Stock, and in lieu thereof will make a cash payment based upon the current market value of such fractional shares. The holder of the Warrants will not possess any rights as a stockholder of the Company unless and until such holder exercises the Warrants.

    SOLICITATION FEE. The Company has agreed not to solicit Class B Warrant exercises other than through D.H. Blair. Upon any exercise of the Class B Warrants, the Company will pay D.H. Blair a fee of 5% of the aggregate exercise price (the "Warrant Fee"), if (i) the market price of the Company's Class A Common Stock on the date the Warrant is exercised is greater than the then exercise price of the Warrants; (ii) the warrantholder designates in writing that the exercise of the Warrant was solicited by a member of the National Association of Securities Dealers, Inc.;
(iii) the Warrant is not held in a discretionary account; (iv) disclosure of compensation arrangements was made both at the time of the Company's initial public offering and at the time of exercise of the Warrants; and (v) the solicitation of exercise of the Warrant was not in violation of Rule 10b-6 promulgated under the Exchange Act.

    D.H. Blair has informed the Company that the Commission is conducting an investigation concerning various business activities of D.H. Blair and D.H. Blair & Co., Inc. ("Blair & Co."). The Company has been advised that D.H. Blair cannot predict whether this investigation will ever result in any type of formal enforcement action against D.H. Blair or Blair & Co. or, if so, whether any such action might have an adverse effect on D.H. Blair or Blair & Co. or any of the Company's securities.

    BLAIR OPTIONS. D.H. Blair and its designees hold the Blair Options, which were issued in connection with D.H. Blair's services provided in the Company's initial public offering in July 1994 and subsequent public offering in April 1995. Under the Blair Options, the holders may purchase up to (i) 117,500 units at $6.25 per unit, each unit consisting of one share of Class A Common Stock, one Class A Warrant, and one Class B Warrant, and (ii) 795 units at $1,300 per unit, each unit consisting of 290 shares of Class A Common Stock, 290 Class A Warrants and 290 Class B Warrants. The Warrants underlying the Blair Options are not subject to redemption until issued. The Blair Options and the underlying securities may not be sold, assigned or otherwise transferred for three years from the date of issuance.

PREFERRED STOCK

    The Preferred Stock may be issued in series, and shares of each series will have such rights and preferences as are fixed by the Board of Directors in the resolutions authorizing the issuance of that particular series. In designating any series of Preferred Stock, the Board of Directors may, without further action by the holders of Common Stock, fix the number of shares constituting that series and fix the dividend rights, dividend rate, conversion rights, voting rights (which may be greater or lesser than the voting rights of the Common Stock), rights and terms of redemption (including any sinking fund provisions), and the liquidation preferences of the series of Preferred Stock. The holders of any series of Preferred Stock, when and if issued, are expected to have priority claims to dividends and to any distributions upon liquidation of the Company, and they may have other preferences over the holders of the Common Stock.

    The Board of Directors may issue series of Preferred Stock without action by the stockholders of the Company. Accordingly, the issuance of Preferred Stock may adversely affect the rights of the holders of the Common Stock. In addition, the issuance of Preferred Stock may be used as an "anti-takeover" device without further action on the part of the stockholders. Issuance of Preferred Stock may dilute the voting power of holders of Common Stock (such as by issuing Preferred Stock with super-voting rights) and may render more difficult the removal of current management, even if such removal may be in the stockholders' best interest. The Company has no current plans to issue any Preferred Stock.

ESCROW AGREEMENT

    Of the 13,002,735 shares of Common Stock outstanding prior to this Offering, 1,300,000 shares of Class B Common Stock are held in escrow and will not be assignable or transferable (but may be voted) until such time, if ever, as the Escrow Shares are released from escrow in accordance with the Escrow Agreement. Each holder of Class B Common Stock contributed pro rata to the number of Escrow Shares. All Escrow Shares remaining in escrow on July 31, 1998 will be forfeited and then canceled and contributed to the Company's capital.

    A stockholder's rights to his shares in escrow are not affected by any change in his status as an employee, officer or director of, or his relationship with, the Company, and, in the event of such stockholder's death, the terms of the Escrow Agreement will be binding on such stockholder's executor, administrator, estate and legatees.

    Pursuant to the Escrow Agreement, 700,000 of the Escrow Shares will be released from escrow if and only if the Company's Minimum Pretax Income (as defined below, which definition causes the adjustments set forth herein) meets or exceeds the following targets:

                                                                    TARGETS
                                                                    PRIOR TO      ADJUSTED
                                                      ORIGINAL        THIS       TARGETS FOR
                                                      TARGETS       OFFERING    THIS OFFERING
                                                    ------------  ------------  -------------
Year Ended April 30, 1995.........................  $  2,000,000  $  2,025,211  $   2,025,211
Year Ended April 30, 1996.........................     2,700,000     8,722,578      8,722,578
Year Ending April 30, 1997........................     4,000,000    15,537,767     20,085,323
Year Ending April 30, 1998........................     5,500,000    21,364,429     29,701,617

    All Escrow Shares will be released from escrow if the Company's Minimum Pretax Income meets or exceeds the following targets:

                                                                    TARGETS
                                                                    PRIOR TO      ADJUSTED
                                                      ORIGINAL        THIS       TARGETS FOR
                                                      TARGETS       OFFERING    THIS OFFERING
                                                    ------------  ------------  -------------
Year Ended April 30, 1995.........................  $  3,300,000  $  3,341,599  $   3,341,599
Year Ended April 30, 1996.........................     3,300,000    10,660,928     10,660,928
Year Ending April 30, 1997........................     5,000,000    19,422,208     25,106,654
Year Ending April 30, 1998........................     6,700,000    26,025,759     36,181,969

    Alternatively, 700,000 Escrow Shares will be released from escrow if the closing Bid Price of the Class A Common Stock averages in excess of $15.00 per share (subject to adjustment in the event of any stock split, dividend or distribution, reverse stock split or other similar event) for 20 consecutive trading days at any time prior to July 19, 1997.

    In addition, all of the Escrow Shares will be released from escrow if the closing Bid Price of the Class A Common Stock averages in excess of $22.00 per share (subject to adjustment in the event of any stock split, dividend or distribution, reverse stock split or similar event) for 20 consecutive trading days at any time prior to July 19, 1997.

    "Minimum Pretax Income" means for any fiscal year the Company's net income before provision for income taxes and exclusive of any extraordinary earnings or charges that would result from the release of the Escrow Shares, all as audited by the Company's independent auditors. The Minimum Pretax Income amounts set forth in the Escrow Agreement were subject to adjustment (proportional increase) if after the execution of the Escrow Agreement additional shares of Class A Common Stock were issued (other than in connection with stock dividends, stock splits or similar events). The original Minimum Pretax Income targets set forth above have been adjusted to reflect subsequent issuances of securities by the Company (including securities issued in connection with acquisitions) and assuming completion of this Offering.

    The Minimum Pretax Income levels set forth above could be achieved through prospective Company earnings or through an acquisition or merger involving the Company that is accounted for using the pooling of interests method of accounting, which could allow for the attainment of earnings targets for previous fiscal years. However, the earnings levels and the share prices set forth above were determined by negotiation between the Company and Blair prior to the Company's initial public offering and should not be construed to imply or predict any future earnings by the Company or any increase in the market price of its securities.

TRANSFER AND WARRANT AGENT

    The Company has appointed American Stock Transfer & Trust Company, New York, New York, as Transfer Agent for its Common Stock and Warrant Agent for the Warrants.

SHARES ELIGIBLE FOR FUTURE SALE


    Upon completion of this Offering, the Company will have outstanding 17,102,735 shares of Class A Common Stock and 2,000,000 shares of Class B Common Stock (including the Escrow Shares). All of the 6,100,000 shares of Class A Common Stock to be sold by the Company in this Offering will be freely tradeable without restriction or further registration under the Securities Act, except for any shares purchased by any person who is or thereafter becomes an "affiliate" of the Company, which shares will be subject to the resale limitations contained in Rule 144 promulgated under the Securities Act as described below.

    Holders of the Class B Warrants will be entitled to purchase an aggregate of 8,504,825 additional shares of Class A Common Stock upon exercise of the Class B Warrants at an exercise price of $8.75 per share, at any time until July 19, 1999, provided that the Company satisfies certain securities registration requirements with respect to the securities underlying the Warrants. Any and all shares of Class A Common Stock purchased upon exercise of the Warrants will be freely tradeable, provided such registration requirements are met.


    All of the shares of Class B Common Stock currently outstanding (and the shares of Class A Common Stock into which they are convertible) and the 371,450 shares of Class A Common Stock issued in connection with certain of the Company's acquisitions (the "Acquisition Shares") are "restricted securities" within the meaning of Rule 144 under the Securities Act and, in general, if held for at least two years, will be eligible for sale (with respect to the Class B Common Stock, through conversion into an equal number of shares of Class A
Common Stock) in the public market in reliance upon and subject to the limitations of Rule 144. In general under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including a person who may be deemed to be an "affiliate" of the Company as that term is defined under the Securities Act, is entitled to sell, within any three month period, the number of shares beneficially owned for at least two years that does not exceed the greater of (i) one percent of the number of the then outstanding shares of Class A Common Stock, or (ii) the average weekly trading volume of the Class A Common Stock during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain requirements as to the manner of sale, notice and the availability of current public information about the Company. Furthermore, a person who is not deemed to have been an affiliate of the Company during the ninety days preceding a sale by such person and who has beneficially owned such shares for at least three years is entitled to sell such shares without regard to the volume, manner of sale or notice requirement.



    In addition, the Company has granted demand registration rights with respect to the 371,450 shares of Class A Common Stock issued in connection with three acquisitions completed by the Company during fiscal 1996. Approximately 315,343 of these shares also are subject to the restrictions of Regulation S and may not be sold unless such shares are registered under the Act and any applicable state securities law in the U.S. or such offer or sale is made pursuant to exemptions from these registration requirements. Commencing in July 1996, holders of the demand registration rights will have the right to require the Company to register their shares under the Securities Act on one occasion, but, with respect to 315,343 of such shares, only to the extent that such shares may not be sold pursuant to an exemption from registration under the Securities Act.


    The Company's directors, executive officers and holders of all outstanding shares of the Class B Common Stock have agreed not to offer, sell, assign or transfer any securities of the Company for a period of 180 days from the closing of this Offering without the prior written consent of Piper Jaffray Inc. The sale, or availability for sale, of substantial amounts of Class A Common Stock in the public market subsequent to this Offering could adversely affect the prevailing market prices of the Company's securities and could impair the Company's ability to raise additional capital through the sale of its equity securities.

    Following this Offering, no predictions can be made of the effect, if any, of future public sales of restricted shares or the availability of restricted shares for sale in the public market. Moreover, the Company cannot predict the number of shares of Class A Common Stock that may be sold in the future pursuant to Rule 144 or Rule 701 of the Securities Act because such sales will depend on, among other factors, the market price of the Class A Common Stock and the individual circumstances of the holders thereof. The availability for sale of substantial amounts of Class A Common Stock acquired through the exercise of the Class B Warrants, other outstanding options or the Blair Options could adversely affect prevailing market prices for the Class A Common Stock.

    The Company has filed a registration statement on Form S-8 under the Securities Act to register shares of Class A Common Stock that have been issued, or are reserved for future issuance, to current employees, directors or consultants of the Company pursuant to the exercise of stock options or purchase rights granted under the Company's 1994 and 1995 Plans. See "Management -- Stock Option Plans" and "Management -- Formula Stock Option Plan." Shares issued under the 1994 and 1995 Plans will be available for immediate resale in the public market.

                                  UNDERWRITING


    The Company has entered into a Purchase Agreement (the "Purchase Agreement") with the underwriters listed in the table below (the "Underwriters"). Subject to the terms and conditions set forth in the Purchase Agreement, the Company has agreed to sell 6,100,000 shares of Class A Common Stock to the Underwriters, and each of the Underwriters has severally agreed to purchase the number of shares of Class A Common Stock set forth opposite each Underwriter's name in the table below:



                                                                                               NUMBER
UNDERWRITERS                                                                                 OF SHARES
- -------------------------------------------------------------------------------------------  ----------
Piper Jaffray Inc..........................................................................   3,050,000
The Robinson-Humphrey Company, Inc.........................................................   3,050,000
                                                                                             ----------
  Total....................................................................................   6,100,000
                                                                                             ----------
                                                                                             ----------


    Subject to the terms and conditions of the Purchase Agreement, the Underwriters have agreed to purchase all of the Class A Common Stock being sold pursuant to the Purchase Agreement if any is purchased (excluding shares covered by the over-allotment option granted therein). In the event of a default by any Underwriter, the Purchase Agreement provides that, in certain circumstances, purchase commitments of the non-defaulting Underwriters may be increased or decreased or the Purchase Agreement may be terminated.


    The Underwriters have advised the Company that the Underwriters propose to offer the Class A Common Stock directly to the public initially at the public offering price set forth on the cover page of this Prospectus and to certain dealers at such price less a concession of not more than $.16 per share. Additionally, the Underwriters may allow, and such dealers may allow, a concession not in excess of $.10 per share to certain other dealers. After the Offering, the public offering price and other selling terms may be changed by the Underwriters.



    The Company has granted to the Underwriters an option, exercisable by Piper Jaffray Inc. within 30 days after the date of this Prospectus, to purchase up to 915,000 additional shares of Class A Common Stock at the same price per share to be paid by the Underwriters for the other shares offered hereby. If the Underwriters purchase any of such additional shares pursuant to this option, each Underwriter will be committed to purchase such additional shares in approximately  the  same  proportion  as  set  forth  in  the  table  above. The
Underwriters may exercise the option only for the purpose of covering over-allotments, if any, made in connection with the distribution of the Class A Common Stock offered hereby.


    The Company, its executive officers and Directors have agreed that they will not sell, offer to sell, issue, distribute or otherwise dispose of any shares of Class A Common Stock or any options, rights or warrants with respect to any shares of Class A Common Stock or register any shares of Class A Common Stock for sale under the Securities Act, for a period of 180 days after the date of this Prospectus (the "Lock-Up Period") without the prior written consent of Piper Jaffray Inc., except that the Company may issue shares of (i) Class A Common Stock pursuant to the over-allotment option, (ii) Class A Common Stock or options to purchase Class A Common Stock under the Plans, (iii) Class A Common Stock upon the exercise of presently outstanding warrants, and (iv) Class A Common Stock in connection with the Company's expansion strategy of growth through acquisitions, provided that such Class A Common Stock is restricted and is not tradeable prior to the expiration of the Lock-Up Period. See "Risk Factors -- Possible Depressive Effect on Price of Securities of Future Sales of Common Stock and Exercise of Warrants; Issuance of Additional Shares."


    The Underwriters have advised the Company that the Underwriters do not intend to confirm sales to any account over which they exercise discretionary authority in excess of 5% of the number of shares of Class A Common Stock offered hereby.



    The Company has agreed to indemnify the Underwriters and their controlling persons against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Underwriters may be required to make in respect thereof.

    In connection with this Offering, the Underwriters may engage in passive market making transactions in the Class A Common Stock on the Nasdaq National Market immediately prior to the commencement of sales in this Offering, in accordance with Rule 10b-6A under the Securities Exchange Act of 1934, as amended. Passive market making consists of displaying bids on the Nasdaq National Market limited by the bid prices of market makers not connected with this Offering and making purchases limited by such prices and effected in response to order flow. Net purchases by a passive market maker on each day are limited to a specified percentage of the passive market maker's average daily trading volume in the Class A Common Stock during a specified period prior to the filing of this Prospectus with the Commission and must be discontinued when such limit is reached. Passive market making may stabilize the market price of the Class A Common Stock at a level above that which might otherwise prevail, and, if commenced, may be discontinued at any time.

                                 LEGAL MATTERS

    O'Connor, Broude & Aronson, Bay Colony Corporate Center, 950 Winter Street, Suite 2300, Waltham, Massachusetts 02154 will pass upon the legality of the securities offered hereby for the Company. Certain attorneys at O'Connor, Broude & Aronson hold options to purchase up to 60,000 shares of Common Stock. Certain legal matters will be passed on for the Underwriters by Kaplan, Strangis and Kaplan, P.A., 5500 Norwest Center, 90 South Seventh Street, Minneapolis, Minnesota 55402.

                                    EXPERTS

    The consolidated financial statements of Video Update, Inc. as of April 30, 1995 and 1996, and for each of the three years in the period ended April 30, 1996, included in this Prospectus have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

    The Company has filed with the Commission a Registration Statement on Form S-3 (the "Registration Statement") in accordance with the provisions of the Securities Act, with respect to the securities offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits thereto. For further information, reference is made to the Registration Statement and to the exhibits filed therewith. Statements herein contained concerning the provisions of any document are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement. The Registration Statement and the exhibits may be inspected without charge at the offices of the Commission and, upon payment to the Commission of prescribed fees and rates, copies of all or any part thereof may be obtained from the Commission's principal office at the Public Reference Section, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549, or certain of the regional offices of the Commission located at 7 World Trade Center, New York, New York 10048 or 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, upon payment to the Commission of prescribed fees and rates. Reports, and other information concerning the Company may also be inspected at the offices of the Nasdaq Stock Market, Inc., located at 1735 K Street, N.W., Washington, D.C. 20006.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

    The following documents, which have been previously filed by the Company with the Commission under the Exchange Act, are incorporated by reference in this Prospectus:

    (1) Annual Report on Form 10-KSB for fiscal 1996, as amended by a Report on Form 10-KSB/A;

    (2) Quarterly Report on Form 10-QSB for the three months ended July 31, 1996; and

    (3) Description of the Company's Common Stock in the Company's Form 8-A Registration Statement, declared effective on July 20, 1994.

    All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the completion of the Offering described herein shall be deemed to be incorporated by reference into this Prospectus from the respective dates those documents are filed.

    Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of the Registration Statement and this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement or this Prospectus.

    The Company will provide, without charge, to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of any such person, a copy of any or all of the documents which have been incorporated herein by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference). Requests should be directed in writing to Daniel A. Potter, Chairman and Chief Executive Officer, Video Update, Inc., 3100 World Trade Center, 30 East Seventh Street, St. Paul, Minnesota 55101, or by telephone at (612) 222-0006.

                              RECENT DEVELOPMENTS

    No material changes in the Company's affairs have occurred since the end of fiscal 1996, which have not been described in an Annual Report on Form 10-KSB, a Quarterly Report on Form 10-QSB or a Current Report on Form 8-K filed by the Company under the Exchange Act.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                            PAGE
                                                                            ----
Report of Independent Auditors............................................   F-2
  Consolidated Balance Sheets as of April 30, 1995 and 1996 and as of July
   31, 1996...............................................................   F-3
  Consolidated Statements of Income for the years ended April 30, 1994,
   1995 and 1996 and for the three months ended July 31, 1995 and 1996....   F-4
  Consolidated Statement of Stockholders' Equity for the years ended
   April 30, 1994, 1995 and 1996 and for the three months ended July 31,
   1996...................................................................   F-5
  Consolidated Statements of Cash Flows for the years ended April 30,
   1994, 1995 and 1996 and for the three months ended July 31, 1995 and
   1996...................................................................   F-6
  Notes to Consolidated Financial Statements..............................   F-7

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
Video Update, Inc.

    We have audited the accompanying consolidated balance sheets of Video Update, Inc. and subsidiaries as of April 30, 1995 and 1996, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended April 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, these financial statements present fairly, in all material respects, the consolidated financial position of Video Update, Inc. and subsidiaries at April 30, 1995 and 1996, and the consolidated results of its operations and its cash flows for each of the three years in the period ended April 30, 1996 in conformity with generally accepted accounting principles.

    As discussed in Note 2 to the consolidated financial statements, in 1996 the
Company   changed  its  method  of  accounting   for  the  amortization  of  its
videocassette rental inventory.


                                                        Ernst & Young LLP


Minneapolis, Minnesota
June 12, 1996

                               VIDEO UPDATE, INC.

                          CONSOLIDATED BALANCE SHEETS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)
                                     ASSETS

                                                      APRIL 30,      APRIL 30,
                                                         1995           1996
                                                     ------------   ------------     JULY 31,
                                                                                       1996
                                                                                   ------------
                                                                                   (UNAUDITED)
Cash and cash equivalents.........................   $      5,573   $       676    $     1,062
Accounts receivable...............................             91           558            690
Notes receivable from related parties.............             30         1,555          1,608
Inventory.........................................          1,239         4,545          4,930
Videocassette rental inventory -- net.............          4,821        25,701         29,120
Property and equipment -- net.....................          4,594        18,988         21,288
Prepaid expenses..................................            135           682          1,064
Goodwill -- net...................................          2,912        25,973         25,602
Other assets......................................             55           840            913
                                                     ------------   ------------   ------------
Total assets......................................   $     19,450   $    79,518    $    86,277
                                                     ------------   ------------   ------------
                                                     ------------   ------------   ------------

                             LIABILITIES AND STOCKHOLDERS' EQUITY

Notes payable.....................................   $      1,278   $     4,859    $     9,418
Accounts payable..................................          1,194         8,692         10,253
Accrued compensation..............................            255         1,334          1,307
Accrued expenses..................................            735           977          1,270
Accrued rent expense..............................            157           228            236
Income taxes payable..............................              -           593            311
Deferred income taxes.............................            566           841            797
Other liabilities.................................             94           494            688
Commitments and contingencies.....................
Stockholders' equity:
  Preferred Stock, par value $.01 per share:
    Authorized shares -- 5,000,000
    Issued shares -- None.........................              -             -              -
  Class A Common Stock, par value $.01 per share:
    Authorized shares -- 50,000,000...............
    Issued and outstanding shares -- 4,138,366 at
     April 30, 1995 and 11,017,735 at April 30,
     1996 and at July 31, 1996....................             41           110            110
  Class B Common Stock, par value $.01 per share:
    Authorized, issued and outstanding shares --
     2,000,000 at
     April 30, 1995 and 1996 and at July 31,
     1996.........................................             20            20             20
  Additional paid-in capital......................         14,552        61,029         61,029
  Retained earnings...............................            558         2,186          2,749
  Foreign currency translation....................              -           (34 )         (100 )
                                                     ------------   ------------   ------------
                                                           15,171        63,311         63,808
  Notes receivable from officers for the exercise
   of options.....................................              -        (1,811 )       (1,811 )
                                                     ------------   ------------   ------------
Total stockholders' equity........................         15,171        61,500         61,997
                                                     ------------   ------------   ------------
Total liabilities and stockholders' equity........   $     19,450   $    79,518    $    86,277
                                                     ------------   ------------   ------------
                                                     ------------   ------------   ------------

                             See accompanying notes

                               VIDEO UPDATE, INC.

                       CONSOLIDATED STATEMENTS OF INCOME
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                             THREE MONTHS ENDED
                                                             FISCAL YEAR ENDED APRIL 30,          JULY 31,
                                                           -------------------------------  --------------------
                                                             1994       1995       1996       1995       1996
                                                           ---------  ---------  ---------  ---------  ---------
                                                                                                (UNAUDITED)
Revenues:
  Rental revenue.........................................  $   4,180  $   8,364  $  46,592  $   4,803  $  17,184
  Service fees...........................................        472        421        491        126        119
  Product sales..........................................        337        266      3,421        243      1,260
                                                           ---------  ---------  ---------  ---------  ---------
                                                               4,989      9,051     50,504      5,172     18,563
Costs and expenses:
  Store operating expenses...............................      2,997      5,986     39,685      3,549     14,539
  Selling, general and administrative....................      1,179      2,223      5,362        830      1,978
  Cost of product sales..................................        186        136      1,880        167        680
  Amortization of goodwill...............................          -         83      1,072        119        371
                                                           ---------  ---------  ---------  ---------  ---------
                                                               4,362      8,428     47,999      4,665     17,568
                                                           ---------  ---------  ---------  ---------  ---------
Operating income.........................................        627        623      2,505        507        995
Interest expense.........................................       (143)      (194)      (232)       (51)      (165)
Amortization of debt costs...............................          -       (157)         -          -          -
Other income.............................................         17        155        548         75        128
                                                           ---------  ---------  ---------  ---------  ---------
                                                                (126)      (196)       316         24        (37)
                                                           ---------  ---------  ---------  ---------  ---------
Income from continuing operations before income taxes....        501        427      2,821        531        958
Income tax expense.......................................        200        214      1,193        231        395
                                                           ---------  ---------  ---------  ---------  ---------
Income from continuing operations........................        301        213      1,628        300        563
Discontinued operations:
  Loss from discontinued operations, net of applicable
   income tax benefit....................................          -        (24)         -          -          -
  Loss on disposal of discontinued operations, net of
   applicable income tax benefit.........................          -        (35)         -          -          -
                                                           ---------  ---------  ---------  ---------  ---------
Net loss from discontinued operations....................          -        (59)         -          -          -
                                                           ---------  ---------  ---------  ---------  ---------
Net income...............................................  $     301  $     154  $   1,628  $     300  $     563
                                                           ---------  ---------  ---------  ---------  ---------
                                                           ---------  ---------  ---------  ---------  ---------
Primary income (loss) per share:
  Income from continuing operations......................  $     .33  $     .10  $     .15  $     .05  $     .05
  Discontinued operations................................          -       (.03)         -          -          -
                                                           ---------  ---------  ---------  ---------  ---------
  Net income.............................................  $     .33  $     .07  $     .15  $     .05  $     .05
                                                           ---------  ---------  ---------  ---------  ---------
                                                           ---------  ---------  ---------  ---------  ---------
Fully diluted income (loss) per share:
  Income from continuing operations......................  $     .33  $     .10  $     .14  $     .05  $     .05
  Discontinued operations................................          -       (.03)         -          -          -
                                                           ---------  ---------  ---------  ---------  ---------
  Net income.............................................  $     .33  $     .07  $     .14  $     .05  $     .05
                                                           ---------  ---------  ---------  ---------  ---------
                                                           ---------  ---------  ---------  ---------  ---------

                             See accompanying notes

                               VIDEO UPDATE, INC.

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                    CLASS A                   CLASS B           ADDITIONAL
                                                  COMON STOCK               COMMON STOCK          PAID-IN     RETAINED
                                            ------------------------  ------------------------    CAPITAL     EARNINGS
                                             NUMBER OF                 NUMBER OF                -----------  -----------
                                              SHARES       AMOUNT       SHARES       AMOUNT       AMOUNT       AMOUNT
                                            -----------  -----------  -----------  -----------  -----------  -----------
Balance at April 30, 1993.................           -    $       -      455,520    $       5    $     461    $     103
  Issuance of additional shares and
   transfer to adjust common stock to
   authorized par value as a result of
   2.1953-for-1 stock split...............           -            -      544,480            5           (5)           -
  Issuance of additional shares and
   transfer to adjust common stock to
   authorized par value as a result of
   2-for-1 stock split....................           -            -    1,000,000           10          (10)           -
  Warrants issued in connection with
   subordinated equity notes..............           -            -            -            -            5            -
  Net income..............................           -            -            -            -            -          301
                                            -----------       -----   -----------         ---   -----------  -----------
Balance at April 30, 1994.................           -            -    2,000,000           20          451          404
  Issuance of shares in connection with
   the Initial Public Offering net of
   registration expenses..................   1,351,250           13            -            -        5,280            -
  Issuance of shares in connection with
   the Company's acquisitions.............     481,616            5            -            -        2,643            -
  Issuance of shares in connection with
   the Subsequent Public Offering net of
   registration expenses..................   2,305,500           23            -            -        6,178            -
  Net income..............................           -            -            -            -            -          154
                                            -----------       -----   -----------         ---   -----------  -----------
Balance at April 30, 1995.................   4,138,366           41    2,000,000           20       14,552          558
  Issuance of shares in connection with
   the overallotment option related to the
   Subsequent Public Offering.............     345,970            3            -            -          989            -
  Issuance of shares in connection with
   the Company's acquisitions.............   1,603,444           17            -            -       14,746            -
  Issuance of shares in connection with
   the redemption of the Class A
   Warrants...............................   4,502,105           45            -            -       28,369            -
  Issuance of shares related to employee
   stock options exercised................     427,850            4            -            -        1,842            -
  Notes issued by officers for the
   exercise of stock options..............           -            -            -            -            -            -
  Tax benefit resulting from the exercise
   of non-qualified stock options.........           -            -            -            -          531            -
  Foreign currency translation............           -            -            -            -            -            -
  Net income..............................           -            -            -            -            -        1,628
                                            -----------       -----   -----------         ---   -----------  -----------
Balance at April 30, 1996.................  11,017,735    $     110    2,000,000    $      20    $  61,029    $   2,186
  Foreign currency translation............           -            -            -            -            -            -
  Net income..............................           -            -            -            -            -          563
                                            -----------       -----   -----------         ---   -----------  -----------
Balance at July 31, 1996 (unaudited)......  11,017,735    $     110    2,000,000    $      20    $  61,029    $   2,749
                                            -----------       -----   -----------         ---   -----------  -----------
                                            -----------       -----   -----------         ---   -----------  -----------

                                               FOREIGN      OFFICERS'
                                              CURRENCY        NOTES
                                             TRANSLATION   RECEIVABLE
                                            -------------  -----------
                                               AMOUNT        AMOUNT       TOTAL
                                            -------------  -----------  ---------
Balance at April 30, 1993.................    $       -     $       -   $     569
  Issuance of additional shares and
   transfer to adjust common stock to
   authorized par value as a result of
   2.1953-for-1 stock split...............            -             -           -
  Issuance of additional shares and
   transfer to adjust common stock to
   authorized par value as a result of
   2-for-1 stock split....................            -             -           -
  Warrants issued in connection with
   subordinated equity notes..............            -             -           5
  Net income..............................            -             -         301
                                                  -----    -----------  ---------
Balance at April 30, 1994.................            -             -         875
  Issuance of shares in connection with
   the Initial Public Offering net of
   registration expenses..................            -             -       5,293
  Issuance of shares in connection with
   the Company's acquisitions.............            -             -       2,648
  Issuance of shares in connection with
   the Subsequent Public Offering net of
   registration expenses..................            -             -       6,201
  Net income..............................            -             -         154
                                                  -----    -----------  ---------
Balance at April 30, 1995.................            -             -      15,171
  Issuance of shares in connection with
   the overallotment option related to the
   Subsequent Public Offering.............            -             -         992
  Issuance of shares in connection with
   the Company's acquisitions.............            -             -      14,763
  Issuance of shares in connection with
   the redemption of the Class A
   Warrants...............................            -             -      28,414
  Issuance of shares related to employee
   stock options exercised................            -             -       1,846
  Notes issued by officers for the
   exercise of stock options..............            -        (1,811)     (1,811)
  Tax benefit resulting from the exercise
   of non-qualified stock options.........            -             -         531
  Foreign currency translation............          (34)            -         (34)
  Net income..............................            -             -       1,628
                                                  -----    -----------  ---------
Balance at April 30, 1996.................    $     (34)    $  (1,811)  $  61,500
  Foreign currency translation............          (66)            -         (66)
  Net income..............................            -             -         563
                                                  -----    -----------  ---------
Balance at July 31, 1996 (unaudited)......    $    (100)    $  (1,811)  $  61,997
                                                  -----    -----------  ---------
                                                  -----    -----------  ---------

                             See accompanying notes

                               VIDEO UPDATE, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                               THREE MONTHS ENDED
                                                              FISCAL YEAR ENDED APRIL 30,           JULY 31,
                                                            --------------------------------  ---------------------
                                                              1994       1995        1996       1995        1996
                                                            ---------  ---------  ----------  ---------  ----------
                                                                                                   (UNAUDITED)
OPERATING ACTIVITIES
Net income................................................  $     301  $     154  $    1,628  $     300  $      563
Adjustments to reconcile net income to net cash provided
 by operating activities:
  Depreciation and amortization...........................      1,149      2,212      15,241      1,208       5,701
  Deferred rent and other liabilities.....................          -        129         472         47         202
  Deferred income taxes...................................          -        406          31         34         (44)
  Provision for discontinued operations...................          -         35           -          -           -
  Changes in operating assets and liabilities, net of
   acquisitions of businesses:
    Accounts receivable...................................        (39)        24        (385)      (110)       (132)
    Notes receivable......................................        (14)         1        (272)        (1)        (53)
    Inventory.............................................       (124)      (946)     (2,563)      (511)       (384)
    Other assets..........................................       (141)         8        (801)         2        (531)
    Accounts payable......................................        143         92       5,921      2,094       1,560
    Income taxes payable..................................          -       (240)      1,130        197        (282)
    Other liabilities.....................................          -        317      (1,319)       150         198
                                                            ---------  ---------  ----------  ---------  ----------
Net cash provided by operating activities.................      1,275      2,192      19,083      3,410       6,798
INVESTING ACTIVITIES
Purchase of videocassette rental inventory................     (1,606)    (3,752)    (22,739)    (2,975)     (7,910)
Purchase of property and equipment........................       (400)    (2,901)    (12,301)    (1,335)     (3,062)
Investment in businesses, net of cash acquired............          -       (708)    (17,391)    (4,356)          -
Notes receivable from officers............................          -          -      (1,252)         -           -
                                                            ---------  ---------  ----------  ---------  ----------
Net cash used in investing activities.....................     (2,006)    (7,361)    (53,683)    (8,666)    (10,972)
FINANCING ACTIVITIES
Proceeds from bank line of credit.........................          -          -       4,100          -       4,600
Proceeds from notes payable...............................        900      2,171           -          -          28
Payments on notes payable.................................       (164)    (2,829)     (3,838)      (146)        (68)
Payments of loan costs....................................        (24)      (145)          -          -           -
Proceeds from exercise of employee options................          -          -          35          -           -
Proceeds from exercise of Class A warrants................          -          -      28,414          -           -
Proceeds from issuance of common stock....................          -     11,494         992        992           -
                                                            ---------  ---------  ----------  ---------  ----------
Net cash provided by financing activities.................        712     10,691      29,703        846       4,560
                                                            ---------  ---------  ----------  ---------  ----------
Increase (decrease) in cash and cash equivalents..........        (19)     5,522      (4,897)    (4,410)        386
Cash and cash equivalents at beginning of year............         70         51       5,573      5,573         676
                                                            ---------  ---------  ----------  ---------  ----------
Cash and cash equivalents at end of year..................  $      51  $   5,573  $      676  $   1,163  $    1,062
                                                            ---------  ---------  ----------  ---------  ----------
                                                            ---------  ---------  ----------  ---------  ----------

                             See accompanying notes

                               VIDEO UPDATE, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 APRIL 30, 1996
                   (INFORMATION WITH RESPECT TO JULY 31, 1996
        AND THE THREE MONTHS ENDED JULY 31, 1995 AND 1996 IS UNAUDITED)

1.  SIGNIFICANT ACCOUNTING POLICIES

    NATURE OF BUSINESS

    Video Update, Inc. and subsidiaries (the "Company") own and operate retail video stores and sell and support retail video franchises. Company-owned stores are located in the United States and Canada with franchises located principally in the United States.

    CONSOLIDATION

    The accompanying financial statements present the consolidated financial position, results of operations and cash flows of the Company. All intercompany accounts and transactions have been eliminated.

    USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. The most significant estimates and assumptions relate to the amortization methods and useful lives of videocassette rental inventory and goodwill. These estimates and assumptions could change and actual results could differ from these estimates.

    BASIS OF PRESENTATION

    The Company utilizes an unclassified balance sheet presentation. This format was followed based on the premise that the videocassette rental inventory represents assets used by the Company to generate current operating income, and management believes that to classify all of these costs as noncurrent would be misleading to the readers of the financial statements because it would not indicate the level of assets expected to be converted into cash in the next year as a result of the rentals of the videocassettes.

    SERVICE FEES

    The Company receives continuing monthly royalty and other fee revenue from its franchisees based on a percentage of the franchisees' gross monthly revenue. Royalty fee and other fee revenues will continue for the initial terms of the franchise agreements, after which the revenues will be based upon renewed franchise agreements. Origination franchise fees collected are deferred and not recorded as revenue in the statement of income until the franchisee has executed a lease or a letter of intent for a franchised store location.

    CASH EQUIVALENTS

    The Company considers all highly liquid investments with a remaining maturity of three months or less when purchased to be cash equivalents.

    INVENTORY

    Inventory is stated at the lower of cost or market. Inventory consists of videocassettes held as base stock for the opening of new stores, videocassettes held for sale and supplies available for sale to franchisees.

                               VIDEO UPDATE, INC.

                                 APRIL 30, 1996
                   (INFORMATION WITH RESPECT TO JULY 31, 1996
        AND THE THREE MONTHS ENDED JULY 31, 1995 AND 1996 IS UNAUDITED)

1.  SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    VIDEOCASSETTE RENTAL INVENTORY

    Videocassette rental inventory is stated at cost, and is amortized over the estimated economic life as follows:

 NUMBER OF COPIES
OF TITLE PER STORE                       AMORTIZATION POLICY
- -------------------  ------------------------------------------------------------
One through three    Straight-line over 36 months to a salvage value of $6.00 per videocassette.

Four through nine    Straight-line over 6 months to a book value of $6.00 and
                     then straight-line over 30 months.

Ten and over         Straight-line over 6 months to a book value of $6.00 and
                     then straight-line over 3 months.

    PROPERTY AND EQUIPMENT

    Furniture and equipment are recorded at cost and depreciated using the straight-line method over the estimated economic life of the asset of five to ten years. Leasehold improvements are recorded at cost and depreciated using the straight-line method over the lesser of the estimated economic life of ten years or the lease term.

    GOODWILL

    Goodwill, consisting principally of excess cost over net assets from the acquisitions of businesses, is net of accumulated amortization of $83,000 and $1,155,000 at April 30, 1995 and 1996, respectively, and $1,526,000 at July 31,
1996, and is being amortized on a straight-line basis over twenty years. If facts and circumstances suggest that the goodwill will not be recoverable, as determined based on the undiscounted cash flows of the assets acquired over the remaining amortization period, the Company's carrying value of goodwill will be reduced by the estimated shortfalls of cash flows.

    INCOME TAXES

    The Company accounts for income taxes utilizing the liability method. Deferred income taxes are recorded to reflect the tax consequences of differences between the tax and financial reporting bases of assets and liabilities.

    STOCK-BASED COMPENSATION

    The Company plans to implement the disclosure provisions of Statement of Financial Accounting Standards Number 123 (SFAS 123), "Accounting for Stock-Based Compensation", in fiscal 1997. SFAS 123 was issued by the Financial Accounting Standards Board in October 1995, and allows companies to choose whether to account for stock-based compensation under the current method as prescribed in Accounting Principles Board Opinion Number 25 (APB 25) or use the fair value method described in SFAS 123. The Company plans to continue to follow the accounting measurement provisions of APB 25. Therefore, management believes the impact of implementing the disclosure provisions of SFAS 123 will not have a significant effect on the Company's financial position or results of operations.

    RECENTLY ISSUED ACCOUNTING STANDARD

    In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards Number 121 (SFAS 121) "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." SFAS 121 prescribes the accounting treatment for long-lived assets, identifiable intangibles and goodwill related to those assets when there are indications that the carrying

                               VIDEO UPDATE, INC.

                                 APRIL 30, 1996
                   (INFORMATION WITH RESPECT TO JULY 31, 1996
        AND THE THREE MONTHS ENDED JULY 31, 1995 AND 1996 IS UNAUDITED)

1. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) values of those assets may not be recoverable. Management believes that the adoption of SFAS 121 in fiscal 1997 will not have a material adverse effect on the Company's results of operations or its financial condition taken as a whole.

    FAIR VALUE OF FINANCIAL INSTRUMENTS

    At April 30, 1995 and 1996, and July 31, 1996, the carrying value of financial instruments such as cash and cash equivalents, accounts payable and notes payable approximated their fair values.

    NET INCOME PER COMMON SHARE

    Net income per share is computed by dividing net income for the year by the weighted average number of shares of common stock and common stock equivalents, if dilutive, outstanding during the year. The weighted average number of shares used in the net income per share calculation was reduced by the common shares placed in escrow in connection with the Company's initial public offering.

                                                                                                     (UNAUDITED)
                                                                                                     THREE MONTHS
                                                                         FISCAL YEAR ENDED APRIL        ENDED
                                                                                   30,                 JULY 31,
                                                                        -------------------------  ----------------
                                                                         1994     1995     1996     1995     1996
                                                                        -------  -------  -------  -------  -------
                                                                         (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
PRIMARY NET INCOME PER SHARE
Net income............................................................  $   301  $   154  $ 1,628  $   300  $   563
                                                                        -------  -------  -------  -------  -------
                                                                        -------  -------  -------  -------  -------
Weighted average shares outstanding:
  Class A common shares outstanding at year end.......................        -    4,138   11,018    5,206   11,018
  Class B common shares outstanding at year end.......................    2,000    2,000    2,000    2,000    2,000
  Less: Class B common shares placed in escrow in connection with the
   initial public offering............................................   (1,300)  (1,300)  (1,300)  (1,300)  (1,300)
  Effect of using weighted average common shares outstanding..........      204   (2,612)  (2,046)    (542)      --
  Effect of shares issuable under stock options and warrants based on
   the treasury stock method..........................................        -        -      991      576      629
                                                                        -------  -------  -------  -------  -------
    Shares used in computing net income per share.....................      904    2,226   10,663    5,940   12,347
                                                                        -------  -------  -------  -------  -------
                                                                        -------  -------  -------  -------  -------
Net income per common and common equivalent share, primary............  $   .33  $   .07  $   .15  $   .05  $   .05
                                                                        -------  -------  -------  -------  -------
                                                                        -------  -------  -------  -------  -------

FULLY DILUTED NET INCOME PER SHARE
Net income............................................................  $   301  $   154  $ 1,628  $   300  $   563
                                                                        -------  -------  -------  -------  -------
                                                                        -------  -------  -------  -------  -------
Weighted average shares outstanding:
  Class A common shares outstanding at year end.......................        -    4,138   11,018    5,206   11,018
  Class B common shares outstanding at year end.......................    2,000    2,000    2,000    2,000    2,000
  Less: Class B common shares placed in escrow in connection with the
   initial public offering............................................   (1,300)  (1,300)  (1,300)  (1,300)  (1,300)
  Effect of using weighted average common shares outstanding..........      204   (2,612)  (2,046)    (542)      --
  Effect of shares issuable under stock options and warrants based on
   the treasury stock method..........................................        -        -    1,557      592      629
                                                                        -------  -------  -------  -------  -------
    Shares used in computing net income per share.....................      904    2,226   11,229    5,956   12,347
                                                                        -------  -------  -------  -------  -------
                                                                        -------  -------  -------  -------  -------
Net income per common and common equivalent share, fully diluted......  $   .33  $   .07  $   .14  $   .05  $   .05
                                                                        -------  -------  -------  -------  -------
                                                                        -------  -------  -------  -------  -------

                               VIDEO UPDATE, INC.

                                 APRIL 30, 1996
                   (INFORMATION WITH RESPECT TO JULY 31, 1996
        AND THE THREE MONTHS ENDED JULY 31, 1995 AND 1996 IS UNAUDITED)

1.  SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    INTERIM FINANCIAL INFORMATION

    The accompanying financial statements as of July 31, 1996 and for the three month periods ended July 31, 1996 and July 31, 1995 are unaudited. In the opinion of the management of the Company, these financial statements reflect all adjustments, consisting only of normal and recurring adjustments, necessary for a fair presentation of the financial statements. The results of operations for the three month period ended July 31, 1996 are not necessarily indicative of the results that may be expected for the full year ending April 30, 1997.

    RECLASSIFICATION

    Certain prior year items have been reclassified to conform with the fiscal 1996 presentation.

2.  CHANGE IN AMORTIZATION METHOD FOR VIDEOCASSETTE RENTAL INVENTORY
    Effective February 1, 1996, videocassettes that are considered base stock (including copies one through three of new releases) are amortized over 36 months on a straight-line basis to a salvage value of $6.00 per videocassette. New release videocassettes are amortized as follows: the fourth through ninth copies of each title per store are amortized on a straight-line basis during their first six months to a net book value of $6.00 and then on a straight-line basis over 30 months with no salvage value; and the tenth and any succeeding copies of each title per store are amortized on a straight-line basis during their first six months to a net book value of $6.00 and then on a straight-line basis over three months with no salvage value. The changes, which represent in part a change in accounting principle and a change in accounting estimate, have been reflected in the accompanying financial statements in total as a change in an estimate in the fourth quarter of fiscal 1996.

    Prior to February 1, 1996, base stock videocassettes were amortized over 36 months on a straight-line basis with no salvage value. Prior to May 1, 1995, new release videocassettes were amortized as follows: copies one through three of each title per store were amortized as base stock; the fourth through ninth copies of each title per store were amortized 40% in the first year and 30% in each of the second and third years; and the tenth and any succeeding copies of each title per store were amortized over nine months on a straight-line basis.

    The new method of amortization was adopted because the Company believes accelerating expense recognition for new release videocassettes (copies four and greater) during the first six months more closely matches the typically higher revenue generated following a title's release, and believes that $6.00 represents a reasonable salvage value for base stock videocassettes after 36 months.

    The effect of the change for recognizing salvage value of base stock and the effect of the application of the new method of amortizing videocassette copies in excess of the base stock to May 1, 1995, had the impact, in total, of increasing amortization expense by $2,773,000 and decreasing income from continuing operations and net income by $1,604,000, or $.15 per share, for fiscal 1996, after the effect of income taxes of $1,169,000, all of which has been recorded in the fourth quarter. The application of the new method of amortizing videocassettes during the first quarter of fiscal 1996 (three months ended July 31, 1995) would have increased amortization expenses by $288,000 and decreased net income by $171,000, or $.02 per share, for the period.

                               VIDEO UPDATE, INC.

                                 APRIL 30, 1996
                   (INFORMATION WITH RESPECT TO JULY 31, 1996
        AND THE THREE MONTHS ENDED JULY 31, 1995 AND 1996 IS UNAUDITED)

3. VIDEOCASSETTE RENTAL INVENTORY -- NET

                                                                             (UNAUDITED)
                                                    APRIL 30,  APRIL 30,       JULY 31,
                                                      1995        1996           1996
                                                    ---------  ----------  ----------------
                                                                (IN THOUSANDS)
Videocassette rental inventory....................  $   8,387  $   41,759     $   49,647
Accumulated amortization..........................     (3,566)    (16,058)       (20,527)
                                                    ---------  ----------       --------
                                                    $   4,821  $   25,701     $   29,120
                                                    ---------  ----------       --------
                                                    ---------  ----------       --------

    Amortization expense for videocassette rental inventory, which is included in store operating expenses, was $975,000, $1,643,000 and $12,532,000 for the years ended April 30, 1994, 1995 and 1996, respectively, and $905,000 and $4,491,000 for the three months ended July 31, 1995 and 1996, respectively.

4.  PROPERTY AND EQUIPMENT -- NET

                                                                                  (UNAUDITED)
                                                         APRIL 30,   APRIL 30,      JULY 31,
                                                           1995        1996           1996
                                                        -----------  ---------  ----------------
                                                                     (IN THOUSANDS)
Land..................................................   $     458   $     473     $      473
Buildings.............................................       1,085       1,300          1,300
Furniture and equipment...............................       3,074      12,218         13,991
Leasehold improvements................................         651       7,332          8,617
Accumulated depreciation..............................        (674)     (2,335)        (3,093)
                                                        -----------  ---------        -------
                                                         $   4,594   $  18,988     $   21,288
                                                        -----------  ---------        -------
                                                        -----------  ---------        -------

    Depreciation expense was $134,000, $299,000 and $1,607,000 for the years ended April 30, 1994, 1995 and 1996, respectively, and $183,000 and $763,000 for the three months ended July 31, 1995 and 1996, respectively.

                               VIDEO UPDATE, INC.

                                 APRIL 30, 1996
                   (INFORMATION WITH RESPECT TO JULY 31, 1996
        AND THE THREE MONTHS ENDED JULY 31, 1995 AND 1996 IS UNAUDITED)

5.  NOTES PAYABLE
    The notes payable balance consists of the following:

                                                                                                (UNAUDITED)
                                                                    APRIL 30,    APRIL 30,       JULY 31,
                                                                      1995         1996            1996
                                                                   -----------  -----------  -----------------
                                                                                 (IN THOUSANDS)
Revolving credit facility with a bank; quarterly payments of interest at the prime rate (8.25% at April 30, 1996) maturing in
 April 1997 and secured by all assets of the Company.............   $       -    $   4,100       $   8,700

Note payable, interest at the United States government treasury securities rate plus 4.5% (10.26% at April 30, 1996). The note
 is secured by a mortgage and specific assets of the Company.....         567          548             543

Note payable in monthly installments of $14,329 which includes
 interest at 7.5% until December 1996............................           -          111              70

Other notes payable with monthly installments ranging from $1,305
 to $2,105 with interest rates of 9.25% to 11%...................         136          100             105

Note payable to a bank, monthly installments of $15,036, which included interest at the bank's base rate plus 3% (12.00% at
 April 30, 1995). The note was paid in full in April 1996........         423            -               -

Contract for deed payable, monthly installments of $2,296 which included interest at 12%. The contract for deed was paid in full
 in 1996.........................................................         152            -               -
                                                                   -----------  -----------         ------
                                                                    $   1,278    $   4,859       $   9,418
                                                                   -----------  -----------         ------
                                                                   -----------  -----------         ------

    In April 1996, the Company entered into a one-year revolving credit facility ("Line of Credit") under which the Company may borrow up to $10,000,000 ($4,100,000 outstanding at April 30, 1996 and $8,700,000 outstanding at July 31,
1996), with amounts borrowed thereunder bearing interest at variable rates based on the federal funds rate, prime rate or the interbank Eurodollar rate. The Line of Credit is convertible into a two-year term loan if it is not renewed. During the term of the Line of Credit and thereafter to the extent any amounts are outstanding under the Line of Credit, the Company is subject to various restrictive covenants. The Line of Credit also requires that the Company maintain certain cash flow ratios as well as certain ratios of total liabilities to tangible net worth.

    The weighted-average interest rate on borrowings outstanding was 10.0% and 8.25% and 8.25% at April 30, 1995 and 1996, and July 31, 1996, respectively.

                               VIDEO UPDATE, INC.

                                 APRIL 30, 1996
                   (INFORMATION WITH RESPECT TO JULY 31, 1996
        AND THE THREE MONTHS ENDED JULY 31, 1995 AND 1996 IS UNAUDITED)

5.  NOTES PAYABLE (CONTINUED)
    The aggregate maturities of the notes payable at April 30, 1996 are as follows:

                                                            (IN THOUSANDS)
1997......................................................     $   4,331
1998......................................................            22
1999......................................................            24
2000......................................................            26
2001......................................................            34
2002 and thereafter.......................................           422
                                                                  ------
                                                               $   4,859
                                                                  ------
                                                                  ------

6.  RELATED PARTY TRANSACTIONS
    Family members of stockholders own a majority interest at April 30, 1994, 1995 and 1996 in two, one and one franchise stores, respectively. The amount of service fees earned from these franchisees was $30,000, $18,000 and $20,000 for the years ended April 30, 1994, 1995 and 1996, respectively, and $5,400 and $1,468 for the three months ended July 31, 1995 and 1996, respectively. The amount due from the franchisees at April 30, 1995 and 1996 amounted to $2,000, for each year and $1,800 at July 31, 1996.

    In 1994, the Company entered into an Agreement and Plan of Merger with Koonrod, Inc. ("KRI") and the stockholders of KRI. Under the Agreement, the Company acquired all of the outstanding stock of KRI in exchange for $75,000 cash and 105,000 shares of the Company's Class A Common Stock which were valued at approximately $496,000, and KRI was merged into the Company. The two stockholders of KRI who owned all of the outstanding stock of KRI are the father and brother-in-law of the Company's Chief Executive Officer ("CEO").

    In 1995, the Company entered into a Purchase Agreement with Bedard Entertainment, Inc. ("BEI"), and the stockholders of BEI. Under the Purchase Agreement, the Company acquired substantially all of the assets of BEI in exchange for 15,000 shares of Class A Common Stock and the assumption of indebtedness of BEI in the amount of approximately $275,000. The two stockholders of BEI who owned all of the outstanding stock of BEI are the brother and sister-in-law of the Company's President.

    During the years ended April 30, 1994, 1995 and 1996, the Company incurred approximately $19,000, $48,000, and $245,000, respectively, and $16,300 and $40,800 for the three months ended July 31, 1995 and 1996, respectively, in expenses from Johnson, West & Co., PLC ("Johnson, West & Co.") for accounting and tax services. A director of the Company is a member of Johnson, West & Co.

    In fiscal 1996, the Company advanced to its CEO and its President under notes receivable, as amended, $1,164,000 and $647,000, respectively, to enable them to exercise options to purchase a total of 420,000 shares of the Company's Class A Common Stock at an exercise price of $4.3125, the fair market value of the stock on the date the options were granted, with such amounts reflected as a reduction of stockholders' equity at April 30, 1996. Additionally, the Company advanced these officers under similar arrangements an additional $1,252,000 to satisfy the then anticipated tax liabilities. The notes receivable as amended are full recourse loans payable in ten equal installments due in August of each of the first nine years with the final payment due in May of 2005 and accrues interest at 6.9%. The total due the Company under the notes including interest was approximately $3,197,000 at April 30, 1996 and $3,250,000 at July 31, 1996.

    As of April 30, 1995 and 1996 and July 31, 1996, the Company has a note receivable from the President for $26,000, $29,000 and $29,000, respectively, which bears interest at 8% and is due November 1996.

                               VIDEO UPDATE, INC.

                                 APRIL 30, 1996
                   (INFORMATION WITH RESPECT TO JULY 31, 1996
        AND THE THREE MONTHS ENDED JULY 31, 1995 AND 1996 IS UNAUDITED)

7.  LEASE AGREEMENTS
    The Company leases office and retail space under operating leases with terms of 6 to 144 months. These leases generally have a term of three to ten years and provide options to renew for periods ranging from three to five additional years. Under the leasing agreements, the Company is generally responsible for the real estate taxes, insurance, and other expenses related to the property. The leases expire at varying dates through 2008. The Company also leases vehicles and computer equipment.

    At April 30, 1996, minimum annual rental commitments under non-cancelable operating leases are as follows:

                                                            (IN THOUSANDS)
1997......................................................    $   11,074
1998......................................................        10,338
1999......................................................         8,972
2000......................................................         6,569
2001......................................................         4,737
2002 and thereafter.......................................        13,739
                                                                 -------
Total minimum lease payments..............................    $   55,429
                                                                 -------
                                                                 -------

    Rent expense, principally retail and office space, under operating leases amounted to $630,000, $1,292,000 and $7,675,000 for the years ended April 30, 1994, 1995 and 1996, respectively, and $828,000 and $2,875,000 for the three months ended July 31, 1995 and 1996, respectively.

8.  INCOME TAXES
    Income from continuing operations before income taxes in fiscal 1996 of $2,821,000 is comprised of $2,412,000 in the United States and $409,000 in Canada, and $886,000 in the United States and $72,000 in Canada in the first quarter of fiscal 1997. There were no operations outside of the United States in prior years.

                               VIDEO UPDATE, INC.

                                 APRIL 30, 1996
                   (INFORMATION WITH RESPECT TO JULY 31, 1996
        AND THE THREE MONTHS ENDED JULY 31, 1995 AND 1996 IS UNAUDITED)

8.  INCOME TAXES (CONTINUED)
    Income tax expense is as follows:

                                                                               (UNAUDITED)
                                   FISCAL YEAR ENDED APRIL 30,              THREE MONTHS ENDED
                              -------------------------------------  --------------------------------
                                 1994         1995         1996       JULY 31, 1995    JULY 31, 1996
                              -----------  -----------  -----------  ---------------  ---------------
                                                          (IN THOUSANDS)
Current:
  Federal...................   $      92    $     (28)   $     833      $     148        $     318
  State.....................          33            -          164             49               84
  International.............           -            -          165              -               35
                                   -----        -----   -----------         -----            -----
                                     125          (28)       1,162            197              437
Deferred:
  Federal...................          57          164           39             27              (38)
  State.....................          18           41          (53)             7               (4)
  International.............           -            -           45              -                -
                                   -----        -----   -----------         -----            -----
                                      75          205           31             34              (42)
                                   -----        -----   -----------         -----            -----
Total income tax expense....         200          177        1,193            231              395
Income tax benefit related
 to
 discontinued operations....           -           37            -              -                -
                                   -----        -----   -----------         -----            -----
Income tax expense related
 to continuing operations...   $     200    $     214    $   1,193      $     231        $     395
                                   -----        -----   -----------         -----            -----
                                   -----        -----   -----------         -----            -----

    Components of the net deferred tax liability, resulting from differences in book and income tax accounting methods, are as follows:

                                                                                    (UNAUDITED)
                                                                                     THREE
                                                                                     MONTHS
                                                               APRIL      APRIL      ENDED
                                                                30,        30,      JULY 31,
                                                                1995       1996       1996
                                                              --------   --------   --------
                                                                      (IN THOUSANDS)
Deferred income tax liabilities:
  Tax over book depreciation and amortization...............  $   420    $   780    $   846
  Tax over book merger basis adjustment.....................      248        337        304
                                                              --------   --------   --------
                                                                  668      1,117      1,150
Deferred income tax assets:
  Book over tax rent expense................................     (102)      (276)      (353)
                                                              --------   --------   --------
  Net deferred income tax liabilities.......................  $   566    $   841    $   797
                                                              --------   --------   --------
                                                              --------   --------   --------

                               VIDEO UPDATE, INC.

                                 APRIL 30, 1996
                   (INFORMATION WITH RESPECT TO JULY 31, 1996
        AND THE THREE MONTHS ENDED JULY 31, 1995 AND 1996 IS UNAUDITED)

8.  INCOME TAXES (CONTINUED)
    The reconciliation of the federal statutory rate (34%) to the Company's effective income tax rate is as follows:


                                                                                       (UNAUDITED)
                                                                                    THREE MONTHS ENDED
                                             FISCAL YEAR ENDED APRIL 30,                 JULY 31,
                                       ----------------------------------------  ------------------------
                                           1994          1995          1996         1995         1996
                                       ------------  ------------  ------------  -----------  -----------
Federal tax at statutory rate........        34.0%         34.0%         34.0%        34.0%        34.0%
State tax, net of federal benefit....         6.7          10.8           2.6          7.0          3.6
International........................           -             -           2.0            -          1.4
Goodwill.............................           -           7.0           2.0          2.3          1.7
Other................................         (.8)          1.7           1.7           .2           .5
                                              ---           ---           ---          ---          ---
                                             39.9%         53.5%         42.3%        43.5%        41.2%
                                              ---           ---           ---          ---          ---
                                              ---           ---           ---          ---          ---


9.  SUPPLEMENTAL CASH FLOW INFORMATION


                                                                                        (UNAUDITED)
                                                                                     THREE MONTHS ENDED
                                                 FISCAL YEAR ENDED APRIL 30,              JULY 31,
                                            -------------------------------------  ----------------------
                                               1994         1995         1996         1995        1996
                                            -----------  -----------  -----------     -----     ---------
                                                                   (IN THOUSANDS)
Interest paid.............................   $      93    $     213    $     226    $      49   $     120
Income taxes paid.........................   $     120    $      41    $      29            -   $     717


10. STOCKHOLDERS' EQUITY
    In July and August 1994, the Company completed its initial public offering ("IPO") of 1,351,250 Units, each Unit consisting of one share of Class A Common Stock, one Class A Warrant and one Class B Warrant, including 176,350 Units subject to the underwriter's over-allotment. Proceeds to the Company, net of registration expenses, were approximately $5,300,000.

    In February 1995, the Company increased the number of authorized shares of Class A Common Stock from 18,000,000 shares to 50,000,000 shares.

    In April and May 1995, the Company completed a subsequent public offering of 2,305,500 Units and 345,970 Units for the underwriter's overallotment, each consisting of one share of Class A Common Stock, one Class A Warrant and one Class B Warrant. Proceeds to the Company, net of registration expenses, were approximately $7,200,000.

    The number of outstanding shares of Class A Common Stock at April 30, 1996 includes 55,000 unregistered shares related to one of the Company's 1996 acquisitions pending resolution of a dispute with the sellers.

    CLASS A COMMON STOCK -- CLASS B COMMON STOCK

    The rights of the holders of the Class A Common Stock and the Class B Common Stock are essentially identical and, except as expressly required by law, are treated as a single class of stock in all respects, except that the holders of the Class A Common Stock are entitled to one vote per share, and the holders of the Class B Common Stock are entitled to five votes per share, and each share of Class B Common Stock is convertible into one share of Class A Common Stock at any time and automatically converts into one share of Class A Common Stock in the event of any sale or transfer, and upon the death of the original holder.

                               VIDEO UPDATE, INC.

                                 APRIL 30, 1996
                   (INFORMATION WITH RESPECT TO JULY 31, 1996
        AND THE THREE MONTHS ENDED JULY 31, 1995 AND 1996 IS UNAUDITED)

10. STOCKHOLDERS' EQUITY (CONTINUED)
    In connection with the Company's IPO, all of the holders of the Company's Class B Common Stock have placed, on a pro rata basis, an aggregate of 1,300,000 shares (the "Escrow Shares") into escrow. The Escrow Shares will be released to the stockholders on a pro rata basis, in the event specified levels of pretax income of the Company for the years ending April 30, 1995 to April 30, 1998 are achieved, or the market price of the Company's Class A Common Stock attains specified targets during a 36 month period commencing from the effective date of the registration statement relating to the Company's IPO. Any shares remaining in escrow on July 31, 1998 will be forfeited, which shares will then be contributed to the Company's capital.

    In the event that the foregoing earnings or market price levels are attained and the Escrow Shares released, the Securities and Exchange Commission has adopted the position that the release of Escrow Shares to officers, directors, employees and consultants of the Company will be compensatory and, accordingly, a non-cash compensation expense would be recorded with an increase to paid-in capital for financial reporting purposes. As such, stockholder's equity in total would not change. The expense would equal the fair market value of the Escrow Shares on the date of release and could result in a material charge to earnings.

    WARRANTS -- CLASS A AND B

    Each of the units sold in connection with the Company's public offerings consisted of one share of Class A Common Stock of the Company, one Class A Warrant and one Class B Warrant. The components of the units were separately transferable immediately. When issued, each Class A Warrant, upon its exercise, entitled the holder to purchase one share of the Company's Class A Common Stock and one Class B Warrant. The Class A Warrant exercise price was $6.50 per share subject to certain adjustments. In August 1995, the Company called for redemption all of its outstanding Class A Warrants. The redemption date set forth in the Notice of Redemption was September 7, 1995. Approximately 4,502,000 Class A Warrants were exercised resulting in net proceeds to the Company of approximately $28,414,000. At April 30, 1996, the Company has Class B Warrants outstanding enabling the holders the ability to purchase approximately 8,005,000 shares of Class A Common Stock at $8.75 per share. Such warrants expire in July 1999. In addition, there are 500,000 Class B Warrants outstanding that were issued by the Company in a 1994 bridge financing. These warrants provide the holders the ability to purchase the underlying Class A Common Stock of the Company at $8.75 per share and expire July 1999.

    BLAIR OPTIONS

    At April 30, 1996 the Company has 117,500 shares of Class A Common Stock reserved for issuance upon exercise of the Unit Purchase Option (the "Initial Option") at an aggregate exercise price of $734,375, issued to D.H. Blair Investment Banking Corp. ("Blair") in connection with its services as underwriter of the Company's initial public offering; 230,550 shares of Class A Common Stock reserved for issuance upon exercise of the Unit Purchase Option (the "Subsequent Option") at an aggregate exercise price of $1,033,500, issued to Blair or its' affiliates in connection with its services as underwriter of the Company's subsequent public offering (collectively, the Initial Option and the Subsequent Option are referred to as the "Blair Options"); 348,050 shares of Class A Common Stock reserved for issuance upon exercise of the redeemable Class A Warrants (the "Class A Warrants") underlying the Blair Options, at an exercise price of $6.50 per share; 696,100 shares of Class A Common Stock issuable upon exercise of the Class B Warrants underlying the Blair Options, at an exercise price of $8.75 per share.

                               VIDEO UPDATE, INC.

                                 APRIL 30, 1996
                   (INFORMATION WITH RESPECT TO JULY 31, 1996
        AND THE THREE MONTHS ENDED JULY 31, 1995 AND 1996 IS UNAUDITED)

11. STOCK OPTION PLANS
    In April 1994, the Company established an incentive stock option plan (the "1994 Stock Plan") whereby 150,000 shares of Class A Common Stock were reserved. The options can be either incentive stock options or non-qualified options, as defined by Section 422 of the Internal Revenue Code ("Section 422") to be granted to eligible individuals. The exercise price for the incentive stock options granted under the 1994 Stock Plan may not be less than the fair market value of the Class A Common Stock on the date the option is granted.

    In May 1995, the Company established an additional stock option plan (the "1995 Plan") whereby 850,000 shares were reserved for grant to eligible individuals to purchase Class A Common Stock of the Company. Options under the 1995 Plan may be incentive stock options or non-qualified options. The exercise price for the incentive stock options granted under the 1995 Plan may not be less than fair market value of the Class A Common Stock on the date the option is granted. In August 1995, 420,000 options were exercised by the CEO and President of the Company.

    The remaining options granted to employees under the stock plans vest over a three year period from the date of issue, or vest according to income and share price targets set forth in the escrow share agreement of the Class B Common shares.

    In September 1994, the Board of Directors approved the Formula Stock Option Plan (the "Formula Plan") whereby 50,000 shares of Class A Common Stock have been reserved. The Formula Plan provides for the granting of options to non-management directors of the Company. As of April 30, 1996 options to purchase 6,000 shares of Class A Common Stock were granted. The exercise price for the incentive stock options granted under the plan may not be less than the fair market value of the Class A Common Stock on the date the option is granted. To date, none of these options have been exercised.

    Option activity is summarized as follows:

                                                           1994 AND
                                                SHARES     1995 PLAN       FORMULA                      EXERCISE
                                              AVAILABLE     OPTIONS     PLAN OPTIONS                     PRICE
                                              FOR GRANT   OUTSTANDING    OUTSTANDING    EXERCISABLE    PER SHARE
                                              ----------  -----------  ---------------  -----------  --------------
Balance at April 30, 1994...................     150,000           -              -              -                -
  Establishment of the Formula Plan.........      50,000           -              -              -                -
  Granted...................................    (169,200)    166,200          3,000              -    $4.50 - $6.75
  Became exercisable........................           -           -              -         61,170     4.50 -  5.50
  Canceled..................................      30,900     (30,900)             -        (10,815)            5.00
                                              ----------  -----------         -----     -----------
Balance at April 30, 1995...................      61,700     135,300          3,000         50,355     4.50 -  6.75
  Establishment of the 1995 Plan............     850,000           -              -              -                -
  Granted...................................    (830,000)    827,000          3,000              -     4.31 - 10.25
  Became exercisable........................           -           -              -        576,000     4.31 -  7.63
  Exercised.................................           -    (427,850)             -       (427,850)    4.31 -  4.50
  Canceled..................................       6,000      (6,000)             -         (2,000)            7.63
                                              ----------  -----------         -----     -----------
Balance at April 30, 1996...................      87,700     528,450          6,000        196,505     4.31 - 10.25
                                              ----------  -----------         -----     -----------
                                              ----------  -----------         -----     -----------

12. ACQUISITIONS
    During fiscal years 1995 and 1996, the Company acquired, in 19 transactions, nine video retail stores previously operated by Video Update franchisees, and 141 video retail stores operated by unaffiliated third

                               VIDEO UPDATE, INC.

                                 APRIL 30, 1996
                   (INFORMATION WITH RESPECT TO JULY 31, 1996
        AND THE THREE MONTHS ENDED JULY 31, 1995 AND 1996 IS UNAUDITED)

12. ACQUISITIONS (CONTINUED)
party operators (the "Acquisitions"). The purchase method of accounting has been used to account for each of the Acquisitions and are included in the Company's consolidated financial statements from the date of acquisition.

    During fiscal year 1995, the Company acquired, in seven transactions, nine video retail stores previously operated by Video Update franchisees and five retail stores operated by unaffiliated third party operators. The aggregate purchase price of these acquisitions totaling approximately $3,510,000, included $862,000 in cash, and 481,616 shares of Class A Common Stock valued at $2,648,000. The excess of the cost over the estimated fair value of the assets acquired of $2,775,000 is being amortized over 20 years on a straight-line basis.

    During fiscal 1996, the Company acquired, in 12 transactions, 136 retail stores. The aggregate purchase price of these acquisitions totaling approximately $40,114,000, included $17,391,000 in cash, $3,319,000 in promissory notes, $4,641,000 in assumed indebtedness and transaction costs, and 1,603,444 shares of Class A Common Stock valued at $14,763,000 and an option to purchase 20,000 shares of Class A Common Stock at a price equal to the fair market value at the date of issuance. The excess of the cost over the estimated fair value of the assets acquired of $24,352,000 (goodwill and deferred charges) is being amortized over 20 years on a straight-line basis.

    In connection with six acquisitions in which the Company has issued an aggregate of 635,613 shares of Class A Common Stock, the Company may be obligated to make deficiency payments to such sellers equal to the difference between the guaranteed price of $7.00 to $12.00 for each share issued, and the actual market price of such shares as of specified dates between July and October 1996. As of April 30, 1996 the deficiency payments are estimated to be approximately equal to $1,180,000. In two of these acquisitions, the Company has the option of satisfying approximately $1,105,000 of this liability at April 30, 1996 through the issuance of approximately 136,000 additional shares of Class A Common Stock (based on the April 30, 1996 stock price).

    The following unaudited pro forma information presents the consolidated results of operations of the Company as if the Acquisitions had been completed at the beginning of the year in which the acquisition occurred and the immediately preceding year. In the opinion of the Company's management, all adjustments necessary to present fairly such pro forma summary have been made based on the terms and structure of the transactions.

                                                            FISCAL YEAR ENDED APRIL 30,
                                                          -------------------------------
                                                            1994       1995       1996
                                                          ---------  ---------  ---------
                                                          (IN THOUSANDS, EXCEPT PER SHARE
                                                                       DATA)
Revenues................................................  $   8,650  $  50,177  $  62,949
Income from continuing operations.......................  $     520  $   4,196  $   3,037
Primary income per share................................  $     .35  $     .46  $     .26
Fully diluted income per share..........................  $     .35  $     .46  $     .25

    This unaudited pro forma financial summary does not necessarily indicate the actual results had the Acquisitions occurred at the beginning of the respective periods, nor do they purport to indicate the results of future operations of the Company.

                               VIDEO UPDATE, INC.

                                 APRIL 30, 1996
                   (INFORMATION WITH RESPECT TO JULY 31, 1996
        AND THE THREE MONTHS ENDED JULY 31, 1995 AND 1996 IS UNAUDITED)

13. GEOGRAPHIC BUSINESS OPERATIONS
    The Company owns and operates retail video stores in the United States and in Canada. A summary of the Company's operations by geographic area is presented for 1996. There were no operations outside of the United States in prior years. All intercompany revenues and expenses have been eliminated.

                                                                       OPERATING     TOTAL
                                                           REVENUES     INCOME      ASSETS
                                                           ---------  -----------  ---------
                                                                    (IN THOUSANDS)
United States............................................  $  40,372   $   2,107   $  70,582
Canada...................................................     10,132         398       8,936
                                                           ---------  -----------  ---------
                                                           $  50,504   $   2,505   $  79,518
                                                           ---------  -----------  ---------
                                                           ---------  -----------  ---------

14. DISCONTINUED OPERATIONS
    Effective October 31, 1994, the Company adopted a plan to dispose of Gamesters, a video game specialty store. Accordingly, Gamesters was reported as a discontinued operation at October 31, 1994, and the financial statements have been reclassified to report separately the operating results of the business.

    The provision for losses on the disposal of Gamesters was $35,000 net of taxes of $25,000, consisting of an estimated loss on disposal of the business of $12,000 and a provision of $48,000 for anticipated losses until disposal. In addition, the summary operating results of the discontinued operation for the year ended April 30, 1995 were as follows:

Product sales.....................................................  $  31,000
Cost and expenses.................................................     67,000
                                                                    ---------
(Loss) before income taxes........................................    (36,000)
Income tax benefit................................................     12,000
                                                                    ---------
Net (loss)........................................................  $ (24,000)
                                                                    ---------
                                                                    ---------

15. SUBSEQUENT EVENTS

    The Company filed a registration statement with the Securities and Exchange Commission in July 1996, which has since been amended to offer for sale approximately 6,100,000 shares of its Class A Common Stock in an underwritten public offering. A portion of the net proceeds of the Offering will be used to retire outstanding notes payable of $4,100,000 as of April 30, 1996. The effect on supplemental net income and net income per share as a result of the use of proceeds to reduce outstanding debt is not material.


16. SUBSEQUENT EVENTS (UNAUDITED)
    In June 1996, the Board of Directors approved an additional stock option plan (the "1996 Plan"). The 1996 Plan provides for the granting of up to 820,000 options to eligible individuals to purchase shares of Class A Common Stock of the Company. Options under the 1996 Plan may be incentive stock options or non-qualified options.


    In connection with the acquisition of the assets of Talerico Enterprises, Inc. and Michael Talerico (collectively "TEI") in October 1995, the Company advised TEI of what it believed to be various breaches of representations and warranties made by TEI in its asset purchase agreement with the Company. Accordingly, the Company withheld a portion of the purchase price, including 55,000 shares of Class A Common Stock. In December 1995, TEI filed an action against the Company in Arizona state court for breach of contract (the "Action"). In August 1996, the Company and TEI agreed to settle the disputes underlying the

                               VIDEO UPDATE, INC.

                                 APRIL 30, 1996
                   (INFORMATION WITH RESPECT TO JULY 31, 1996
        AND THE THREE MONTHS ENDED JULY 31, 1995 AND 1996 IS UNAUDITED)

16. SUBSEQUENT EVENTS (UNAUDITED) (CONTINUED)

Action. Under the terms of the settlement, the Company agreed to pay TEI $225,000 (including approximately $140,000 of the withheld purchase price) and to issue 40,000 shares of Class A Common Stock (the "TEI Common Stock"). TEI has agreed not to sell, pledge or encumber any of the TEI Common Stock until April 1997, and thereafter not more than 10,000 shares of TEI Common Stock within any six month period through August 1998. The Company has agreed to make deficiency payments in cash to TEI if the aggregate sale proceeds of the TEI Common Stock do not equal $500,000 through arms-length sales at different intervals through September 1998.


    In connection with the acquisition of the assets of Videoland, Inc. ("Videoland") in November 1995, the Company issued 239,163 shares of its Class A Common Stock (the "Videoland Shares") to the sellers of the assets of Videoland (the "Videoland Sellers"). With respect to the Videoland Shares, the Company agreed to make a deficiency payment in October 1996 to the Videoland Sellers if the gross proceeds received by such sellers from the sale of the Videoland Shares during the six months from March 1996 through September 1996 is not equal to the number of shares of Videoland Shares sold multiplied by $12.00. The Videoland Sellers were subject to certain "lockup" or sale restrictions as a condition to any deficiency payment. Although the Videoland Sellers have now requested a deficiency payment of approximately $1,220,000 in October 1996 based on a sale of all of the Videoland Shares, the Company believes that the Videoland Sellers have violated the contractual lockup and sale restrictions. Accordingly, the Company has initiated an action in federal district court in Minnesota for a declaratory judgment that the Videoland Sellers are not entitled to any deficiency payment. Although no assurances can be given as to the outcome of such action, the Company intends to vigorously pursue the matter.

                                   [ARTWORK:

- -- Two exterior photos of a Video Update store -- one with a day time backdrop and one with a night time backdrop, each with store signage and store rental promotion posters. Interior photos of Video Update store, with videocassette displays and customers. All photos with a backdrop of videocassette movie box covers.]

No dealer, salesman or any other person has been authorized to give any information or to make any representation not contained in this Prospectus in connection with the offering herein contained, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or an Underwriter. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such an offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that there has been no change in the affairs of the Company since any of the dates as of which information is furnished herein or since the date hereof.

                            ------------------------

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
Prospectus Summary..........................................    3
Risk Factors................................................    6
Use of Proceeds.............................................   12
Price Range of Common Stock.................................   12
Dividend Policy.............................................   12
Capitalization..............................................   13
Selected Historical Financial Data..........................   14
Management's Discussion and Analysis of Financial Condition
 and Results of
 Operations.................................................   16
Business....................................................   25
Concurrent Registration by Selling Stockholders.............   34
Management..................................................   35
Principal and Selling Stockholders..........................   43
Certain Transactions........................................   45
Description of Securities...................................   46
Underwriting................................................   51
Legal Matters...............................................   52
Experts.....................................................   52
Additional Information......................................   52
Incorporation of Certain Information by Reference...........   53
Recent Developments.........................................   53
Financial Statements........................................  F-1



                                6,100,000 SHARES


                                     [LOGO]

                                    CLASS A
                                  COMMON STOCK

                              --------------------

                              P R O S P E C T U S

                              --------------------

                               PIPER JAFFRAY INC.

                             THE ROBINSON-HUMPHREY
                                 COMPANY, INC.


                               SEPTEMBER 27, 1996

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following is an itemization of all expenses (subject to future contingencies) (items marked with an asterisk (*) represent estimated expenses) incurred or expected to be incurred by the Company in connection with this Registration Statement:

Registration Fee -- SEC.....................................  $15,327.57
Registration Fee -- NASD....................................    6,215.00
Printing Costs*.............................................  135,000.00
Legal Fees*.................................................  325,000.00
Accounting Fees*............................................  225,000.00
Miscellaneous*..............................................   43,457.43
                                                              ----------
    Total*..................................................  $750,000.00
                                                              ----------
                                                              ----------

ITEM 15.  INDEMNIFICATION OF OFFICERS AND DIRECTORS

    Delaware General Corporation Law, Section 102(b)(7), enables a corporation in its original certificate of incorporation or an amendment thereto validly approved by stockholders to eliminate or limit personal liability of members of its Board of Directors for violations of a director's fiduciary duty of care.
However, the elimination of limitation shall not apply where there has been a breach of the duty of loyalty, failure to act in good faith, engaging in intentional misconduct or knowingly violating a law, paying a dividend or obtaining an improper personal benefit. The Company's Certificate of Incorporation includes the following provision:

        "To the maximum extent permitted by Section 102(b)(7) of the General Corporation Law of Delaware, a director of this corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability
    (i) for any breach of the directors' duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
    (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit."

    Delaware General Corporation Law, Section 145, permits a corporation organized under Delaware law to indemnify directors and officers with respect to any matter in which the director or officer acted in good faith and in a manner he reasonably believed to be not opposed to the best interests of the Company, and, with respect to any criminal action, he had reasonable cause to believe his conduct was not unlawful. The Company's Bylaws include the following provision:

        "Reference is made to Section 145 and any other relevant provisions of the General Corporation Law of the State of Delaware. Particular reference is made to the class of persons, hereinafter called "Indemnitees," who may be indemnified by a Delaware corporation pursuant to the provisions of such Section 145, namely, any person or the heirs, executors, or administrators of such person, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that such person is or was a director, officer, employee, or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise. The Corporation shall, and is hereby obligated to, indemnify the Indemnitees, and each of them, in each and every situation where the Corporation is obligated to make such indemnification pursuant to the aforesaid statutory provisions. The Corporation shall indemnify the Indemnitees, and each of them, in each and every situation, where, under the aforesaid statutory provisions, the Corporation is not obligated, but is nevertheless permitted or empowered, to make such indemnification, it being understood that, before making such indemnification with respect to any situation covered under this sentence, (i) the Corporation shall promptly make or cause to be made, by any of the methods referred to in Subsection (d) of such
    Section 145, a determination as to whether each Indemnitee acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, in the case of any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful, and (ii) that no such indemnification shall be made unless it is determined that such Indemnitee acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, in the case of any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful."

ITEM 16.  EXHIBITS

    (a) The following exhibits are filed herewith:


  EXHIBIT
    NO.                                 TITLE
- -----------  ------------------------------------------------------------
       1*    Form of Purchase Agreement by and between the Company, Piper
              Jaffray Inc. and The Robinson-Humphrey Company, Inc.

       5**   Opinion  letter of O'Connor, Broude & Aronson as to legality of shares being registered.

      10     Form of Second Amendment to Credit Agreement by and  between the Company and Bank of America Illinois.

      23a** Consent of O'Connor, Broude & Aronson (contained in Opinion filed as Exhibit 5).

      23b    Consent of Ernst & Young LLP.


- ------------

 * Replaces and supersedes the corresponding exhibit previously filed with the Commission.


** Previously filed with the Commission on July 11, 1996.


    (b) The following exhibits were filed as part of the Company's Quarterly Report on Form 10-QSB for the fiscal quarter ended July 31, 1996, and is incorporated herein by reference:


  EXHIBIT
    NO.                                 TITLE
- -----------  ------------------------------------------------------------
      10a    1996 Stock Option Plan.

      10b    Form of Uniform Franchise Offering Circular.


    (c) The following exhibit was filed as part of the Company's Annual Report on Form 10-KSB for the fiscal year ended April 30, 1996, and is incorporated herein by reference:

  EXHIBIT
    NO.                                 TITLE
- -----------  ------------------------------------------------------------
       3     Restated Certificate of Incorporation.

    (d) The following exhibit was filed as part of the Company's Current Report on Form 8-K filed with the Commission on March 14, 1996, and is incorporated herein by reference:

  EXHIBIT
    NO.                                 TITLE
- -----------  ------------------------------------------------------------
       3     Bylaws, as amended.

    (e) The following exhibits were filed as part of the Company's Form SB-2 Registration Statement (No. 33-89018) declared effective by the Commission on April 7, 1995, and are incorporated herein by reference:

  EXHIBIT
    NO.                                 TITLE
- -----------  ------------------------------------------------------------
       4a    Form of Unit Purchase Option.

      10c    Form of Amendment to Warrant  Agreement dated July 20,  1994 between  the  Company,  American  Stock  Transfer  &  Trust
              Company and D.H. Blair Investment Banking Corp.

    (f) The following exhibits were filed as part of the Company's Form SB-2 Registration Statement (No. 33-79292-C) declared effective by the Commission on July 20, 1994, and are incorporated herein by reference:

  EXHIBIT
    NO.                                 TITLE
- -----------  ------------------------------------------------------------
       4a    Specimen Class A Common Stock Certificate.

       4b    Specimen Class B Common Stock Certificate.

       4c    Form of Warrant  Agreement, including  Form of  Class A  and
              Class B Warrant Certificates.

       4d    Form  of  Unit  Purchase  Option  of  D.H.  Blair Investment
              Banking Corp.

       4e    Form of Escrow Agreement between certain Stockholders of the
              Company, the Company  and American Stock  Transfer &  Trust
              Company.

ITEM 17.  UNDERTAKINGS

    The Registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

        (3)  To remove from registration by  means of a post-effective amendment
    any  of  the  securities  being  registered  which  remain  unsold  at   the
    termination of the Offering.

        (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to
    Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

        (5) That insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        (6) That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        (7) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Pre-Effective Amendment No. 2 to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Paul, State of Minnesota, on September 26, 1996.


                                VIDEO UPDATE, INC.

                                By:             /s/ DANIEL A. POTTER
                                     -------------------------------------------
                                                  Daniel A. Potter
                                               CHIEF EXECUTIVE OFFICER


    Pursuant to the requirements of the Securities Act of 1933, as amended, this Pre-Effective Amendment No. 2 to this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



                NAME                          CAPACITY                DATE
- ------------------------------------  -------------------------  --------------

                                      Chairman of the Board,
        /s/ DANIEL A. POTTER           and Chief Executive
 ----------------------------------    Officer (principal        September 26,
          Daniel A. Potter             executive officer)        1996

         /s/ JOHN M. BEDARD
 ----------------------------------   President and Director     September 26,
           John M. Bedard                                        1996

        /s/ DANIEL C. HOWARD          Chief Operations Officer
 ----------------------------------    and Director              September 26,
          Daniel C. Howard                                       1996

                                      Chief Financial Officer
     /s/ CHRISTOPHER J. GONDECK        (principal
 ----------------------------------    financial and accounting  September 26,
       Christopher J. Gondeck          officer)                  1996

        /s/ ROBERT E. YAGER           Vice President of Store
 ----------------------------------    Operations                September 26,
          Robert E. Yager              and Director              1996

       /s/ PAUL M. KELNBERGER
 ----------------------------------   Director                   September 26,
         Paul M. Kelnberger                                      1996

      /s/ JANA WEBSTER VAUGHN
 ----------------------------------   Director                   September 26,
        Jana Webster Vaughn                                      1996

                                 EXHIBIT INDEX


EXHIBIT
  NO.                                 TITLE
- --------   ------------------------------------------------------------
   1*      Form of Purchase Agreement by and between the Company, Piper
            Jaffray Inc. and The Robinson-Humphrey Company, Inc.

   5**     Opinion letter of O'Connor, Broude & Aronson as to legality of shares being registered.

  10       Form of Second Amendment to Credit Agreement by and between the Company and Bank of America Illinois

  23a**    Consent of O'Connor, Broude & Aronson (contained in Opinion filed as Exhibit 5).

  23b      Consent of Ernst & Young LLP.


- ------------

 * Replaces and supersedes the corresponding exhibit previously filed with the Commission.


** Previously filed with the Commission on July 11, 1996.